                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-76341

PROSPECTUS

                              SAFELITE GLASS CORP.

                OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF
               9 7/8% SERIES D SENIOR SUBORDINATED NOTES DUE 2006
           FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 9 7/8%
                  SERIES C SENIOR SUBORDINATED NOTES DUE 2006
                           -------------------------
     Safelite Glass Corp. (the "Company") is offering to exchange up to $55,000,000 in aggregate principal amount of its 9 7/8% Series D Senior Subordinated Notes due 2006 for $55,000,000 in aggregate principal amount of its outstanding 9 7/8% Series C Senior Subordinated Notes due 2006. The terms of the Exchange Offer are as follows:

     - Safelite will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

     - You may withdraw tendered outstanding notes at any time prior to the expiration of the Exchange Offer.

     - Safelite believes that the exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes, but you should see the section entitled "Income Tax Considerations" on page 133 for more information.

     - The terms of the notes to be issued are substantially identical to the terms of the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes.

     - Safelite will not receive any proceeds from the Exchange Offer.

     - There is no existing market for the notes to be issued, and Safelite does not intend to apply for their listing on any securities exchange.

     THIS INVESTMENT INVOLVES RISKS. PLEASE READ ALL OF THIS PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 13 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SAFELITE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER TO SELL IS NOT PERMITTED.

                           -------------------------

                 The date of this prospectus is April 21, 1999

                               TABLE OF CONTENTS

Prospectus Summary..............    3
Risk Factors....................   13
Where You Can Find More
  Information...................   23
Forward-Looking Statements......   24
Use of Proceeds.................   24
Capitalization..................   25
The Exchange Offer..............   26
Transactions....................   35
Unaudited Pro Forma Consolidated
  Financial Statements..........   38
Selected Financial Data.........   41
Management's Discussion and
  Analysis of Financial
  Condition And Results of
  Operations....................   44
Business........................   58
Management......................   69
Security Ownership of Certain
  Beneficial Owners and
  Management....................   78
Relationships and Related
  Transactions..................   81
Description of Capital Stock....   83
Description of Exchange Notes...   92
Description of Other Debt.......  131
Income Tax Considerations.......  133
Book-Entry; Delivery and Form...  139
Plan of Distribution............  141
Legal Matters...................  141
Experts.........................  142
Index to Financial Statements...  F-1

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                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus, but may not contain all the information which is important to you. For a complete understanding of this Exchange Offer and for a more complete description of the legal terms used to describe the Exchange Offer and the notes you should read this entire prospectus carefully, as well as the additional documents Safelite refers you to. See "Where You Can Find More Information" on page 23. As you read this prospectus you should also note the following:

     - Prior to 1998, Safelite's fiscal year ended on the Saturday closest to December 31 of each year. Therefore references to fiscal years up to and including 1997 are to years which end on the Saturday closest to December
       31. On May 18, 1998, Safelite changed its fiscal year to the Saturday closest to March 31.

     - On December 19, 1997, Safelite merged with Vistar, Inc. in a transaction that was accounted for as a purchase. As a result, information on the two companies prior to that date is on a stand-alone basis and Safelite information after that date includes the combined operations of Safelite and Vistar.

     - Safelite also has outstanding $100 million of 9 7/8% Series B Senior Subordinated Notes due 2006. Those notes have been registered under the Securities Act of 1933 and will be referred to in this prospectus as the "Existing Notes" in order to differentiate them from the notes to which this Exchange Offer applies.

     - This prospectus contains various references to the automotive glass replacement industry market size and market share data. The market size and market share data are estimates made by management based on available Safelite and industry data. Overall market size and share data is based upon unit volumes. Insurance customer segment data has been estimated using sales dollar volumes.

     - This prospectus includes certain pro forma information to reflect the impact of the issuance of the outstanding notes and a related equity investment in Safelite made by Safelite shareholders. References to "on a pro forma basis after giving effect to the issuances" assume that $50.4 million of gross proceeds from the issuance of the outstanding notes along with $50.0 million of proceeds from the equity investment has been used to (1) pay down $61.4 million of Safelite's term loan facility, (2) pay down $35.0 of Safelite's revolving credit facility and (3) pay approximately $4.0 million of fees and expenses. See "Use of Proceeds."

                                  THE COMPANY

COMPANY OVERVIEW

     Safelite is the largest provider of automotive glass replacement and repair services in the United States. The Company installed approximately 1.7 million replacement units in 1997 for insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. Safelite provides these services through its service centers, mobile vans, centralized telephone/dispatch centers and its network of independent automotive glass replacement and repair providers. Safelite has targeted its marketing efforts principally towards auto insurance companies which management believes, through their policyholders, directly or indirectly influence approximately 70% of the selections of automotive glass replacement and repair providers. Safelite has developed fully integrated claims processing solutions for

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                                        3

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auto insurance companies which reduce their glass loss expenses and total administrative costs and provide a higher level of customer service to their policyholders.

     On December 19, 1997, Safelite completed a merger with Vistar, Inc. Prior to the merger, Vistar was the second largest provider of automotive glass replacement and repair services in the United States. In connection with the Vistar merger, Safelite took a number of actions in order to consolidate redundant corporate overhead, service centers and sales and marketing activities and achieve merger related synergies. While these actions are substantially complete, the consolidation and integration of the Vistar operations has taken longer, and has been more disruptive to Safelite's business, than was originally anticipated. This disruption and delay has had an adverse impact on Safelite's sales and results of operations.

     As a result of Safelite's below expected operating performance in the first half of fiscal 1999 (the six months ended October 3, 1999), management believed it was possible that Safelite would not meet the interest coverage and debt leverage covenants within its Bank Credit Agreement by the end of the Company's third fiscal quarter (January 2, 1999). Discussions were held with Safelite's lenders to create a plan which would (1) amend the Bank Credit Agreement so that Safelite would be more likely to comply with its covenants and (2) reduce near-term loan amortization requirements. The issuance of the outstanding notes was part of the plan developed to accomplish these goals. See "About This Transaction."

     Safelite maintains its executive headquarters at 1105 Schrock Road, Columbus, Ohio 43229, telephone (614) 842-3000.

                             ABOUT THIS TRANSACTION

     On December 18, 1998, Safelite privately placed $55 million of 9 7/8% Series C Senior Subordinated Notes due 2006. These are the current outstanding notes to which this Exchange Offer applies. One of the terms of the outstanding notes was that the net proceeds from the outstanding notes would be held in escrow until Safelite received $50 million in net cash proceeds from the sale of capital stock. This sale of capital stock had to be completed on or prior to January 29, 1999 or Safelite would have to redeem the outstanding notes.

     On December 18, 1998, Safelite also amended its Bank Credit Agreement. The amendment changed covenants within the Bank Credit Agreement to make them less restrictive and also provided for the use of proceeds from the sale of the capital stock and the outstanding notes to repay approximately $61.4 million in term loans and $35.0 million in revolving credit borrowings, with no reduction in the aggregate availability under the revolving credit facility. The amendment terms specified that it would cease to be effective after February 3, 1999 if the sale of capital stock was not completed.

     On January 29, 1999, Safelite completed the sale of $50 million in Series A Convertible Participating Preferred Stock to current shareholders, including management. This preferred stock sale satisfied the terms of both the outstanding notes and the amendment to the Bank Credit Agreement. As a result, on January 29, 1999, the proceeds from both the preferred stock and the outstanding notes were used to repay the revolving credit borrowings and term loans as described above. The remainder of the net proceeds, or approximately $4.0 million, was used to pay fees and expenses related to these transactions.

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                                        4

     Simultaneously with the private placement, Safelite entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes, in which Safelite agreed to deliver this prospectus to you and to complete this Exchange Offer on or before September 14, 1999. If Safelite does not complete this exchange before September 14, 1999, it must pay liquidated damages until the Exchange Offer is completed. In this Exchange Offer, you may exchange your outstanding notes for new notes which have substantially the same terms. You should read the discussion under the heading "The Exchange Offer" and "Description of Exchange Notes" for further information regarding the notes to be issued in the Exchange Offer.

                            ABOUT THE EXCHANGE OFFER

Securities Offered..............    $55 million in principal amount of new
                                    9 7/8% Series D Senior Subordinated Notes due 2006, which have been registered under the Securities Act of 1933. The terms of the notes offered in the Exchange Offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the new registered notes.

The Exchange Offer..............    Safelite is offering to issue registered
                                    notes in exchange for a like principal
                                    amount of the Company's outstanding 9 7/8%
                                    Series C Senior Subordinated Notes due 2006.
                                    Safelite is offering to issue these
                                    registered notes to satisfy the Company's obligations under an exchange and registration rights agreement that it entered into with the initial purchases of the outstanding notes when Safelite sold them in a transaction exempt from the registration requirements of the Securities
                                    Act. You may tender your outstanding notes for exchange by following the procedures described under the heading "The Exchange
                                    Offer."

Tenders; Expiration Date;
  Withdrawal....................    The Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on May 24, 1999, unless
                                    Safelite extends it. If you decide to
                                    exchange your outstanding notes for new
                                    notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to 5:00 p.m., New
                                    York City time, on May 24, 1999. If we
                                    decide for any reason not to accept notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the Exchange Offer. See "The
                                    Exchange Offer -- Terms of the Exchange
                                    Offer."

United States Federal Income Tax
  Considerations................    Your exchange of outstanding notes for notes
                                    to be issued in the Exchange Offer will not result in any gain or loss to you for federal income tax purposes. See "Income Tax
                                    Considerations."

Use of Proceeds.................    Safelite will not receive any cash proceeds
                                    from the Exchange Offer.

Exchange Agent..................    State Street Bank and Trust Company.

               CONSEQUENCES OF EXCHANGING YOUR OUTSTANDING NOTES

     If you do not exchange your outstanding notes in the Exchange Offer, they will continue to be subject to the restrictions on transfer that are described in the legend on the notes. In general, this means that you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Safelite does not currently intend to register the outstanding notes under the Securities Act.

     Based on interpretations of the staff of the Securities and Exchange Commission, Safelite believes that you may offer for resale, resell or otherwise transfer the notes that Safelite issues in the Exchange Offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

     - You acquire the notes issued in the Exchange Offer in the ordinary course of your business;

     - You are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the notes issued to you in the Exchange Offer; and

     - You are not an "affiliate" of Safelite, as defined in Rule 405 of the Securities Act.

     If any of these conditions are not satisfied and you transfer any notes issued to you in the Exchange Offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Safelite will not be responsible for or indemnify you against any liability you may incur.

     Any broker-dealer that acquires notes in the Exchange Offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any notes issued in the Exchange Offer. See "Plan of Distribution."

--------------------------------------------------------------------------------

                          TERMS OF THE EXCHANGE NOTES

     The terms of the notes Safelite is issuing in this Exchange Offer and the outstanding notes are identical in all material respects, except:

          (1) the notes issued in the Exchange Offer will have been registered under the Securities Act;

          (2) the notes issued in the Exchange Offer will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

          (3) the notes issued in the Exchange Offer will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the Exchange Offer.

     A brief description of the material terms of the notes follows:

Securities Offered..............    $55 million in principal amount of 9 7/8%
                                    Series D Senior Subordinated Notes due 2006, registered under the Securities Act.

Maturity........................    December 15, 2006.

Interest Payment Dates..........    June 15 and December 15, beginning June 15,
                                    1999.

Sinking Fund....................    None.

Optional Redemption.............    On or after December 15, 2001, Safelite may
                                    redeem some or all of the new notes at
                                    redemption prices listed in "Description of Exchange Notes" under the heading "Optional
                                    Redemption."

                                    Before December 15, 1999, Safelite may
                                    redeem up to $19.25 million of the new notes with the proceeds of an initial public offering at a price listed in "Description of Exchange Notes" under the heading "Optional Redemption."

Change of Control...............    If Safelite experiences specific kinds of
                                    changes of control, Safelite must make an offer to repurchase the new notes at a price equal to 101% of the principal amount. See
                                    "Description of Exchange Notes" under the heading "Change of Control."

Ranking.........................    The new notes will be general unsecured
                                    senior subordinated obligations of Safelite.
                                    The new notes will rank equally with the Company's outstanding $100 million principal amount 9 7/8% Series B Senior Subordinated
                                    Notes due 2006 which are referred to in this prospectus as the "Existing Notes". The new notes will rank junior in right of payment to Safelite's current and future senior indebtedness. As of January 2, 1999, on a pro forma basis after giving effect to the issuances, Safelite would have had approximately $340.8

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                                        7

--------------------------------------------------------------------------------

                                    million of senior indebtedness (excluding unused commitments and outstanding letters of credit).

Restrictive Covenants...........    The Indenture for the new notes is the same
                                    as the indenture under which the outstanding notes were issued. The indenture, among other things, restricts Safelite's ability to borrow money, pay dividends, enter into transactions with affiliates, merge with or into other companies or sell substantially all of the assets of the Company. See
                                    "Description of Exchange Notes" under the section "Covenants."

Guarantees......................    The Indenture provides that if the Company
                                    has a subsidiary in the future, and this future subsidiary guarantees the Company's indebtedness under the Bank Credit
                                    Agreement, then that future subsidiary must guarantee the new notes on an unsecured senior subordinated basis. See "Description of Exchange Notes" under the heading
                                    "Subsidiary Guarantees."

                                  RISK FACTORS

     Prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" beginning on page 13 for risks involved with an investment in the notes issued with this Exchange Offer.



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                                        8

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             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The table below provides you with summary historical and pro forma financial data for Safelite. As a result of the significance of the Vistar merger, Safelite's results for periods prior to the Vistar merger are not directly comparable to the results of the Company after the Vistar merger. The statement of operations data for fiscal years 1995 through 1997, and the three months ended April 4, 1998, and the balance sheet data at December 28, 1996, January 3, 1998, and April 4, 1998 are derived from Safelite's audited financial statements for those periods. These audited financial statements are included in this prospectus.

     The data provided for the three months ended March 29, 1997, and the nine months ended January 3, 1998 and January 2, 1999 are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for these periods. Interim results for the nine months ended January 2, 1999 are not necessarily indicative of results that can be expected in future periods.

     The table below also provides pro forma financial data for 1997. This data was derived from the Unaudited Pro Forma Statement of Operations which is also included in this prospectus and treats the Vistar merger and the sale of Safelite's subsidiary Lear Siegler as if they happened at the beginning of Safelite's 1997 fiscal year. The pro forma information does not give effect to any impact of the issuance of the outstanding notes, the $50.0 million equity investment or the related pay down of Safelite's debt under the Bank Credit Agreement (except for pro forma cash interest expense for the nine months ended January 2, 1999). The pro forma information also does not necessarily represent what Safelite's results would have actually been had the Vistar merger and the sale of Lear Siegler occurred at the beginning of 1997 nor does it intend to project the results of Safelite for any future period.

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                                        9
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     The summary financial data below should be read in conjunction with
"Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Statements" and the financial statements and accompanying notes which are also included in this prospectus.

                                                   FISCAL YEAR(1)                THREE MONTHS ENDED       NINE MONTHS ENDED
                                        -------------------------------------   --------------------   -----------------------
                                                                    PRO FORMA   MARCH 29,   APRIL 4,   JANUARY 3,   JANUARY 2,
                                         1995     1996      1997      1997        1997        1998        1998         1999
                                        ------   -------   ------   ---------   ---------   --------   ----------   ----------
                                                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Sales...............................  $372.1   $ 438.3   $483.3    $879.8      $ 107.8     $213.8      $375.5       $659.0
  Cost of sales.......................   261.7     299.6    331.7     679.8         75.8      155.5       255.9        488.5
                                        ------   -------   ------    ------      -------     ------      ------       ------
  Gross profit........................   110.4     138.7    151.6     200.0         32.0       58.3       119.6        170.5
  Selling, general & administrative
    expenses..........................    93.5     107.3    111.8     186.7         26.0       46.5        85.8        140.7
  Other operating expenses(2).........      --       7.6      5.7       8.1           --        3.1         5.7          3.6
  Loss on sale of Lear Siegler........      --        --      5.4       5.4           --         --         5.4           --
  Restructuring expense(3)............     6.3        --      2.9       2.9           --        3.8         2.9          4.2
                                        ------   -------   ------    ------      -------     ------      ------       ------
  Income (loss) from operations.......    10.6      23.8     25.8      (3.1)         6.0        4.9        19.8         22.0
  Interest expense....................    (6.0)     (6.7)   (27.5)    (44.5)        (6.3)     (10.9)      (21.2)       (34.3)
  Interest income.....................     2.9       2.1      1.3       1.5          0.3        0.1         1.0          0.4
                                        ------   -------   ------    ------      -------     ------      ------       ------
  Income (loss) from continuing
    operations before income taxes,
    minority interest and
    extraordinary items...............     7.5      19.2     (0.4)    (46.1)         0.0       (5.9)       (0.4)       (11.9)
  Income tax benefit (provision)(4)...    (0.1)     17.6      6.8      21.8         (0.1)       1.6         6.9          1.8
  Minority interest...................    (1.1)    (10.2)      --        --           --         --          --           --
                                        ------   -------   ------    ------      -------     ------      ------       ------
  Income (loss) from continuing
    operations before extraordinary
    items.............................     6.3      26.6      6.4    $(24.3)        (0.1)      (4.3)        6.5        (10.1)
                                                                     ======
  Discontinued operations(5)..........      --       1.7       --                     --         --          --           --
  Extraordinary loss(6)...............      --      (0.5)    (2.8)                    --         --        (2.8)          --
                                        ------   -------   ------                -------     ------      ------       ------
  Net income (loss)...................  $  6.3   $  27.8   $  3.6                $  (0.1)    $ (4.3)     $  3.7       $(10.1)
                                        ======   =======   ======                =======     ======      ======       ======
OTHER FINANCIAL DATA:
  EBITDA(7)(8)........................  $ 24.5   $  31.8   $ 37.4                $   8.0     $ 15.1      $ 29.4       $ 43.4
  EBITDA margin.......................     6.6%      7.3%     7.7%                   7.4%       7.1%        7.8%         6.6%
  Adjusted EBITDA(8)(9)...............  $ 25.5   $  42.6   $ 49.6                $   8.7     $ 18.2      $ 41.4       $ 47.0
  Cash flows from operating
    activities........................   (10.1)      0.1      2.4                  (16.7)     (15.6)       19.1        (21.1)
  Cash flows from investing
    activities........................   (34.7)     21.5    (85.4)                  (4.3)      (5.2)      (81.2)       (16.8)
  Cash flows from financing
    activities........................     5.2      (4.2)    59.2                    6.3       23.7        52.9         35.4
  Depreciation and amortization.......     7.6       8.0      8.7                    2.0        6.4         6.7         17.2
  Pro forma cash interest(10).........                                                                                  33.4
  Ratio of Adjusted EBITDA to pro
    forma cash interest(10)...........                                                                                  1.4x
  Capital expenditures................  $ 12.0   $  12.8   $ 13.9                $   4.2     $  2.4      $  9.6       $ 17.1
  Ratio of earnings to fixed
    charges(11).......................    1.4x      2.0x       --                   1.0x         --          --           --
  Deficiency of earnings to fixed
    charges(11).......................      --        --   $ (0.4)   $(46.1)          --     $ (5.9)     $ (0.4)      $(11.9)
BALANCE SHEET DATA:
  Working capital.....................  $ 58.1   $  56.6   $ 29.8                $  56.6     $ 40.3      $ 29.8       $ 51.2
  Total assets........................   188.3     216.2    558.1                  204.0      576.4       558.1        620.1
  Total indebtedness(12)..............    69.0     263.7    479.9                  270.0      503.6       479.9        587.6
  Stockholders' equity (deficit)......    (0.6)   (128.5)   (46.9)                (128.6)     (48.4)      (46.9)       (58.5)

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                                       10

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-------------------------

     (1) Prior to 1998, Safelite's fiscal year ended on the Saturday closest to December 31 of each year. On May 18, 1998, Safelite changed its fiscal year to the Saturday closest to March 31.

     (2) Other operating expenses in 1996 is comprised of $6.9 million in management transaction bonuses related to the recapitalization of Safelite and estimated costs (primarily severance) of $0.7 million to exit the activities of Lear Siegler. Other operating expenses in 1997 include $1.0 million of management transaction bonuses, $3.0 million related to acceleration of vesting of management stock options and $0.5 million related to forgiveness of officer loans made in connection with the Vistar merger. Also included in other operating expenses in 1997 are costs related to obtaining bondholder consent to the Vistar merger of $1.2 million. Other operating expenses in the three months ended April 4, 1998, the nine months ended January 3, 1998 and the nine months ended January 2, 1999, consist solely of costs associated with the integration of corporate systems, moving, relocation and other expenses associated with the Vistar merger. See Notes 1, 2, 4 and 10 to Safelite's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pro forma results for 1997 also include $2.4 million in one-time integration costs incurred by Vistar in connection with a merger it completed in 1996. This merger is described in "Business" under the heading "The Vistar Merger." See also "Unaudited Pro Forma Statement of Operations."

     (3) In 1995, Safelite recorded $6.3 million in restructuring charges. Of this amount, $5.6 million related to the planned closing of 100 service center locations and $0.7 million related to field management reorganization. In 1997, Safelite recorded restructuring charges totaling $2.9 million. These charges consisted of $0.4 million for planned closing of Safelite service center locations and $2.5 million related to Safelite employee severance. Restructuring charges of $3.8 million for the three months ended April 4, 1998 consisted of $2.5 million for planned closing of approximately 50 Safelite service center locations and $1.3 million related to Safelite employee severance. Restructuring charges of $2.9 million for the nine months ended January 3, 1998 consisted of $0.4 million for planned closing of Safelite service centers and $2.5 million related to Safelite employee severance. Restructuring charges of $4.2 million in the nine months ended January 2, 1999 included $3.6 million for planned closing of 55 Safelite service centers, and $0.6 million for Safelite employee severance. See Notes 4 and 5 to Safelite's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     (4) During 1996 and 1997, the valuation allowance provided against Safelite's deferred tax assets was reduced by $25.9 million and $3.0 million. See Note 14 to Safelite's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     (5) In 1996, a gain from discontinued operations totaling approximately $1.7 million was recorded, consisting of $27.2 million in favorable resolution of various tax contingencies of previously discontinued Lear Siegler operations offset by $25.5 million of settlement costs for various liability issues related to previously disposed of Lear Siegler subsidiaries. See Note 16 to Safelite's financial statements.

     (6) In 1996 and 1997 Safelite recorded extraordinary losses as a result of expensing unamortized loan origination fees related to the early retirement of the associated debt. The amount recorded for 1996 was $0.5 million, net of tax of $0.3 million. The amount recorded for 1997 was $2.8 million, net of tax of $1.9 million.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     (7) "EBITDA" is defined as income (loss) from operations plus the sum of depreciation, amortization and restructuring expenses. EBITDA is presented in this prospectus as it is a basis upon which Safelite assesses its financial performance and because covenants in Safelite's borrowing arrangements are tied to these measures. EBITDA as determined by Safelite may not be comparable to EBITDA as reported by other companies. EBITDA does not represent funds available for discretionary uses and should not be considered as an alternative to operating income
         (loss) or net income (loss) as a measure of operating results, or to cash flows as a measure of liquidity (each as determined in accordance with generally accepted accounting principles).

     (8) The following is a reconciliation of operating income to EBITDA and Adjusted EBITDA for the periods presented:

                                                                               THREE MONTHS ENDED       NINE MONTHS ENDED
                                                           FISCAL YEAR        --------------------   -----------------------
                                                      ---------------------   MARCH 29,   APRIL 4,   JANUARY 3,   JANUARY 2,
                                                      1995    1996    1997      1997        1998        1998         1999
                                                      -----   -----   -----   ---------   --------   ----------   ----------
                                                                              (DOLLARS IN MILLIONS)
Income from operations..............................  $10.6   $23.8   $25.8     $6.0       $ 4.9       $19.8        $22.0
Depreciation and amortization.......................    7.6     8.0     8.7      2.0         6.4         6.7         17.2
Restructuring charges...............................    6.3      --     2.9       --         3.8         2.9          4.2
                                                      -----   -----   -----     ----       -----       -----        -----
EBITDA..............................................   24.5    31.8    37.4      8.0        15.1        29.4         43.4
Other operating expenses............................     --     7.6     5.7       --         3.1         5.7          3.6
Lear Siegler operating expenses.....................    1.0     3.2     1.1      0.7          --         0.9           --
Loss on sale of Lear Siegler........................     --      --     5.4       --          --         5.4           --
                                                      -----   -----   -----     ----       -----       -----        -----
Adjusted EBITDA.....................................  $25.5   $42.6   $49.6     $8.7       $18.2       $41.4        $47.0
                                                      =====   =====   =====     ====       =====       =====        =====

-------------------------

     (9) "Adjusted EBITDA" is defined as EBITDA plus other operating expenses, the operating expenses of Lear Siegler (which has been treated as an exited activity) and the loss recognized by Safelite in connection with the sale of Lear Siegler. The estimated costs to exit Lear Siegler activities, consisting primarily of severance costs, were accrued in 1996. Adjusted EBITDA does not represent funds available for discretionary uses and should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating results or to cash flows as a measure of liquidity (each as determined in accordance with generally accepted accounting principles).

     (10) Pro forma cash interest expense gives effect to the issuance of outstanding notes, the $50.0 million equity investment, and the related pay down of Safelite's debt under the Bank Credit Agreement as if these transactions occurred on April 5, 1998.

     (11) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and cumulative effect of accounting changes, plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all debt plus capitalized interest, amortization of deferred financing costs and one-half of rental expense on operating leases. One-half of rent expense represents that portion of rental expense which management believes is attributable to interest.

     (12) On a pro forma basis after giving effect to the issuances, total indebtedness at January 2, 1999 would have been $491.2 million (excluding unused commitments and outstanding letters of credit).

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating whether to tender your outstanding notes for exchange in this Exchange Offer.

SAFELITE HAS SIGNIFICANT DEBT SERVICE OBLIGATIONS WHICH COULD IMPAIR ITS ABILITY TO PAY AMOUNTS DUE UNDER THE NOTES.

     Safelite has significant debt service obligations. As of January 2, 1999, on a pro forma basis after giving effect to the issuances, Safelite would have had aggregate outstanding debt of approximately $491.2 million (excluding unused commitments and outstanding letters of credit). Of this pro forma debt, $332.6 million would have represented borrowings under Safelite's term loan facility and revolving credit facilities which are provided by the Bank Credit Agreement. Pro forma stockholders' deficit would have been $12.5 million.

     The degree to which Safelite is leveraged could have a negative impact on the Company which in turn could impair Safelite's ability to repay the notes. Possible adverse consequences of Safelite's degree of leverage include:

     - Safelite's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes and other purposes may be impaired;

     - A substantial portion of Safelite's cash flow from operations goes to the payment of principal and interest on outstanding debt so there are less funds available to finance operations;

     - Safelite may be more highly leveraged than some of its competitors, which may place Safelite at a competitive disadvantage;

     - Some of Safelite's borrowings are at variable rates of interest, including borrowings under the Bank Credit Agreement, which exposes Safelite to the risk of fluctuating interest rates;

     - Safelite's substantial degree of leverage will limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in economic conditions; and

     - Safelite's ability to refinance the notes or the Existing Notes in order to pay the principal of these notes at maturity or upon a change of control may be adversely affected.

     Safelite is permitted to incur additional debt in the future. While the terms of the Indenture and the Bank Credit Agreement limit Safelite's ability to incur additional debt, they do not completely prohibit Safelite from doing so in all circumstances. In addition, some of the additional debt that Safelite incurs may rank senior to the notes. As of January 2, 1999, Safelite had approximately $4.6 million available for borrowing as additional senior debt under the Bank Credit Agreement. On a pro forma basis after giving effect to the issuances, Safelite would have had approximately $39.6 million in borrowing availability as of January 2, 1999. If new debt is added to Safelite's current debt levels, the related risks that Safelite faces could increase.

     Safelite's ability to pay principal and interest due under its indebtedness will depend largely on its future performance. This performance could be adversely impacted by general economic conditions or financial, business and other factors beyond the Company's control.

SAFELITE MAY NEED TO REFINANCE THE NOTES.

     You should note that all amounts borrowed under the Bank Credit Agreement will become due prior to the time the principal payments on the Existing Notes and the notes will become due. As a result, these amounts will need to be refinanced. In addition, Safelite does not expect to be able to repay the principal amount of the Existing Notes or the notes at maturity. This means Safelite will need to either (1) refinance the Existing Notes and the notes or
(2) repay the Existing Notes and the notes with the proceeds of an equity offering.

     There is no assurance that future borrowings or equity financing will be available for the payment or refinancing of Safelite's debt. If Safelite is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to sell significant assets, which would have a material adverse effect on Safelite's business and results of operations. Factors that will affect Safelite's ability to sell capital stock or refinance the Existing Notes and the notes include financial market conditions and the value and performance of the Company at the time of the capital stock offering or refinancing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Other Debt."

SAFELITE MAY NOT BE ABLE TO COMPLY WITH PROVISIONS IN THE AGREEMENTS GOVERNING SAFELITE'S OUTSTANDING DEBT THAT RESTRICT SAFELITE'S ACTIONS AND REQUIRE SAFELITE TO MAINTAIN FINANCIAL RATIOS.

     The Indenture, the Existing Notes Indenture and the Bank Credit Agreement impose restrictions that affect, among other things, the ability of Safelite, to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments and otherwise enter into transactions outside the ordinary course of business. The Bank Credit Agreement also requires Safelite to maintain specified financial ratios. The two principal financial ratios are the interest coverage ratio (the ratio of EBITDA to interest expense, each as adjusted) and the debt leverage ratio (the ratio of debt to EBITDA, each as adjusted). Simultaneously with the issuance of the outstanding notes, Safelite entered into an amendment to its Bank Credit Agreement to modify these two principal financial covenants to make them less restrictive. There can be no assurance that Safelite will be able to comply with these amended financial covenants (which are more fully described in "Description of Other Debt") or that Safelite will not require amendments and/or waivers in future periods to the other covenants contained in the Bank Credit Agreement.

     Safelite's ability to comply with these amended financial covenants will depend upon its ability to improve sales, productivity and profitability and realize cost savings from the Vistar merger, and may also be affected by events beyond its control. The breach of any of these covenants or restrictions could result in a default under the Bank Credit Agreement, which in turn could result in the acceleration of any other debt which contains cross-acceleration or cross-default provisions. In the event of a default, the lenders under the Bank Credit Agreement could elect to declare all amounts borrowed immediately due and payable. If Safelite is unable to pay the amounts due then the senior lenders could proceed against the collateral that secures the debt.

THE NOTES ARE SUBORDINATED TO SAFELITE'S SENIOR DEBT.

     The notes rank behind all of Safelite's existing and future senior debt. As a result, if Safelite declares bankruptcy, liquidates or reorganizes, Safelite must repay all senior debt before Safelite will be able to make payments on the notes.

     Safelite currently has no subsidiaries. However, if Safelite has subsidiaries in the future, the Bank Credit Agreement would require these subsidiaries to be guarantors of the amounts borrowed under that agreement. Any future subsidiary that guarantees that bank debt must also become a guarantor of these notes. However, if any future subsidiary guarantor declares bankruptcy, liquidates or reorganizes, that subsidiary guarantor would have to repay all of its senior debt before it would be able to make any payment under its guarantee of the notes.

     Safelite's obligations under its Bank Credit Agreement are secured by substantially all the assets of Safelite and would also be secured by the assets of any future subsidiary. These notes are not secured and do not have the benefit of any collateral. In any insolvency or liquidation effecting Safelite, or a future subsidiary, the lenders under the Bank Credit Agreement will be entitled to payment in full before any payment is made on the notes or any future subsidiary guarantee. The collateral may be insufficient to satisfy all of Safelite's creditors, including you as holder of the notes. See "Description of Exchange Notes" and "Description of Other Debt."

SAFELITE MAY NOT BE ABLE TO COMPLY WITH ITS OBLIGATION UNDER THE INDENTURE TO PURCHASE ALL OF THE NOTES UPON A CHANGE OF CONTROL. SAFELITE'S OBLIGATIONS TO PURCHASE THE NOTES AND THE EXISTING NOTES UPON A CHANGE OF CONTROL COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO OBTAIN CONTROL OF SAFELITE.

     Upon the occurrence of a change of control, the Indenture provides that Safelite will make an offer to purchase all of the notes at a price equal to 101% of the aggregate principal amount. The Bank Credit Agreement prohibits Safelite from repurchasing any notes or Existing Notes, except with the proceeds of one or more equity offerings. The Bank Credit Agreement also provides that some change of control events would constitute a default under the agreement. Any future credit agreements governing senior debt may contain similar restrictions and provisions.

     In the event a change of control occurs at a time when Safelite is prohibited from purchasing the notes, Safelite may seek consent of its senior lenders to purchase the notes or attempt to refinance the borrowings that prohibit the purchase. If Safelite does not obtain this consent or repay those borrowings, Safelite will remain prohibited from purchasing the notes. In that case, Safelite's failure to repurchase the notes would constitute an Event of Default which would, in turn, constitute a default under the Bank Credit Agreement. In those circumstances the subordination provisions of the Indenture would restrict payments to the holders of the notes.

     The provisions relating to a change of control included in the Indenture and the Existing Notes Indenture may increase the difficulty of a potential acquiror obtaining control of Safelite. See "Description of Exchange
Notes -- Change of Control." The conversion of Safelite's Class B Non-Voting Stock to Class A Voting Stock could result in a change of control under the Indenture and the Existing Notes Indenture. See "Description of Capital
Stock -- Common Stock."

SAFELITE HAS EXPERIENCED AND MAY CONTINUE TO EXPERIENCE DIFFICULTIES IN INTEGRATING VISTAR'S OPERATIONS INTO SAFELITE'S BUSINESS. SAFELITE MAY NOT BE ABLE TO REALIZE THE DESIRED ECONOMIC BENEFITS FROM THE MERGER WITH VISTAR.

     The consolidation and integration of the Vistar operations has taken longer, and has been more disruptive to Safelite's business, than was originally anticipated. This disruption and delay has had an adverse impact on Safelite's sales and results of operations and could continue to have a negative impact on Safelite's results of operations in the future. Management is devoting substantial time and attention to return Safelite's sales growth and operating efficiencies to expected levels. In addition, management expects substantial net cost savings from the integration of Safelite and Vistar operations and the related restructuring activities. These net cost savings are estimated to range from $30 million to $35 million on an annualized basis. Approximately $7 million of these net cost savings are reflected in Safelite's results of operations for the nine months ended January 2, 1999, and approximately 40% are expected to be reflected in total fiscal year ended April 3, 1999 results.

     While management expects to achieve significant cost savings as a result of the Vistar merger and that sales growth and operating efficiencies will improve, there can be no assurance that these things will happen or that other factors will not negate the realization of these savings. Safelite's results of operations for the three months ended April 3, 1999 may vary compared to the level of Adjusted EBITDA recorded in the comparable prior year period due to disruptions in Safelite's business caused by the difficulties in integrating Vistar's operations and the competitive pricing environment currently being experienced in the automotive glass replacement industry. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Vistar Merger and Current Operating Performance."

SAFELITE HAS A RECENT HISTORY OF LOSSES.

     Safelite incurred losses from operations and net losses during its 1993 and 1994 fiscal years. These losses resulted principally from the discontinued operations of Lear Siegler. Safelite's Adjusted EBITDA, which is defined herein as EBITDA plus other operating expenses, the operating expenses of Lear Siegler (which was treated as an exited activity) and the loss recognized by Safelite in connection with the sale of Lear Siegler on September 12, 1997, was $22.0 million and $29.1 million, respectively, during those years. Safelite also had net losses for the three months ended April 4, 1998 and the nine months ended January 2, 1999. These losses resulted principally from restructuring charges and one-time costs associated with the Vistar merger as well as Vistar merger related disruptions. See "Summary Historical and Pro Forma Financial Information."

SAFELITE DEPENDS HEAVILY ON ITS LARGEST CUSTOMERS AND ON RECURRING REVENUES GENERATED BY ITS INSURANCE COMPANY CUSTOMERS.

     During fiscal 1997 Safelite's five largest customers accounted for approximately 31% of Safelite's sales and no customer accounted for more than 10% of Safelite's sales. During the three months ended April 4, 1998 and the nine months ended January 2, 1999 Safelite's five largest customers accounted for approximately 32% and 34%, of Safelite's sales. In those same two periods one of those customers accounted for 12% and 14%, of Safelite's sales.

     Safelite is highly dependent on recurring revenues generated by its insurance company customers and could be adversely affected by changes in these insurance company's policies concerning coverage for automotive glass replacement claims. Failure by insurance companies to cover automotive glass replacement claims or a substantial increase in deductibles for automotive glass replacement claims coverage, could significantly reduce Safelite's sales generated through its insurance company customers. Also, some of Safelite's "Total Customer Solutions" arrangements and "Master Provider" relationships with insurance company customers are not evidenced by written contracts and are therefore terminable at any time. A significant decrease in business from Safelite's insurance company customers would have a material adverse effect on Safelite's results of operations and financial condition. See "Business -- Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SAFELITE COULD BE ADVERSELY AFFECTED BY A CHANGE IN GOVERNMENT REGULATION OF INSURANCE COMPANY REFERRAL PRACTICES.

     Many states have statutes or regulations prohibiting some types of referral practices of insurers. Approximately 30 states currently have statutes or regulations which would prohibit an insurance company from requiring a policyholder to use a particular vendor. In addition, new laws or regulations relating to the referral practices of insurance companies may be adopted in these or other states. Safelite has no arrangements with insurance companies where the insurance companies require policyholders to use Safelite for automotive glass replacement or repair services. Although Safelite does not believe that existing government regulation of insurance company referral practices will have a material adverse effect on Safelite, no assurance can be given that future regulation of these referral practices will not have a material adverse effect on Safelite.

SAFELITE'S OPERATING PERFORMANCE COULD BE ADVERSELY AFFECTED BY SIGNIFICANT INCREASES IN THE PRICES OF RAW MATERIALS THAT IT USES IN MANUFACTURING ITS PRODUCTS OR BY AN EXTENDED INTERRUPTION IN THE SUPPLY OF THOSE RAW MATERIALS.

     The major raw materials used in the manufacturing of Safelite's products include glass and vinyl. Most of the raw materials used in Safelite's products are available from multiple sources. Several raw materials used in Safelite's products, however, are currently obtained from a single source. Safelite does not have guaranteed supply arrangements with any of its suppliers and there can be no assurance that these suppliers will continue to meet Safelite's requirements. An extended interruption in the supply of glass or vinyl could have a material adverse effect on Safelite's operating results. Significant increases in the prices of raw materials could also have a material adverse effect on Safelite's operating results since Safelite may not be able to adjust product pricing to reflect the increases in raw material costs. See
"Business -- Suppliers and Raw Materials."

SAFELITE RELIES ON TWO MANUFACTURING FACILITIES TO PRODUCE ITS PRODUCTS. AN EXTENDED INTERRUPTION IN THE OPERATION OF ANY THOSE FACILITIES COULD HAVE AN ADVERSE IMPACT ON SAFELITE'S OPERATING RESULTS.

     All of Safelite's manufacturing occurs at facilities in Enfield, North Carolina and Wichita, Kansas. Safelite's manufacturing operations utilize equipment which, if damaged or otherwise rendered inoperable, would result in the disruption of Safelite's manufacturing operations. Although Safelite maintains business interruption insurance which management believes is adequate, any extended interruption of the operations at these facilities could have a material adverse effect on Safelite's operating results. See
"Business -- Operations -- Manufacturing."

SAFELITE'S BUSINESS INVOLVES THE POTENTIAL FOR PRODUCT LIABILITY CLAIMS AGAINST SAFELITE.

     The manufacture and sale of windshields entails risk of product liability claims. To date, no material product liability claims have been made against Safelite relating to its manufacture and sale of windshields. There can be no assurance, however, that these claims will not be made in the future. A successful product liability claim (or series of claims) against Safelite in excess of its insurance coverage could have a material adverse effect on Safelite's business, financial condition and results of operations.

SAFELITE COMPETES WITH OTHER LARGE COMPANIES THAT PROVIDE AUTOMOTIVE GLASS REPLACEMENT AND REPAIR SERVICES.

     The markets for Safelite's products and services are very competitive. In the installation and related services market, competition is based on price, customer service, technical capabilities, quality and geographic coverage. This market is highly fragmented with approximately 20,000 competitors. Although Safelite is the market leader in installation and related services, it does compete against several other large competitors in this market, the largest two of which have market shares estimated to be 8% and 4%.

     Safelite has experienced increasing levels of competition during fiscal 1999, particularly with respect to price. In addition, many of Safelite's competitors have substantially less debt than Safelite, which may allow them greater flexibility than Safelite in managing their operations. There can be no assurance that Safelite will be able to continue to compete effectively with these or other competitors.

     In the summer of 1997, State Farm, one of Safelite's largest customers, began to use a competitor to function as its glass claims call center and bill processing administrator. The call center and bill processing functions were moved to this competitor in a region by region rollout which was completed in February 1998. Safelite's unit sales to State Farm declined substantially during the nine months ended January 2, 1999 when compared to the combined units for Safelite and Vistar during the nine months ended January 3, 1998. Management believes that this decline was caused both by State Farm's new program and the disruptions caused by the Vistar merger integration. Safelite is currently taking actions which management believes will increase its unit sales to State Farm. There can be no assurance that those actions will be successful or that Safelite will not experience further declines in sales to State Farm. See "Business -- Competition."

     Competition in the wholesale market is based principally on price and quality. Safelite is a relatively small participant in the wholesale market, which is dominated by several significantly larger companies.

     Future growth in Safelite's revenues will depend upon Safelite's ability to
(1) maintain and increase its market share in the installation and related services market while continuing to provide high levels of customer service and
(2) access the wholesale market in order to utilize excess manufacturing capacity. No assurance can be given that Safelite will be successful in obtaining these objectives.

SAFELITE'S OPERATING RESULTS CAN BE AFFECTED BY SEASONALITY.

     The severity of weather has historically affected Safelite's sales and operating income, with severe winters generating increased sales and income and mild winters generating lower sales and income. Accordingly, mild weather conditions have an adverse affect on Safelite's results of operations.

     Safelite's business is somewhat seasonal, with the first and fourth calendar quarters traditionally its slowest periods of activity. This reduced level of sales in the first and fourth calendar quarters historically has resulted in a disproportionate decline in operating income during these quarters due to Safelite's significant operating leverage. Management believes such seasonal trends will continue for the foreseeable future. See "Summary Historical and Pro Forma Financial Information."

SAFELITE MAY EXPERIENCE DIFFICULTIES RELATED TO YEAR 2000 COMPUTER PROBLEMS.

     Many computer systems in use today may be unable to correctly process data or may not operate at all after December 31, 1999 because those systems recognize the year within a date only by the last two digits. Some computer programs may interpret the year "00" as 1900, instead of as 2000, causing errors in calculations or the value "00" may be considered invalid by the computer program, causing the system to fail. Year 2000 issues affect (1) Information Technology (IT) utilized in Safelite's widely diversified business information systems, including mainframe and client server hardware and software communications, (2) non-IT systems utilized by Safelite, such as communications, facilities management, and manufacturing and service equipment containing embedded computer chips, and (3) IT and non-IT systems of significant customers and suppliers.

     Safelite could be adversely affected if Year 2000 issues are not resolved by Safelite or its significant customers and suppliers before the Year 2000. Possible adverse consequences include, but are not limited to (1) the inability to obtain products or services used in business operations, (2) the inability to transact business with customers, (3) the inability to execute transactions through the financial markets, and (4) the inability to manufacture or deliver goods or services sold to customers. Safelite's management believes that at least some minor disruptions due to Year 2000 issues will occur. On a worst case basis, if Safelite, one or more of its significant customers or suppliers, or key government bodies are unable to implement timely and effective solutions to the Year 2000 issues, Safelite could suffer material adverse effects. The financial impact of these effects cannot currently be estimated.

     Safelite relies heavily on computer technologies to operate its business. As a result, Safelite continuously seeks to upgrade and improve its computer systems in order to provide better service to its customers and to support Safelite's growth. Safelite has initiated a program to prepare its computer systems and applications for the Year 2000 change. As part of this program, a team has been assigned to evaluate the nature and extent of the work required to make Safelite's systems, products, electronic linkages with insurance company customers and infrastructure Year 2000 compliant. Included in the scope of the project are computer, network and communications hardware, systems and applications software, telecommunication and point of sale equipment, "embedded chip" issues within manufacturing and other facilities, as well as verification with key suppliers and customers as to their readiness for the Year 2000 issue.

     The assessment phase of the Year 2000 project is complete. Remediation for Year 2000 compliance is underway and is currently estimated to be 70% complete with final completion expected by August 1999. Implementation and testing is underway and is scheduled to be complete by September 1999. Remediation of systems and applications software is being effected through outside consultants, "factory support", in-house staff and in some cases by the replacement of software packages. Safelite is building an isolated test environment where systems will be tested by resetting dates to various points beyond the year 2000.

     Based on Safelite's latest assessments, the total cost of addressing the Year 2000 issue is estimated to be in the range of $2.0 million to $3.0 million, with the majority of these costs representing incremental business costs to outside vendors and consultants. As of January 2, 1999, approximately $0.6 million of external costs have been incurred. Safelite does not separately track the internal costs for the Year 2000 project, with these costs being principally the related payroll costs for the management information systems staff.

     Surveys of critical customers and suppliers are currently underway to determine whether their systems will be timely converted. However, there can be no assurance that the systems of other companies on which Safelite relies will be timely converted or that any failure to convert by another company would not have an adverse effect on Safelite's systems. Safelite has begun consideration of contingency plans to deal with Year 2000 issues in the event that remediation efforts are unsuccessful. These plans will be more fully developed in 1999 to address specific areas of need.

     Management expects that by the end of calendar 1999, all critical systems that are currently not Year 2000 compliant will be corrected or replaced. However, there is no assurance that significant Year 2000 related problems will not immediately arise or that the impact of any failure to achieve Year 2000 compliance will not have a material adverse effect on Safelite's financial condition.

SAFELITE IS SUBJECT TO REGULATIONS RELATED TO THE ENVIRONMENT. THE IMPACT OF ANY FUTURE CHANGES IN, OR INCREASED COMPLIANCE COSTS RELATED TO, ENVIRONMENTAL REGULATIONS CANNOT BE PREDICTED.

     Safelite's manufacturing operations in Wichita, Kansas and Enfield, North Carolina involve the handling of materials and the generation of waste materials that are classified as hazardous. Safelite is subject to federal, state and local laws and regulations concerning the handling and disposal of hazardous materials, and therefore incurs compliance costs in the ordinary course of its business.

     Safelite does not anticipate that compliance with federal, state and local provisions regarding the use and disposal of materials into the environment or otherwise relating to the protection of the environment will have any material adverse effect upon the earnings or competitive position of Safelite. In addition, Safelite does not anticipate any material capital expenditures for environmental control facilities for the remainder of Safelite's current fiscal year or the succeeding fiscal year. Actions by federal, state and local governments concerning environmental matters, however, could increase the costs of producing the products manufactured by Safelite. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial or could have a material adverse effect on Safelite. Regulations resulting from the 1990 amendments to the Clean Air Act (the "1990 Amendments") that will pertain to Safelite's manufacturing operations are currently not expected to be promulgated until 1999 or later. Safelite cannot predict the level of required capital expenditures resulting from future environmental regulations; however, management does not anticipate that expenditures required by these regulations, if any, will have a material adverse effect on Safelite.

SAFELITE DEPENDS ON ITS KEY PERSONNEL.

     The success of Safelite depends in large part on Safelite's senior management, including Garen K. Staglin, John F. Barlow and Douglas A. Herron, and its ability to attract and retain other highly qualified management personnel. Safelite faces competition for personnel from other companies and other organizations. There can be no assurance that Safelite will be successful in hiring or retaining key personnel.

     Safelite has employment agreements with Messrs. Staglin, Barlow and Herron. Safelite does not maintain key man life insurance on any of its executives. See "Management -- Directors and Executive Officers."

OWNERSHIP OF SAFELITE IS CONCENTRATED.

     Thomas H. Lee Equity Fund III, L.P., and affiliates of Thomas H. Lee Company, collectively, "THL", and several members of management own approximately 50.5% of the outstanding Class A Voting Stock of Safelite and 32.0% of the outstanding Class B Non-Voting Common Stock. Belron owns approximately 49.5% of the Class A Voting Common Stock and 43.1% of the Class B Non-Voting Common Stock. The shareholders agreement (as amended), which was entered into in connection with the Vistar merger, gives THL and Belron each the right to elect half of the members of Safelite's Board of Directors. In addition, the shareholders agreement gives THL the exclusive right for a three year period after the date of the Vistar merger to require Safelite to undertake an initial public offering. The shareholders agreement also requires that THL approve any debt or equity financing transactions where Safelite is expected to receive net proceeds in excess of $25 million. See "Transactions -- The Vistar Merger."

     Because THL and members of management own more than 50% of the outstanding voting common stock of Safelite and THL has the exclusive ability to determine the outcome of fundamental corporate transactions such as refinancing indebtedness or causing an initial public offering to occur, there can be no assurance that the interests of THL and these members of management will not conflict with the interests of the holders of the notes. See "Security Ownership of Certain Beneficial Owners and Management."

FRAUDULENT CONVEYANCE LAWS APPLY TO THE NOTES.

     Safelite's obligations under the outstanding notes could be subject to review under federal and state fraudulent conveyance statutes in the event that a bankruptcy, reorganization or rehabilitation case by or on behalf of unpaid creditors of Safelite were to occur. Under these laws, the obligation of Safelite to repay the notes could be voided, or the notes could be subordinated to all other creditors of Safelite, including general unsecured creditors, if at the time the notes were issued, any of the following were true:

          (1) Safelite was insolvent or was rendered insolvent by reason of issuing the outstanding notes,

          (2) Safelite was engaged or about to engage in a business or transaction with unreasonably small capital; or

          (3) Safelite intended to incur, or believed that it would incur, debt beyond its ability to pay as matured.

     The measure of insolvency under fraudulent conveyance statutes will vary depending upon the federal or local law that is being applied. Generally, however, Safelite would be considered insolvent if, at the time it issued the outstanding notes, either (1) the fair market value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities as they become due or (2) Safelite had incurred debt beyond its ability to pay that debt as it became due.

     Management believes that at the time the outstanding notes were issued to Safelite, Safelite received reasonably equivalent value or fair consideration for issuing the outstanding notes. In addition, management believes that at the time the outstanding notes were issued Safelite:

          (1) was not insolvent or rendered insolvent by issuing the outstanding notes,

          (2) was and remains in possession of sufficient capital to meet its obligations as those obligations mature or become due and to operate its business effectively,

          (3) did (and continues to) incur obligations within its ability to pay those obligations as they mature or become due; and

          (4) will have sufficient assets to satisfy any probable money judgment against Safelite in any pending action.

     No assurance can be given, however, that a court asked to rule on these issues would reach the same conclusions.

THERE IS NO ESTABLISHED MARKET FOR THE NOTES AND NO ASSURANCE THAT THERE WILL BE A LIQUID TRADING MARKET IN THE FUTURE.

     Safelite does not intend to apply for a listing of the notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the notes and there can be no assurance that a liquid market will exist so that the holders of the notes can sell their notes. In addition, there can be no assurance as to the price at which holders would be able to sell their notes. If markets for the notes exist, the notes could trade at prices lower than the note's initial market value. The market value of the notes will depend on many factors, including prevailing interest rates and the markets for similar securities.

     The Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of outstanding notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the notes, or, in the case of nonexchanging holders of outstanding notes, the trading market for the outstanding notes following the Exchange Offer.

OUTSTANDING NOTES THAT ARE NOT EXCHANGED IN THE EXCHANGE OFFER WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

     Holders of outstanding notes who do not exchange the outstanding notes for new notes as part of this Exchange Offer will continue to be subject to the restrictions on transfer of the outstanding notes. These restrictions are described in the legend to the outstanding notes. In general, the outstanding notes may not be offered or sold unless (1) they are registered under the Securities Act or (2) an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Safelite does not currently anticipate that it will register the outstanding notes under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     Safelite files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Safelite files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Safelite's SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov. Safelite has filed a registration statement to register with the SEC notes to be issued in the Exchange Offer. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     You should rely on the information contained in this prospectus to decide whether to participate in the exchange offer. Safelite has not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than April 21, 1999. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

                           FORWARD-LOOKING STATEMENTS

     Investors are cautioned that there are statements contained in this document, including but not limited to those under the caption Year 2000 Issues, which are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about the Company, economic and market factors and the industries in which Safelite does business, among other things. These statements are not guaranties of future performance and Safelite has no specific intention to update these statements.

     These forward-looking statements, like any forward-looking statements, involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. The risks and uncertainties include product demand, regulatory uncertainties, the effect of economic conditions, the impact of competitive products and pricing, changes in customers' ordering patterns and costs and expenses associated with any Year 2000 issues associated with Safelite, including updating software and hardware and potential system interruptions. This list should not be construed as exhaustive.

                                USE OF PROCEEDS

     Safelite will not receive any proceeds from the Exchange Offer. The net proceeds from the issuance of the outstanding notes in December 1998 along with proceeds from the equity investment in January 1999 were used to repay revolver and term loans outstanding under the Bank Credit Agreement. This debt accrued interest at the average rate of 7.7% during the three month period ended January 2, 1999. The repayment of the revolver and term loans outstanding occurred on January 29, 1999. The remainder of the gross proceeds was used to pay fees and expenses related to the issuance of the outstanding notes. As discussed in "About This Transaction" the outstanding notes contained a provision which required that the note proceeds be held in escrow until Safelite received an equity investment of at least $50 million. As a result, from December 18, 1998 to January 29, 1999, the net proceeds from the issuance of the outstanding notes were held in escrow by a collateral agent.

                                 CAPITALIZATION

     The following table shows the unaudited actual and "as adjusted" capitalization of Safelite as of January 2, 1999. The "as adjusted" column shows Safelite's capitalization on a pro forma basis after giving effect to the issuances as if the issuances were completed on January 2, 1999.

                                                               JANUARY 2, 1999
                                                          -------------------------
                                                          HISTORICAL    AS ADJUSTED
                                                          ----------    -----------
                                                            (DOLLARS IN MILLIONS)
Cash and cash collateral for outstanding notes..........    $ 54.2        $  7.8
                                                            ======        ======
Long-term debt (including current maturities):
  Revolving Credit Facility(1)..........................    $ 79.0        $ 44.0
  Term Loan Facility:
     Tranche A..........................................     150.0         123.6
     Tranche B..........................................     100.0          82.5
     Tranche C..........................................     100.0          82.5
  Other long-term debt..................................       8.2           8.2
  Existing Notes........................................     100.0         100.0
  Outstanding Notes(2)..................................      50.4          50.4
                                                            ------        ------
          Total long-term debt..........................     587.6         491.2
Total stockholders' deficit.............................     (58.5)        (12.5)(3)
                                                            ------        ------
Total capitalization....................................    $529.1        $478.7
                                                            ======        ======

---------------
(1) The revolving credit facility provides for borrowings of up to $100 million. As of January 2, 1999, Safelite's actual availability under the revolving credit facility was $4.6 million (net of outstanding letters of credit which reduce Safelite's ability to borrow under the revolving credit facility). On a pro forma basis after giving effect to the issuances, availability under the revolving credit facility would have been $39.6 million (net of outstanding letters of credit).

(2) Reflects original issue discount of $4.6 million.

(3) Reflects (a) the $50.0 million equity investment, (b) the net of tax impact of expensing of $5.2 million in unamortized debt issue costs relating to the "pre-amended" Bank Credit Agreement and (c) the net of tax impact of expensing $1.5 million in fees for the amendment to the Bank Credit Agreement. The tax benefit from items (b) and (c) totaled $2.7 million.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When Safelite sold the outstanding notes in December 1998, it entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, Safelite agreed to file a registration statement regarding the exchange of the outstanding notes for notes which are registered under the Securities Act of 1933. Safelite also agreed to use its reasonable best efforts to cause the registration statement to become effective with the Securities and Exchange Commission, and to conduct this Exchange Offer after the registration statement is declared effective. The exchange and registration rights agreement provides that Safelite will be required to pay liquidated damages to the holders of the outstanding notes if:

          (1) the registration statement is not filed by April 17, 1999;

          (2) the registration statement is not declared effective by August 15, 1999; or

          (3) the Exchange Offer has not been completed by September 14, 1999.

     A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the Exchange Offer), Safelite will accept for exchange outstanding notes which are properly tendered on or before the Expiration Date and are not withdrawn as permitted below. As used in this prospectus, "Expiration Date" means 5:00 p.m., New York City time, on May 24, 1999, or any later date and time to which Safelite, in its sole discretion, extends the Exchange Offer.

     The form and terms of the notes being issued in the Exchange Offer are the same as the form and terms of the outstanding notes, except that:

          (1) the notes being issued in the Exchange Offer will have been registered under the Securities Act;

          (2) the notes issued in the Exchange Offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

          (3) the notes being issued in the Exchange Offer will not be entitled to the registration rights and liquidated damages provisions contained in the exchange and registration rights agreement related to the outstanding notes.

     Notes tendered in the Exchange Offer must be in denominations of the principal amount of $1,000 and/or any integral multiple of $1,000.

     Safelite expressly reserves the right, in its sole discretion:

          (1) to extend the Expiration Date;

          (2) to delay accepting any outstanding notes;

          (3) if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the Exchange Offer and not accept any notes for exchange; or

          (4) to amend the Exchange Offer in any manner.

     If Safelite exercises its right to extend the Expiration Date, it will give oral or written notice of the extension to State Street Bank and Trust Company, the Exchange Agent, and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service.

     During an extension, all outstanding notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Safelite. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the Exchange Offer.

HOW TO TENDER NOTES FOR EXCHANGE

     When the holder of outstanding notes tenders, and Safelite accepts, notes for exchange, a binding agreement between Safelite and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender notes for exchange must do the following on or prior to the Expiration Date:

          (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to State Street Bank and Trust Company, the "Exchange Agent" for this Exchange Offer, at the address set forth in the letter of transmittal; or

          (2) if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the Exchange Agent at the address set forth in the letter of transmittal.

In addition, either:

          (1) the Exchange Agent must receive the certificates for the outstanding notes and the letter of transmittal;

          (2) the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of the book-entry transfer of the notes being tendered into the Exchange Agent's account at the Depository Trust Company (the "DTC"), along with the letter of transmittal or an agent's message; or

          (3) the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to the DTC and received by the Exchange Agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that the DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that Safelite may enforce the letter of transmittal against the holder.

     THE METHOD OF DELIVERY OF THE OUTSTANDING NOTES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, SAFELITE RECOMMENDS REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR NOTES SHOULD BE SENT DIRECTLY TO SAFELITE.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the notes surrendered for exchange are tendered:

          (1) by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

          (2) for the account of an eligible institution.

     An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If notes are registered in the name of a person other than the signer of the letter of transmittal, the notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to Safelite in its sole discretion, and duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     Safelite will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of notes tendered for exchange in its sole discretion. Safelite's determination will be final and binding. Safelite reserves the absolute right to:

          (1) reject any and all tenders of any note improperly tendered;

          (2) refuse to accept any note if, in Safelite's judgment or the judgment of Safelite's counsel, acceptance of the note may be deemed unlawful; and

          (3) waive any defects or irregularities or conditions of the Exchange Offer as to any particular note either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender notes in the Exchange Offer.

     Safelite's interpretation of the terms and conditions of the Exchange Offer as to any particular notes either before or after the Expiration Date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange in what is in Safelite's determination a reasonable time period, unless Safelite waives these defects or irregularities. Neither Safelite, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of notes for exchange, nor will any of them incur any liability for failure to give this notification.

     If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to Safelite of this person's authority to so act unless Safelite waives this requirement.

     By tendering, each holder will represent to Safelite, among other things, that the person acquiring notes in the Exchange Offer is obtaining them in the ordinary course of its business, whether or not the person is the holder, and that neither the holder nor other person acquiring the notes has any arrangement or understanding with any person to participate in the distribution of the notes issued in the Exchange Offer. If any holder or other person acquiring the notes is (a) an "affiliate," as defined under Rule 405 of the Securities Act, of Safelite, or (b) is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the notes to be acquired in the Exchange Offer, the holder or other person acquiring the notes:

          (1) may not rely on the applicable interpretations of the staff of the SEC; and

          (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities and thereafter receives notes issued for its own account in the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of the notes issued in the Exchange Offer. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NOTES ISSUED IN THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Safelite will accept, promptly after the Expiration Date, all outstanding notes properly tendered and will issue notes registered under the Exchange Act. See "-- Conditions to the Exchange Offer." For purposes of the Exchange Offer, Safelite shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if it has given oral or written notice to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each outstanding note accepted for exchange, the holder will receive a note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Accordingly, registered holders of notes issued in the Exchange Offer on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding notes, from December 15, 1998. Outstanding notes that Safelite accepts for exchange will stop accruing interest on the date of consummation of the Exchange Offer. Under the exchange and registration rights agreement, Safelite may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the Exchange Offer.

     In all cases, Safelite will issue notes in the Exchange Offer for outstanding notes that are accepted for exchange only after the Exchange Agent timely receives:

          (1) certificates for the outstanding notes or a timely book-entry confirmation of the outstanding notes into the Exchange Agent's account at the DTC;

          (2) a properly completed and duly executed letter of transmittal or an agent's message; and

          (3) all other required documents.

     If for any reason set forth in the terms and conditions of the Exchange Offer Safelite does not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, Safelite will return the unaccepted or non-exchanged notes without cost to the tendering holder. In the case of notes tendered by book-entry transfer into the Exchange Agent's account at the DTC, the non-exchanged notes will be credited to an account maintained with the DTC. Safelite will return the notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK ENTRY TRANSFERS

     The Exchange Agent will make a request to establish an account with respect to the outstanding notes at the DTC for purposes of the Exchange Offer within 2 business days after the date of this prospectus. Any financial institution that is a participant in the DTC's systems must make book-entry delivery of outstanding notes by causing the DTC to transfer the outstanding notes into the Exchange Agent's account at the DTC in accordance with the DTC's procedures for transfer. The participant should transmit its acceptance to the DTC on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance, execute a book-entry transfer of the tendered outstanding notes into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that Safelite may enforce the letter of transmittal against the participant. Delivery of notes issued in the Exchange Offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

          (1) be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date; or

          (2) comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding notes desires to tender the notes and the holder's notes are not immediately available, or time will not permit the holder's notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

          (1) the holder tenders the notes through an eligible institution;

          (2) prior to the Expiration Date, the Exchange Agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form Safelite has provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the notes being tendered and the amount of the notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within 3 New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

          (3) the Exchange Agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within 3 New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the Exchange Agent at one of the addresses set forth in the letter of transmittal. Any notice of withdrawal must:

          (1) specify the name of the person having tendered the outstanding notes to be withdrawn;

          (2) identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

          (3) where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn notes and otherwise comply with the procedures of the facility. Safelite will determine all questions as to the validity, form and eligibility (including time of receipt) of these notices and Safelite's determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer.

     Any notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of notes tendered by book-entry transfer into the Exchange Agent's account at the DTC, the notes withdrawn will be credited to an account maintained with the DTC for the outstanding notes. The notes will be returned or credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "-- How to Tender Notes for Exchange" above at anytime on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Safelite is not required to accept for exchange, or to issue notes in the Exchange Offer for any outstanding notes. Safelite may terminate or amend the Exchange Offer, if at any time before the acceptance of the outstanding notes for exchange:

          (1) any federal law, statute, rule or regulation has been adopted or enacted which, in Safelite's judgment, would reasonably be expected to impair Safelite's ability to proceed with the Exchange Offer;

          (2) any stop order is threatened or in effect with respect to the registration statement or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; or

          (3) there is a change in the current interpretation by SEC staff which permits the notes issued in the Exchange Offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an "affiliate" of Safelite within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the notes acquired in the Exchange Offer are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the notes issued in the Exchange Offer.

     The preceding conditions are for Safelite's sole benefit and Safelite may assert them regardless of the circumstances giving rise to any of these conditions. Safelite may waive these conditions in whole or in part at any time in its sole discretion. If Safelite does so, the Exchange Offer will remain open for at least 3 business days following any waiver of these conditions. Safelite's failure at any time to exercise the foregoing rights shall not be considered a waiver of any of these rights and each right will be considered an ongoing right which Safelite may assert at any time.

THE EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Safelite's Exchange Agent for the Exchange Offer. All executed letters of transmittal should be directed to the Exchange Agent at the address set forth in the letter of transmittal.

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE ONE LISTED IN THE LETTER OR TRANSMISSION OF THE LETTER OR TRANSMITTAL VIA FACSIMILE OTHER THAN TO A NUMBER LISTED IN THE LETTER WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     Safelite will not make any payment to brokers, dealers, or others soliciting acceptance of the Exchange Offer except for reimbursement of mailing expenses.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, notes issued in the Exchange Offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the Exchange Offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on the other person to which the notes are being issued. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

     Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor Safelite is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to (1) the provisions in the Indenture regarding the transfer and exchange of the outstanding notes and (2) the existing restrictions on transfer set forth in the legend on the outstanding notes and in the related offering memorandum dated December 18, 1998.

     Outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Safelite does not currently anticipate that it will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

     If outstanding notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered outstanding notes could be adversely affected.

     Upon completion of the Exchange Offer, holders of the outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement.

     Holders of the notes issued in the Exchange Offer and any outstanding notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken actions or exercised rights under the Indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES

     Based on interpretations of the staff of the SEC as set forth in no-action letters to third parties, Safelite believes that the notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by holders of the notes. The exception to this would be any holder which is an "affiliate" of Safelite within the meaning of Rule 405 under the Securities Act. The notes issued in this Exchange Offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

          (1) the notes are acquired in the ordinary course of the holder's business; and

          (2) the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the notes issued in the Exchange Offer.

     It should be noted that the SEC has not considered this Exchange Offer in the context of a no-action letter. As a result, Safelite cannot assure that the staff of the SEC would make a similar determination related to this Exchange Offer as they have in these other circumstances.

     Each holder, other than a broker-dealer, must furnish a written representation, at Safelite's request, that:

          (1) it is not an affiliate of Safelite;

          (2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the Exchange Offer and has no arrangement or understanding to participate in a distribution of notes issued in the Exchange Offer; and

          (3) it is acquiring the notes issued in the Exchange Offer in the ordinary course of its business.

     Each broker-dealer that receives notes issued in the Exchange Offer for its own account must acknowledge that the outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the notes issued in the Exchange Offer. See "Plan of Distribution."

     In addition, to comply with state securities laws of some jurisdictions, the notes issued in the Exchange Offer may not be offered or sold in any state unless (1) they have been registered or qualified for sale in the state or an exemption from registration or (2) qualification is available and complied with by the holders selling the notes. Safelite has agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, Safelite will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, Safelite currently does not intend to register or qualify the sale of the notes issued in the Exchange Offer in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each note until:

          (1) the date on which the note has been exchanged by a person other than a broker-dealer for a note in the Exchange Offer;

          (2) following the exchange by a broker-dealer in the Exchange Offer of a note for a note issued in the Exchange Offer, the date on which the note issued in the Exchange Offer is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of this prospectus;

          (3) the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that Safelite files in accordance with the exchange and registration rights agreement; or

          (4) the date on which the note is distributed to the public in a transaction under Rule 144 of the Securities Act.

                                  TRANSACTIONS

THE THL TRANSACTIONS

     Prior to December 20, 1996, Safelite Glass Corp. was a subsidiary of LSNWY Corp., and an indirect subsidiary of Lear Siegler Diversified Holdings Corp. On December 20, 1996, Safelite completed a series of related transactions which resulted in Thomas H. Lee Equity Fund III, L.P., other affiliates of Thomas H. Lee Company and certain other investors, collectively, "THL", acquiring approximately 88% of Safelite's voting stock and all of the outstanding shares of Safelite's 8% Cumulative Preferred Stock. Some existing stockholders, including members of management, retained ownership of approximately 12% of Safelite's voting stock. These transactions also resulted in Safelite acquiring, through a newly formed subsidiary, substantially all of the outstanding common stock of Lear Siegler, its former parent. The transactions described above will be referred to in this prospectus as the "THL Transactions." The THL Transactions were made pursuant to a Recapitalization Agreement and a Plan of Merger and Stock Purchase Agreement dated November 8, 1996. This "Recapitalization Agreement" is filed as an exhibit to Safelite's registration statement for these notes.

     A summary schematic diagram of the structure of Safelite before the THL Transactions and the corporate structure of Safelite following the THL Transactions is set forth below.

 [PRE-THL TRANSACTIONS STRUCTURE CHART & POST-THL TRANSACTIONS STRUCTURE CHART]

The Pre-THL Transactions Structure Chart shows the following organizational structure: Lear Siegler Holdings Corp. as the parent corporation, with LSNWY Corp. and "Other Lear Siegler Subsidiaries" as direct subsidiaries of Lear Siegler Holdings Corp., and Safelite Glass Corp. as a direct subsidiary of LSNWY Corp. The chart also indicates that the pre-THL Transactions stockholders of Safelite Glass Corp. were LSNWY Corp. and other stockholders (including management), as described in more detail in the text following the chart.

The Post-THL Transactions Structure Chart shows the following organizational structure: Safelite Glass Corp. as the parent corporation, with L.S. Aquisition Corp. as a direct subsidiary of Safelite Glass Corp., Lear Siegler Holdings Corp. as a direct subsidiary of L.S. Acquisition Corp., and LSNWY Corp. and "Other Lear Siegler Subsidiaries" as direct subsidiaries of Lear Siegler Holdings Corp. The chart also indicates that the post-THL Transactions stockholders of Safelite Glass Corp. were THL and certain other stockholders (including management), as described in more detail in the text following the chart.

     As a result of the THL Transactions, THL held a direct equity investment in Safelite and other stockholders of Safelite, primarily management, retained their existing interest in Safelite. Management believed that this resulting structure accurately reflected the

Company's operations, which consist entirely of the operations of Safelite, as opposed to the prior Lear Siegler structure which was put in place at a time when Safelite was only one of several operating subsidiaries owned within the Lear Siegler consolidated group.

SALE OF LEAR SIEGLER

     On September 12, 1997, Safelite sold all of the issued and outstanding shares of the capital stock of Lear Siegler to BPLSI Investment Company, a Delaware corporation. The sale was made pursuant to a stock purchase agreement between Lear Siegler, Safelite, BPLSI and James F. Mathews, the former President of Lear Siegler and the sole shareholder of BPLSI. The purchase price for the Lear Siegler Stock was $100,000 in cash plus a promissory note delivered by BPLSI to Safelite. The promissory note is not for a fixed dollar amount but instead provides that BPLSI must pay to Safelite an amount equal to 50% of the net proceeds realized, directly or indirectly, by Lear Siegler from the liquidation or other disposition, if any, of the assets belonging to Lear Siegler which were seized by the Cuban government when Fidel Castro came to power. Due to restrictions in the acquisition documents governing the THL Transactions, it is not expected that BPLSI will be able to make any payment under the promissory note until June 21, 2003. Also, due to the wholly-contingent nature of the ability of Lear Siegler or any of its subsidiaries to realize any proceeds from the liquidation or other disposition of any of the "Cuban Assets," there can be no assurance that BPLSI will make any payments to Safelite under the promissory note. Accordingly, Safelite has recorded the promissory note at a net book value of zero, and recorded a loss of $5.4 million in fiscal 1997 related to the sale of Lear Siegler.

     The operations of Lear Siegler, a former industrial conglomerate whose subsidiaries manufactured a range of products, were never an integral part of Safelite's automotive glass replacement and repair business. Management believes that the sale of Lear Siegler enables Safelite to focus on its core business.

THE CONSENT SOLICITATION

     On November 28, 1997, Safelite began a solicitation of consents, from the holders of the Existing Notes, to make amendments to the Existing Notes Indenture. The consent solicitation requested, among other things, permission for Safelite to (1) make a distribution to its shareholders and (2) increase the amount of its senior bank debt in order to make this distribution and to consummate the Vistar merger. See "-- The Vistar Transactions." On December 12, 1997, Safelite successfully completed the consent solicitation by receiving the requisite consents to the amendments to the Existing Notes Indenture from the holders of the Existing Notes. Upon consummation of the distribution, Safelite made consent payments totaling $5.0 million ($50.00 for each $1,000.00 in Existing Notes principal amount outstanding).

THE VISTAR TRANSACTIONS

     On December 19, 1997, Safelite completed the Vistar merger, whereby Vistar was merged with and into Safelite, with Safelite as the surviving corporation. Prior to the Vistar Merger, Safelite:

          (1) declared and paid a dividend on its outstanding shares of Class A Common Stock totaling approximately $67.2 million,

          (2) declared and paid a dividend on its outstanding shares of 8% Cumulative Preferred Stock equal to the accrued and unpaid dividends thereon of approximately $4.7 million, and

          (3) redeemed all outstanding shares of its 8% Cumulative Preferred Stock at an aggregate redemption price of $58.2 million.

     The three items above are referred to as the "Distribution." After the Distribution, but prior to consummation of the Vistar merger, Safelite effected a 1 for 3 reverse stock split of its Class A common stock, which was reclassified as Class A Voting Common Stock. At the same time, Safelite reclassified its currently authorized class of Class B common stock as Class B Non-Voting common stock. Safelite then declared and paid a dividend on each share of Class A Voting Stock outstanding after the reverse stock split in the form of two shares of Class B Non-Voting Stock. Safelite also authorized the creation of a new series of preferred stock, designated as Non-Voting 8% Preferred Stock. See "Description of Capital Stock -- Non-Voting Preferred Stock." The purpose of the reverse stock split and the authorization of the new non-voting preferred stock was to create the appropriate classes of stock to use as part of the purchase consideration for Vistar.

     Upon consummation of the Vistar merger, Vistar shareholders received merger consideration consisting of 1,690,101 shares of Class A Voting Stock, 6,959,771 shares of Class B Non-Voting Stock, 40,000 shares of Non-Voting Preferred Stock ($40 million aggregate liquidation preference) and $65 million cash. As a result of the Vistar merger, Safelite shareholders retained ownership of 50.5% of the outstanding Class A Voting Stock and became the owners of approximately 33% of the outstanding Class B Non-Voting Stock (including shares subject to exercisable options to acquire Class B Non-Voting Stock). Vistar shareholders became the owners of 49.5% of the outstanding Class A Voting Stock, approximately 67% of the outstanding Class B Non-Voting Stock and 100% of the outstanding Non-Voting Preferred Stock. See "Security Ownership of Certain Beneficial Owners and Management." The Class B Non-Voting Stock may convert into Class A Voting Stock in some circumstances. See "Description of Capital
Stock -- Common Stock."

     In connection with the Vistar merger, substantially all of the Safelite shareholders and all of the Vistar shareholders entered into a Shareholders Agreement which established rights and restrictions with respect to the management of Safelite and transfers of the Class A Voting Stock and the Class B Non-Voting Stock. The shareholders of both companies also entered into a Registration Agreement providing for rights to cause the Company to register its Class A Voting Stock and the Class B Non-Voting Stock under the Securities Act of 1933. The Shareholders Agreement was amended as of March 26, 1998, to provide for additional board designation rights. Unless otherwise noted, references in this prospectus to the Shareholders Agreement shall mean the Shareholders Agreement, as amended. See "Relationships and Related Transactions."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated statement of operations of Safelite is based on the audited financial statements of Safelite and Vistar, as adjusted to illustrate the estimated effects of the Vistar merger and sale of Lear Siegler. The unaudited pro forma adjustments are based on available information and assumptions that management believes are reasonable. The Unaudited Pro Forma Consolidated Statement of Operations and accompanying notes should be read in conjunction with the historical financial statements of Safelite and Vistar and other financial information pertaining to both companies included in this prospectus including "Vistar Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Unaudited Pro Forma Consolidated Statement of Operations has been prepared to give effect to the Vistar merger and sale of Lear Siegler as though these transactions had occurred on December 29, 1996, the first day of Safelite's 1997 fiscal year. This data is presented for illustrative purposes only and is not necessarily indicative of what Safelite's results of operations would actually have been had the Vistar merger and sale of Lear Siegler been completed at the beginning of the period indicated nor is it necessarily indicative of future operating results. In addition, the Unaudited Pro Forma Consolidated Statement of Operations does not reflect any impact of the issuance of the outstanding notes, the $50 million equity investment or the related pay down of revolver and term loan balances.

                              SAFELITE GLASS CORP.

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(1)
                       FOR THE YEAR ENDED JANUARY 3, 1998
                             (DOLLARS IN THOUSANDS)

                                                                        LEAR SIEGLER     VISTAR       SAFELITE
                                             SAFELITE        VISTAR      PRO FORMA      PRO FORMA     PRO FORMA
                                           HISTORICAL(2)   HISTORICAL   ADJUSTMENTS    ADJUSTMENTS    COMBINED
                                           -------------   ----------   ------------   -----------    ---------
Sales:
  Installation and related services......    $430,290       $434,245      $             $(15,446)(3)  $826,789
                                                                                         (22,300)(4)
Wholesale................................      53,014             --                                    53,014
                                             --------       --------                                  --------
     Total sales.........................     483,304        434,245                                   879,803
Cost of sales............................     331,658        363,545                     (15,446)(3)   679,757
                                             --------       --------                                  --------
Gross profit.............................     151,646         70,700                                   200,046
Selling, general and administrative......     111,815         80,575       (1,107)(5)     (5,079)(6)   186,704
                                                                                             500(7)
Restructuring expenses...................       2,865             --                                     2,865
Loss on sale of Lear Siegler.............       5,418                                                    5,418
Other operating expenses.................       5,704          2,409                                     8,113
                                             --------       --------                                  --------
Operating income (loss)..................      25,844        (12,284)                                   (3,054)
Interest expense.........................     (27,517)        (1,554)          72(5)     (15,536)(8)   (44,535)
Interest income..........................       1,254            710         (483)(5)                    1,481
                                             --------       --------                                  --------
Income (loss) from continuing operations
  before income taxes....................        (419)       (13,128)                                  (46,108)
Income tax benefit (provision)...........       6,842            (88)        (278)(5)     15,334(9)     21,810
                                             --------       --------                                  --------
Income (loss) from continuing
  operations.............................    $  6,423       $(13,216)                                 $(24,298)
                                             ========       ========                                  ========

     See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                              SAFELITE GLASS CORP.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

1. The pro forma financial data do not give effect to any potential synergies that could result from the Vistar merger.

2. The Safelite Historical Statement of Operations includes the operations of Vistar from December 19, 1997 (the date of the Vistar merger) through the Company's fiscal year end.

3. Represents the elimination of inter-company sales between Safelite and Vistar.

4. Reflects estimated impact of customer contractual arrangements as a result of the merger of the two companies.

5. Represents the operating expenses, interest expense, interest income and related tax impact of Lear Siegler.

6. Adjusts goodwill amortization to reflect the purchase of Vistar using a thirty year estimated useful life. The allocation of the purchase price to the tangible and intangible assets of Vistar acquired is detailed below:

Accounts receivable.........................................    $ 25,839
Inventory...................................................       5,654
Prepaids and other current assets...........................       1,457
Property, plant and equipment...............................      17,878
Deferred taxes..............................................      39,180
Goodwill....................................................     272,518
Other assets................................................       2,726
Accounts payable............................................     (14,900)
Other current liabilities...................................     (13,133)
Restructuring reserves......................................     (28,722)
Other liabilities...........................................      (8,697)
Long-term debt..............................................     (17,716)
                                                                --------
Total.......................................................    $282,084
                                                                ========

7. Represents the increase in management fees payable to THL as a result of the Amended and Restated Management Agreement. See "Relationships and Related Transactions."

                              SAFELITE GLASS CORP.

8. Reflects the adjustment to interest expense and amortization of deferred financing fees as a result of the Vistar merger as detailed below. This does not reflect any impact of the issuance of the outstanding notes, the $50 million equity investment, the Bank Credit Agreement Amendment or the related paydown of revolver and term loan balances.

                                                                  YEAR ENDED
                                                                JANUARY 3, 1998
                                                                ---------------
Senior Credit Facilities borrowings at estimated interest
  rates(a):
Revolving Credit Facility at 7.50% (includes premium
  financing)................................................       $  4,175
  Term Loan A at 7.60%......................................         11,400
  Term Loan B at 8.10%......................................          8,100
  Term Loan C at 8.35%......................................          8,350
Existing Notes at 9.875%....................................          9,875
Vistar unsecured notes payable..............................            600
                                                                   --------
Cash interest expense.......................................         42,500
Amortization of deferred financing fees.....................          2,035
                                                                   --------
Pro forma interest expense..................................         44,535
Less: Historical interest expense...........................        (28,999)
                                                                   --------
Pro forma adjustments.......................................       $ 15,536
                                                                   ========

-------------------------

(a) A 0.125 percent change in interest rates would change annual pro forma interest expense by $500.

9.  Represents the tax effect of adjustments to reflect the Vistar merger.

                            SELECTED FINANCIAL DATA

     The selected financial data of Safelite below for fiscal years ended 1995, 1996, and 1997, and the three months ended April 4, 1998 are derived from audited financial statements. The data presented for the three months ended March 29, 1997 and the nine months ended January 3, 1998 are derived from unaudited financial statements. These unaudited financial statements include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes also included in this prospectus.

                                                                                       THREE MONTHS
                                                                                          ENDED              NINE MONTHS ENDED
                                                   FISCAL YEAR(1)                  --------------------   -----------------------
                                     -------------------------------------------   MARCH 29,   APRIL 4,   JANUARY 3,   JANUARY 2,
                                      1993     1994     1995     1996      1997      1997        1998        1998         1999
                                     ------   ------   ------   -------   ------   ---------   --------   ----------   ----------
                                                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Sales............................  $328.3   $357.4   $372.1   $ 438.3   $483.3    $ 107.8     $213.8      $375.5       $659.0
  Cost of sales....................   229.7    246.1    261.7     299.6    331.7       75.8      155.5       255.9        488.5
                                     ------   ------   ------   -------   ------    -------     ------      ------       ------
  Gross profit.....................    98.6    111.3    110.4     138.7    151.6       32.0       58.3       119.6        170.5
  Selling, general & administrative
    expenses.......................   100.4     90.8     93.5     107.3    111.8       26.0       46.5        85.8        140.7
  Other operating expenses(2)......      --     21.1       --       7.6      5.7         --        3.1         5.7          3.6
  Loss on sale of Lear Siegler.....      --       --       --        --      5.4         --         --         5.4           --
  Restructuring expense(3).........     4.6       --      6.3        --      2.9         --        3.8         2.9          4.2
                                     ------   ------   ------   -------   ------    -------     ------      ------       ------
  Income (loss) from operations....    (6.4)    (0.6)    10.6      23.8     25.8        6.0        4.9        19.8         22.0
  Interest expense.................   (15.5)    (4.5)    (6.0)     (6.7)   (27.5)      (6.3)     (10.9)      (21.2)       (34.3)
  Interest income..................     0.3      2.2      2.9       2.1      1.3        0.3        0.1         1.0          0.4
                                     ------   ------   ------   -------   ------    -------     ------      ------       ------
  Income (loss) from continuing
    operations before income taxes,
    minority interest and
    extraordinary items............   (21.6)    (2.9)     7.5      19.2     (0.4)       0.0       (5.9)       (0.4)       (11.9)
  Income tax benefit
    (provision)(4).................     0.3     (0.2)    (0.1)     17.6      6.8       (0.1)       1.6         6.9          1.8
  Minority interest................     0.1     (2.7)    (1.1)    (10.2)      --         --         --          --           --
                                     ------   ------   ------   -------   ------    -------     ------      ------       ------
  Income (loss) from continuing
    operations before extraordinary
    items..........................   (21.2)    (5.8)     6.3      26.6      6.4       (0.1)      (4.3)        6.5        (10.1)
  Discontinued operations(5).......   (43.2)      --       --       1.7       --         --         --          --           --
  Extraordinary loss(6)............      --     (1.5)      --      (0.5)    (2.8)        --         --        (2.8)          --
                                     ------   ------   ------   -------   ------    -------     ------      ------       ------
  Net income (loss)................  $(64.4)  $ (7.3)  $  6.3   $  27.8   $  3.6    $  (0.1)    $ (4.3)     $  3.7       $(10.1)
                                     ======   ======   ======   =======   ======    =======     ======      ======       ======

OTHER FINANCIAL DATA:
  Depreciation and amortization....  $ 12.0   $  7.2   $  7.6   $   8.0   $  8.7    $   2.0     $  6.4      $  6.7       $ 17.2
  Capital expenditures.............     7.7     14.2     12.0      12.8     13.9        4.2        2.4         9.6         17.1
  Ratio of earnings to fixed
    charges(7).....................      --       --     1.4x      2.0x       --       1.0x         --          --           --
  Deficiency of earnings to fixed
    charges(7).....................  $(21.6)  $ (2.9)      --        --   $ (0.4)        --     $ (5.9)     $ (0.4)      $(11.9)

BALANCE SHEET DATA:
  Working capital..................  $ 41.0   $ 41.9   $ 58.1   $  56.6   $ 29.8    $  56.6     $ 40.3      $ 29.8       $ 51.2
  Total assets.....................   169.8    193.7    188.3     216.2    558.1      204.0      576.4       558.1        620.1
  Total indebtedness...............    35.0     63.8     69.0     263.7    479.9      270.0      503.6       479.9        587.6
  Stockholders' equity (deficit)...     7.7      0.2     (0.6)   (128.5)   (46.9)    (128.6)     (48.4)      (46.9)       (58.5)

-------------------------

(1) Prior to 1998, Safelite's fiscal year ended on the Saturday closest to December 31 of each year. On May 18, 1998, Safelite changed its fiscal year to the Saturday closest to March 31.

(2) Other operating expenses in 1994 are comprised of a $2.5 million one-time charge recorded by Safelite to conform its method of accounting to Statement of Position (SOP) No. 93-7, "Reporting on Advertising Costs" and $18.6 million primarily related to curtailment and settlement losses for pension plans of previously disposed Lear Siegler subsidiaries. Other operating expenses in 1996 are comprised of management transaction bonuses related to the THL Transactions of $6.9 million and estimated costs (primarily severance) of $0.7 million to exit the activities of Lear Siegler. Other operating expenses in 1997 include $1.0 million of management transaction bonuses, $3.0 million related to acceleration of vesting of management stock options and $0.5 million related to forgiveness of officer loans made in connection with the Vistar merger. Also included in other operating expenses in 1997 are costs related to obtaining bondholder consent to the Vistar merger of $1.2 million. Other operating expenses in the three months ended April 4, 1998, the nine months ended January 2, 1999 and the nine months ended January 3, 1998, consist solely of costs associated with the integration of corporate systems, moving, relocation and other expenses associated with the Vistar merger. See Notes 1, 2, 4 and 10 to Safelite's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) In 1993, Safelite recorded $4.6 million in restructuring charges related to the planned closing of approximately 70 service center locations. In 1995, Safelite recorded $6.3 million in restructuring charges. Of this amount, $5.6 million related to the planned closing of 100 service center locations and $0.7 million related to field management reorganization. In 1997, Safelite recorded restructuring charges totaling $2.9 million consisting of $0.4 million for planned closing of Safelite service center locations and $2.5 million related to Safelite employee severance resulting from the consolidation of Safelite and Vistar field and administrative activities. Restructuring charges of $3.8 million for the three months ended April 4, 1998 consisted of $2.5 million for planned closing of 50 Safelite service center locations and $1.3 million related to Safelite employee severance. Restructuring charges of $4.2 million for the nine months ended January 2, 1999 consisted of $3.6 million for planned closing of 55 Safelite service centers and $0.6 million related to Safelite employee severance. See Notes 4 and 5 to Safelite's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) The adoption of SFAS No. 109, "Accounting for Income Taxes" in 1993 was not material to Safelite's consolidated results of operations or its financial condition. During 1996 and 1997, the valuation allowance provided against Safelite's deferred tax assets was reduced by $25.9 million and $3.0 million. See Note 14 to Safelite's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) In 1993, five operating businesses of Lear Siegler were sold and a resulting loss on sale of discontinued operations of $45.2 million was recognized. 1993 income from operations on these businesses was $2.0 million. In 1996, a gain from discontinued operations totaling approximately $1.7 million was recorded, consisting of $27.2 million in favorable resolution of various tax contingencies of previously discontinued Lear Siegler operations offset by $25.5 million of settlement costs for various liability issues related to previously disposed of Lear Siegler subsidiaries. See Note 16 to Safelite's financial statements.

(6) In each of the fiscal years 1994, 1996 and 1997, Safelite recorded extraordinary losses as a result of expensing unamortized loan origination fees related to the early retirement of the associated debt. The amount recorded for 1994 was $1.5 million, net of minority interest and income tax of

    $0.3 million. The amount recorded for 1996 was $0.5 million, net of tax of $0.3 million. The amount recorded for 1997 was $2.8 million, net of tax of $1.9 million.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and cumulative effect of accounting changes, plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all debt plus capitalized interest, amortization of deferred financing costs and one-half of rental expense on operating leases. One-half of rent expense represents that portion of rental expense which management believes is attributable to interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Safelite is the largest provider of automotive glass replacement and repair services in the United States. The Company's installation and related services customers include insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. Safelite also acts as a subcontractor for other automotive glass replacement and repair providers. Approximately 94%, or $621.7 million, of Safelite's sales for the nine months ended January 2, 1999 were installation and related services sales. Of these sales, approximately 78% were generated through Safelite's own service centers, mobile vans, and centralized telephone/dispatch centers ("service center sales"). The remainder of installation and related services sales, or $136.1 million, for the nine months ended January 2, 1999 were derived from Safelite's network of independent automotive glass installation and repair providers which install or repair glass for Safelite under subcontracting arrangements ("network sales").

     Insurance companies represent the largest installation and related services customer segment comprising approximately 59% of installation and related services sales in 1997 and 68% in the nine months ended January 2, 1999.

     Safelite manufactures approximately 65% of the windshields it installs and utilizes its excess manufacturing capacity to produce windshields for sale into the wholesale market. Wholesale customers are primarily regional and local automotive glass replacement and repair companies. Approximately 11% of Safelite's sales for 1997 were wholesale sales. In both the three months ended April 4, 1998 and the nine months ended January 2, 1999, wholesale sales represented approximately 6% of Safelite's sales. Safelite's strategic focus for its wholesale operations is to maintain sales and increase overall gross margins.

     Safelite's costs and expenses include cost of sales and selling, general and administrative expenses. Cost of sales includes product and distribution costs, installation labor, service center occupancy and vehicle expenses. Selling, general and administrative expenses include costs of Safelite's national phone centers, sales force and other general and administrative functions.

VISTAR MERGER AND CURRENT OPERATING PERFORMANCE

     On December 19, 1997, Safelite acquired Vistar, the second largest automotive glass replacement and repair company in the United States. As a result, Safelite's results of operations for the three months ended April 4, 1998 and the nine months ended January 2, 1999 are not directly comparable to results recorded in prior periods.

     In connection with the Vistar merger, Safelite took a number of actions in order to consolidate redundant overhead in both field and corporate operations, eliminate redundant service center locations and eliminate redundant sales and marketing activities. These actions included the closing of 179 service center locations, the conversion of all remaining Vistar service center locations to the Safelite point of sale system, the closing of the former Vistar corporate headquarters, the conversion of Vistar call center and billing systems to Safelite systems, and the elimination of redundant field management, sales and marketing activities.

     Most redundant corporate overhead, sales and marketing activities were consolidated prior to May 1, 1998 in accordance with management's original integration plan. By

January 2, 1999, substantially all remaining actions required to achieve merger-related cost savings were completed. The completion of these remaining activities, however, occurred later than management's original plan which would have had much of the field and call-center integration processes completed before the summer of 1998. The summer months are traditionally Safelite's highest volume sales months as automobile miles driven increase significantly in that period.

     Management estimates annual net cost savings related to the Vistar merger will total $30 million to $35 million, which is consistent with the original plan. Approximately $7 million of these net cost savings are reflected in Safelite's results of operations for the nine months ended January 2, 1999 and approximately 40% are expected to be reflected in total fiscal year ended April 3, 1999 results. The entire net cost savings are expected to be realized in Safelite's fiscal year ended April 1, 2000. There can be no assurance, however, that these cost savings will be achieved or that other factors will not negate the realization of the savings.

     At the time of the Vistar merger, management estimated that merger-related closing and consolidation costs would range from $37 million to $42 million. In addition, management estimated that Safelite would incur between $5 million and $10 million in one-time expenses associated with the integration of corporate systems, temporary services fees, training, moving and other costs related to the Vistar merger. Actual results for these items were in line with management's estimates. As of January 2, 1999, Safelite has recorded $38.0 million in Vistar merger related closing and consolidation costs and $6.7 million in one-time merger integration costs. Management expects to incur no further Vistar merger related restructuring or one-time charges.

     As discussed above, the consolidation and elimination of redundant service centers and related field operations activities took longer, and was more disruptive to Safelite's business, than was originally anticipated. This disruption and delay, combined with lower overall automotive glass replacement industry unit volumes, has had an adverse impact on Safelite's sales and results of operations.

     Key items which have impacted Safelite's performance are described below:

     - The focus of the field sales force on merger integration activities has adversely impacted unit sales. This has resulted in reduced sales to local commercial accounts such as car dealerships, body shops and local car rental companies compared to pre-merger combined results for Safelite and Vistar. Sales to insurance customers, most notably State Farm, where Safelite does not have a Total Customer Solution or Master Provider relationship have also been negatively affected.

     - Field operations management likewise has been focused on integrating the two companies, which had different operating cultures and strategies. This has resulted in both lower sales to individual consumers than the combined companies had experienced prior to the merger and lower productivity levels than had been previously achieved by Safelite.

     - A higher proportion of sales have been serviced through the Company's network of independent automotive glass installation providers than had been experienced by Safelite prior to the Vistar merger. The gross profit margin on network sales is substantially lower than on Safelite-owned service center sales.

     - The overall automotive glass replacement industry has experienced a decline in unit volumes and increased price competition during the current fiscal year-to-date period.

     Management is devoting substantial time and attention in an effort to address these issues and to improve Safelite's sales growth and operating efficiencies to expected levels. Specific actions taken or to be taken include continued training of former Vistar field operations and call center associates on Safelite systems and market-based operating strategies, refocusing Safelite's field sales force on sales growth, and aligning service center and warehouse headcount with current unit volumes. In addition, management has recently completed changes related to key leadership positions in field operations, field sales and call center management at the former Vistar call center. All such positions are now held solely by experienced Safelite associates.

     While management believes that these actions will improve sales and operating performance, there can be no assurances regarding the timing within which these actions may have impact or that these efforts will be ultimately successful. Safelite's results of operations for the three months ended April 3, 1999 may vary compared to the level of adjusted EBITDA recorded in the comparable period of the prior year due to disruptions in Safelite's business caused by the difficulties in integrating Vistar's operations and the competitive pricing environment currently being experienced by the automotive glass replacement industry.

RESULTS OF OPERATIONS

     The following table reflects Safelite's sales, related expenses and earnings expressed as a percentage of sales for the periods set forth below.

                                                THREE MONTHS ENDED       NINE MONTHS ENDED
                            FISCAL YEAR        --------------------   -----------------------
                       ---------------------   MARCH 29,   APRIL 4,   JANUARY 3,   JANUARY 2,
                       1995    1996    1997      1997        1998        1998         1999
                       -----   -----   -----   ---------   --------   ----------   ----------
SALES:
  Installation and
     related
     services:
     Service
       center........   80.7%   75.9%   75.3%     77.0%      75.4%       74.9%        73.7%
     Network.........    4.1    10.8    13.7      11.4       18.9        14.3         20.6
  Wholesale..........   15.2    13.3    11.0      11.6        5.7        10.8          5.7
                       -----   -----   -----     -----      -----       -----        -----
Total sales..........  100.0   100.0   100.0     100.0      100.0       100.0        100.0
Cost of sales........   70.3    68.4    68.6      70.3       72.7        68.1         74.1
                       -----   -----   -----     -----      -----       -----        -----
Gross profit.........   29.7    31.6    31.4      29.7       27.3        31.9         25.9
Selling, general and
  administrative
  expenses...........   25.1    24.5    23.2      24.1       21.7        22.9         21.4
Restructuring
  expense............    1.7      --     0.6        --        1.8         0.8          0.7
Other operating
  expenses...........     --     1.7     1.2        --        1.5         1.5          0.5
Loss on sale of Lear
  Siegler............     --      --     1.1        --         --         1.4           --
Interest expense.....   (1.6)   (1.5)   (5.7)     (5.9)      (5.1)       (5.6)        (5.2)
Interest income......    0.7     0.5     0.3       0.3         --         0.2          0.1
                       -----   -----   -----     -----      -----       -----        -----
Income (loss) before
  income taxes.......    2.0     4.4    (0.1)      0.0       (2.8)       (0.1)        (1.8)
Income tax benefit...     --     4.0     1.4        --        0.8         1.8          0.3
Minority interest....   (0.3)   (2.4)     --        --         --          --           --
Discontinued
  operations.........     --     0.4      --        --         --          --           --
Extraordinary loss...     --    (0.1)   (0.6)       --         --        (0.7)          --
                       -----   -----   -----     -----      -----       -----        -----
Net income (loss)....    1.7%    6.3%    0.7%      0.0%      (2.0)%       1.0%        (1.5)%
                       =====   =====   =====     =====      =====       =====        =====

NINE MONTHS ENDED JANUARY 2, 1999 COMPARED WITH NINE MONTHS ENDED JANUARY 3,
1998

     SALES. Sales for the nine months ended January 2, 1999, increased $283.6 million, or 75.5%, to $659.1 million, from $375.5 million in the comparable nine months of 1997. Installation and related services grew $286.6 million, or 85.6% to $621.7 million. Approximately 72% of this growth was derived through service center sales while the remainder was provided by increased network sales. Most of the sales growth in installation and related services is attributable to the Vistar merger. While sales have increased substantially over last year due to the Vistar merger, Safelite's focus on the complexities of merger integration activities has had an adverse effect on post-merger sales growth. Overall installation and related services unit volumes for the nine months ended January 2, 1999 are down 8% from the combined pre-merger unit sales volumes of Safelite and Vistar in the comparable prior year period.

     Wholesale sales for the nine months ended January 2, 1999, fell 7.7% to $37.4 million as a result of a 5% decline in unit sales further impacted by lower prices. These results reflect the soft market conditions currently being experienced in the auto glass replacement market.

     GROSS PROFIT. Gross profit for the nine months ended January 2, 1999, increased 42.6% to $170.5 million, from $119.6 million in the comparable nine months of 1997, mainly as a result of increased sales volume from the Vistar merger. Gross profit margin decreased to 25.9% as compared to 31.9% in the comparable period of the prior year, due primarily to the higher percentage of network business relative to total sales, offset partially by higher prices and improved customer mix. The gross profit margin on network sales is substantially lower than on work performed through Safelite owned service centers. Additional gross margin compression occurred as a result of decreased productivity in service center and warehouse operations during the merger integration period.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses rose 64.0% in the first nine months of fiscal 1999 to $140.7 million as a result of the Vistar merger. Selling, general and administrative expenses as a percent of sales decreased to 21.4% in the nine months ended January 2, 1999, from 22.9% in the corresponding prior year period. This decrease is due to the achievement of merger synergies. Selling, general and administrative expenses as a percent of sales was negatively impacted by slower post-merger sales growth.

     INCOME BEFORE INCOME TAXES. Income before income taxes decreased to a loss of $11.9 million in the first nine months of fiscal 1999 from a loss of $0.4 million in the same period of the prior year. In addition to the impact of merger integration on sales and gross profit described above, income before income taxes in the nine months ended January 2, 1999 was adversely affected by $13.1 million in increased interest costs. Income before income taxes in the nine months ended January 3, 1998 included a $5.4 million loss on sale of Safelite's former parent, Lear Siegler.

     INCOME TAXES. In the first nine months of fiscal 1999, Safelite's provision for income taxes was significantly above income taxes computed using statutory rates primarily due to non-deductible amortization of goodwill arising from the Vistar merger.

     NET INCOME. Net income (loss) for the nine months ended January 2, 1999, was $(10.1) million, down from income of $3.7 million in the same period of the prior year. The decrease in net income from 1997 was primarily due to the changes in income before income taxes described above.

THREE MONTHS ENDED APRIL 4, 1998 COMPARED WITH THREE MONTHS ENDED
MARCH 29, 1997

     SALES. Sales increased $106.0 million in the three months ended April 4, 1998, or 98.3%, to $213.8 million, from $107.8 million in the three months ended March 29, 1997. Installation and related services grew $106.4 million, or 111.7 % to $201.7 million. Approximately 73% of this growth was attributable to service center sales while the remainder was provided by increased network sales. The growth in installation and related services revenue over the prior year was due primarily to the Vistar merger and favorable pricing, as overall market volumes were soft in the first three months of calendar 1998.

     Wholesale sales fell 3.5 % to $12.1 million despite an 8.0% increase in unit sales. Soft market conditions and greater industry capacity increased competition at the wholesale level, particularly in the higher margin smaller local glass chains and shops. As a result, much of the increase in unit sales was derived from the more price sensitive truckload buyers who were purchasing in advance of the industry-wide NAGS price increase which took effect March 16, 1998.

     GROSS PROFIT. Gross profit increased 81.8% to $58.3 million in the three months ended April 4, 1998, from $32.0 million in the corresponding period of the prior year. Gross profit margin decreased to 27.3% in the first three months of 1998, from 29.7% in the corresponding prior year period, as the impact of improved installation and related services pricing and customer mix was more than offset by the higher growth rate of network business relative to total sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses rose 78.8% in the first three months of 1998 to $46.5 million, with the Vistar merger accounting for substantially all of the increase. As a percentage of sales, selling, general and administrative expenses declined to 21.7% in the first three months of 1998 from 24.1% for the corresponding prior year period. This decline in selling, general and administrative expenses as a percent of sales was a result of Safelite's improved operating leverage.

     INCOME BEFORE INCOME TAXES. Income before taxes declined to a loss of $5.9 million for the three months ended April 4, 1998, compared with essentially break-even performance for the corresponding prior year period. The decline in income before income taxes despite higher overall gross margin dollars and lower selling general and administrative expenses as a percent of sales was caused primarily by $6.9 million in restructuring charges and one-time integration costs and $4.6 million in increased interest costs associated with the Vistar merger.

     INCOME TAXES. Safelite recorded an income tax benefit in the first three months of 1998 of $1.6 million, compared to a $0.1 million income tax provision for the first three months of 1997. The income tax benefit (provision) in both periods differed from amounts computed using statutory rates due primarily to amortization of goodwill.

     NET INCOME. Net income declined to a loss of $4.3 million for the three months ended April 4, 1998 from a loss of $0.1 million in the corresponding prior year period due to the changes described above.

1997 COMPARED WITH 1996

     SALES. Sales increased $45.0 million in 1997, or 10.3%, to $483.3 million, from $438.3 million in 1996. Installation and related services grew $50.1 million, or 13.2% to $430.3 million. Approximately 63% of this growth was attributable to service center sales while the remainder was provided by increased network sales. The growth in installation and related services revenue over the prior year was due primarily to favorable pricing and improved customer mix. Instrumental to the improved customer mix was the addition of new multi-year "Master Provider" programs with several large insurers, most notably GEICO. Under a Master Provider program, Safelite administers 100% of an insurance company's automotive glass claims and, as a result, receives more referrals both to be performed in its own service centers and through its network of independent automotive glass installation providers. The increase in insurance customer sales volume was partially offset by a decline in subcontracting sales volume, as overall market conditions were soft in 1997.

     Wholesale sales fell 8.9% to $53.0 million as a result of a 13% decline in unit sales partially offset by increased pricing. The pricing improvement came about through a shift of business from more price sensitive truckload buyers to smaller local glass chains and shops. The wholesale business performance reflected the soft market conditions and resulting competition at the wholesale level.

     GROSS PROFIT. Gross profit increased 9.3% to $151.6 million, from $138.7 million in 1996. Gross profit margin remained virtually constant in 1997 at 31.4% compared to 31.6% in 1996, as the impact of improved installation and related services pricing and customer mix was partially offset by higher product and installation costs. Also negatively affecting the gross margin percentage was the higher growth rate of network business relative to total sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses rose 4.2% in 1997 to $111.8 million. Vistar selling, general and administrative expenses from the December 19, 1997 merger date through year-end accounted for nearly all of the total increase. As a percentage of sales, selling, general and administrative expenses declined to 23.2% in 1997 from 24.5% in 1996.

     INCOME BEFORE INCOME TAXES. Income before income taxes decreased to a loss of ($0.4) million in 1997 from income of $19.2 million in 1996. The decrease was due primarily to $20.8 million in higher interest costs incurred as a result of Safelite's December 20, 1996 recapitalization, coupled with a $5.4 million loss on the sale of Lear Siegler and $2.9 million in restructuring charges. Partially offsetting these items was a decline in other operating expenses of $1.9 million. Other operating expenses in 1997 consisted of one-time charges related to the Vistar merger as follows: (1) $3.0 million for acceleration of vesting of management stock options, (2) $1.0 million in management transaction bonuses,
(3) $0.5 million related to the forgiveness of officer loans and (4) $1.2 million in costs associated with obtaining bondholder consent to amend the terms of the Existing Notes and approve the Vistar merger.

     INCOME TAXES. In 1997, Safelite recorded a tax benefit substantially in excess of the statutory rate primarily due to a reduction of Safelite's valuation allowance for deferred tax assets in recognition of Safelite's improved profitability, and the recognition of the right to use previously unrecognized federal net operating loss carryforwards obtained in connection with the Lear Siegler sale transaction. The credit provision for income tax in 1997 was $10.8 million less than 1996. The valuation allowance was substantially reduced in 1996 in recognition of Safelite's improved profitability at that time.

     NET INCOME. Net income declined to $3.6 million from $27.8 million in 1996 primarily as a result of the changes described above as well as the elimination of the adjustment for minority interest as a result of the THL Transactions in 1996. Also contributing to the change was a $2.8 million extraordinary loss in 1997 for the early extinguishment of debt which was made in connection with obtaining new financing for the Vistar merger.

1996 COMPARED WITH 1995

     SALES. Sales in 1996 increased $66.2 million, or 17.8%, to $438.3 million, from $372.1 million in 1995. Installation and related services sales grew $64.5 million, or 20.4% to $380.1 million. Approximately half of this growth was attributable to increased service center sales while the remainder was provided by increased network sales. Service center sales increases were the result of volume improvements associated with the continued implementation of Master Provider programs, favorable pricing and improved customer mix. The $32.3 million increase in network sales to $47.5 million was a direct result of the growth in Safelite's Master Provider programs.

     Wholesale sales rose 3.0% to $58.2 million as a result of price increases which were partially offset by a decline in unit sales of 4.4%. These results reflected Safelite's strategic shift of wholesale sales efforts towards higher margin local automotive glass accounts and away from larger, more price-sensitive regional customers.

     GROSS PROFIT. Gross profit in 1996 increased 25.6% to $138.7 million, from $110.4 million in 1995. Gross profit margin increased to 31.6% in 1996, from 29.7% in 1995. This improvement in gross profit margin was primarily the result of increased service center sales volume, higher prices, and reductions in Safelite's fixed cost structure as a result of the 1995 restructuring activities. These improvements in gross profit margin were partially offset by increases in the lower-margin network sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses rose 14.8% in 1996 to $107.3 million. As a percentage of net sales, selling, general and administrative expenses declined to 24.5% from 25.1%. The overall increase in selling, general and administrative expenses was related to the opening of Safelite's third national phone center, increased staffing to support the rapid growth in network sales and higher incentive compensation. The decline in selling, general and administrative expenses as a percentage of sales was a result of increased total sales and the benefits of Safelite's improved operating leverage.

     INCOME BEFORE INCOME TAXES. Income before income taxes increased 156.0% to $19.2 million in 1996, from $7.5 million in 1995. Income before taxes increased from 2.0% of total sales to 4.4% of total sales as a result of the improved gross profit margins and a decline in selling, general and administrative expenses as a percentage of total sales described above, partially offset by one-time charges for management transaction bonuses of $6.9 million and estimated costs (primarily severance) of $0.7 million to exit the activities of Lear Siegler.

     INCOME TAXES. In 1996, Safelite recorded a tax benefit of $17.6 million primarily as a result of reversing a valuation allowance for certain deferred tax assets in accordance with the provisions of SFAS No. 109 and in recognition of Safelite's improved profitability.

     NET INCOME. The increase in net income to $27.8 million from $6.3 million in 1995 was due primarily to the changes in income before taxes and the reversal of the deferred tax valuation allowance described above, offset by an increase in 1996 in the deduction for minority interest earnings of $9.1 million. Also affecting net income in 1996 was a $1.7 million gain, related to Lear Siegler discontinued operations.

RESTRUCTURING CHARGES

     In late 1991, the current management team recognized that insurance companies and large fleet owners were responsible for the majority of automotive glass replacement purchasing decisions in the U.S., and focused Safelite on providing a total claims management solution. In 1993, Safelite reorganized its national network by introducing sophisticated information systems that permitted Safelite to close redundant service center locations and consolidate certain administrative functions. These initiatives resulted in restructuring charges in 1993 and 1995 to close service center locations and reorganize field management. Safelite recorded restructuring charges in 1995 of $5.6 million related to the closing of 100 service center locations and $0.7 million related to field management reorganization. There were no restructuring charges during 1996.

     As a result of the Vistar merger, Safelite took actions to consolidate redundant overhead in both field and corporate operations, eliminate redundant service center locations and eliminate redundant sales and marketing activities. Merger-related closing and consolidation costs totaled $38 million of which $27.1 million was recorded as purchase accounting adjustments and $10.9 million was recorded as restructuring charges.

     The $27.1 million of purchase accounting adjustments relate to Vistar employee severance, closure of Vistar service center locations and elimination of duplicative Vistar corporate functions. The restructuring charges of $2.9 million recorded in fiscal 1997, $3.8 million in the three months ended April 4, 1998 and $4.2 million in the nine months ended January 2, 1999, relate to Safelite employee severance and closing of Safelite service centers. As of January 2, 1999, Safelite has made approximately $25.6 million in cash payments in connection with these items. Safelite anticipates additional cash payments of $2.0 million in the remainder of fiscal 1999, $4.1 million in fiscal 2000 and $2.2 million in fiscal 2001 relating to these accruals.

EFFECTIVE INCOME TAX RATE

     For the quarter ended April 4, 1998 and the nine months ended January 2, 1999, Safelite's provision for income taxes was above the statutory rate due to permanent differences, primarily amortization of non-deductible goodwill. Safelite recorded a tax benefit of $6.8 million for fiscal year 1997. This tax benefit resulted primarily from a reduction in the valuation allowance relating to net operating loss carryforwards generated prior to 1994, and from obtaining the right to use approximately $16.2 million of previously unrecognized federal net operating loss carryforwards as part of the Lear Siegler sale transaction. The reduction in the valuation allowance was based upon management's review of Safelite's historical and current pre-tax earnings, giving effect to adjustments and statutory limitations resulting from the THL Transactions and the Vistar merger. Based upon this review, management believes that Safelite will realize the benefit of a portion of its existing deductible temporary differences. Management expects that the increase in interest expense which will occur as a result of the Vistar merger combined with Safelite's net operating loss carryforwards may result in reduced Federal tax payments for a period of up to 10 years.

EFFECTS OF INFLATION

     Inflation has not been material to Safelite's operations for the periods presented.

QUARTERLY DATA

     The following table shows Safelite's quarterly sales for fiscal 1995, 1996, and 1997.

                                   NET SALES
                             (DOLLARS IN MILLIONS)

                                          1995            1996            1997
                                      ------------    ------------    ------------
                                      SALES     %     SALES     %     SALES     %
                                      ------   ---    ------   ---    ------   ---
First Calendar Quarter..............  $ 85.6    23%   $102.9    24%   $107.8    22%
Second Calendar Quarter.............    99.0    26     122.0    28     129.1    27
Third Calendar Quarter..............    99.5    27     115.8    26     126.3    26
Fourth Calendar Quarter.............    88.0    24      97.6    22     120.1    25
                                      ------   ---    ------   ---    ------   ---
          Total Annual..............  $372.1   100%   $438.3   100%   $483.3   100%
                                      ======   ===    ======   ===    ======   ===

     Historically, Safelite has experienced seasonal variations in revenues, with lower revenues typically reported in the first and fourth calendar quarters of each year. See "-- Effect of Weather Conditions; Seasonal Earnings."

EFFECT OF WEATHER CONDITIONS; SEASONAL EARNINGS

     The severity of weather has historically affected Safelite's sales and operating income, with severe winters generating increased sales and income and mild winters generating lower sales and income. Accordingly, mild weather conditions have an adverse affect Safelite's results of operations.

     Safelite's business is somewhat seasonal, with the first and fourth calendar quarters of each year traditionally being its slowest periods of activity. This reduced level of sales in the first and fourth calendar quarters has resulted in a disproportionate decline in operating income during those quarters due to Safelite's significant operating leverage. Management believes these seasonal trends will continue for the foreseeable future.

YEAR 2000 ISSUES

     Many computer systems in use today may be unable to correctly process data or may not operate at all after December 31, 1999 because those systems recognize the year within a date only by the last two digits. Some computer programs may interpret the year "00" as 1900, instead of as 2000, causing errors in calculations or the value "00" may be considered invalid by the computer program, causing the system to fail. Year 2000 issues affect (1) Information Technology (IT) utilized in Safelite's widely diversified business information systems, including mainframe and client server hardware and software communications, (2) non-IT systems utilized by Safelite, such as communications, facilities management, and manufacturing and service equipment containing embedded computer chips, and (3) IT and non-IT systems of significant customers and suppliers.

     Safelite could be adversely affected if Year 2000 issues are not resolved by Safelite or its significant customers and suppliers before the Year 2000. Possible adverse consequences include, but are not limited to (1) the inability to obtain products or services used in business operations, (2) the inability to transact business with customers, (3) the inability to execute transactions through the financial markets, and (4) the inability to manufacture or deliver goods or services sold to customers. Safelite's management believes that at least some minor disruptions due to Year 2000 issues will occur. On a worst case basis, if Safelite, one or more of its significant customers or suppliers, or key government bodies are unable to implement timely and effective solutions to the Year 2000 issues, Safelite could suffer material adverse effects. The financial impact of these effects cannot currently be estimated.

     Safelite relies heavily on computer technologies to operate its business. As a result, Safelite continuously seeks to upgrade and improve its computer systems in order to provide better service to its customers and to support the Company's growth. Safelite has initiated a program to prepare its computer systems and applications for the Year 2000 change ("Year 2000"). As part of this program, a team has been assigned to evaluate the nature and extent of the work required to make Safelite's systems, products, electronic linkages with insurance company customers and infrastructure Year 2000 compliant. Included in the scope of the project are computer, network and communications hardware, systems and applications software, telecommunication and point of sale equipment, "embedded chip" issues within manufacturing and other facilities, as well as verification with key suppliers and customers as to their readiness for the Year 2000 issue.

     The assessment phase of the Year 2000 project is complete. Remediation for Year 2000 compliance is underway and is currently estimated to be 70% complete with final completion expected by August 1999. Implementation and testing is underway and is scheduled to be complete by September 1999. Remediation of systems and applications software is being effected through outside consultants, "factory support" in-house staff and in some cases by the replacement of software packages. Safelite is building an isolated test environment where systems will be tested by resetting dates to various points beyond the year 2000.

     Based on Safelite's latest assessments, the total cost of addressing the Year 2000 issue is estimated to be in the range of $2.0 million to $3.0 million, with the majority of these costs representing incremental business costs to outside vendors and consultants. As of January 2, 1999, approximately $0.6 million of external costs have been incurred. Safelite does not separately track the internal costs for the Year 2000 project, with these costs being principally the related payroll costs for the management information systems staff.

     Surveys of critical customers and suppliers are currently underway to determine whether their systems will be timely converted. However, there can be no assurance that the systems of other companies on which Safelite relies will be timely converted or that any failure to convert by another company would not have an adverse effect on Safelite's systems. Safelite has begun consideration of contingency plans to deal with Year 2000 issues in the event that remediation efforts are unsuccessful. These plans will be more fully developed in 1999 to address specific areas of need.

     Management expects that by the end of calendar 1999, all critical systems that are currently not Year 2000 compliant will be corrected or replaced. However, there is no assurance that significant Year 2000 related problems will not immediately arise with Safelite's business partners or that the impact of any failure to achieve Year 2000 compliance will not have a material adverse effect on Safelite's financial condition.

LIQUIDITY AND CAPITAL RESOURCES

NET CASH USED IN OPERATING ACTIVITIES

     Net cash used in operating activities for the nine months ended January 2, 1999 was $21.1 million, an increase in cash usage of $40.3 million from the corresponding prior year period. Excluding the cash flows associated with Lear Siegler discontinued operations during the nine month period ended January 3, 1998, the increase in cash usage of $32.3 million was primarily due to restructuring cash payments as well as debt service associated with the Vistar merger.

     Net cash used in operating activities for the three months ended April 4, 1998 was $15.6 million, a decrease in cash usage of $1.1 million from the corresponding prior year period. Excluding Lear Seigler discontinued operations in the quarter ended March 29, 1997, cash usage increased by $2.8 million, primarily due to increases in accounts receivable, inventory and debt service associated with the Vistar merger.

     Net cash provided by operating activities for 1997 was $2.4 million, an increase in operating cash flows of $2.3 million from 1996. Excluding Lear Siegler discontinued operations, cash flows decreased by $23.3 million in 1997. The primary factor in this decrease was the additional cash required to service the increase in debt which resulted from the THL Transactions in December 1996.

     Net cash generated by operating activities for 1996 was $0.1 million, an increase of $10.2 million from 1995. Excluding cash flows used to settle Lear Siegler pension plan liabilities in 1995 and Lear Siegler discontinued operations in 1996, the increase in cash flow from operating activities was $20.8 million. This $20.8 million improvement in cash flow was primarily due to improvements in operating income and improved working capital management, offset by the purchase of insurance liability coverage for 1997 through 1999 for approximately $12.0 million.

CAPITAL EXPENDITURES

     Safelite's investing activities consist mainly of capital expenditures for new and existing service center and warehouse locations, capacity and efficiency upgrades to manufacturing facilities, and information technology equipment. Capital expenditures totaled $17.1 million for the nine months ended January 2, 1999 and $9.6 million for the corresponding period of the prior year. The increase in capital spending during the nine months ended January 2, 1999 reflects spending for merger integration related activities as well as the increase in the size of the business as a result of the Vistar merger.

     Capital expenditures totaled $4.2 million and $2.4 million for the three months ended March 29, 1997 and April 4, 1998. Capital spending during the three months ended April 4, 1998 reflects Safelite's focus on planning merger consolidation activities.

     Capital spending in each of the three years ended 1997 were as follows:

1997    =   $13.9 million
1996    =   $12.8 million
1995    =   $12.0 million

     Included in 1995 capital spending is $3.5 million for the purchase and renovation of Safelite's manufacturing/distribution facilities in Wichita, Kansas. The level of 1996 capital expenditures reflects expansion of service center and warehouse coverage into new markets and an upgrade to Safelite's manufacturing facilities. The increase in capital spending during 1997 reflects Safelite's expansion of service center and warehouse coverage and the purchase of new point of sale equipment at the end of the year for the former Vistar service centers.

     Management expects post-integration capital spending levels to approximate $22.0 million annually after the Vistar merger, with maintenance spending approximately $10.0 million to $12.0 million annually. Additional integration-related capital expenditures of

$3.0 million to $5.0 million in both fiscal years 1999 and 2000 are expected as a result of (1) converting Vistar service centers and mobile vans to the Safelite logo and format and (2) expansion of certain centralized telephone/dispatch center locations.

LIQUIDITY

     Historically, Safelite has utilized internally generated funds and borrowings under credit facilities to meet ongoing working capital and capital expenditure requirements. In connection with the Distribution and the Vistar merger, Safelite retired existing debt of approximately $150 million and incurred new debt aggregating approximately $365 million. Substantially all of the proceeds of this debt were used to refinance existing bank debt, to fund the Distribution, to pay Vistar merger consideration and to pay bonuses, fees and expenses related to the Vistar merger.

     As a result of the Vistar merger, Safelite has significantly increased cash requirements for debt service relating to Safelite's credit facilities. See Note 10 to Safelite's financial statements for a description of the amortization of the term loan facility. Safelite will rely on internally generated funds and, to the extent necessary, on borrowings under its revolving credit facility, which provides for borrowings up to $100 million, to meet its liquidity needs.

     At January 2, 1999, Safelite had long-term borrowings of $587.6 million and $4.6 million of availability under the revolving credit facility. As of January 2, 1999, on a pro forma basis after giving effect to the issuances, Safelite would have had total borrowings of $491.2 million and $39.6 million of availability under the revolving credit facility.

     Safelite's credit facilities contain financial and other covenants that limit the ability of the Company to, among other things, dispose of assets, borrow money, make guarantees, prepay other debt or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, create subsidiaries, engage in mergers, or engage in transactions with affiliates and otherwise restrict certain corporate activities. In addition, Safelite is required to comply with financial covenants, including specified financial ratios, minimum interest coverage ratios and maximum leverage ratios.

     At the same time Safelite issued the Series C Senior Subordinated Notes, Safelite obtained an amendment to its Bank Credit Agreement to make the interest coverage ratio and debt leverage ratio less restrictive. There can be no assurance that Safelite will be able to comply with these amended financial covenants (which are more completely described in "Description of Other Debt") or that Safelite will not require amendments and/or waivers in future periods to these or other covenants contained in the Bank Credit Agreement.

     The ability of Safelite to operate its business, service its debt service obligations and reduce its total debt will be dependent on the future performance of the Company which, in turn, will be subject to general economic conditions and to financial, business, and other factors, including factors beyond Safelite's control. A portion of Safelite's debt bears interest at floating rates; therefore, its financial condition is and will continue to be effected by changes in prevailing interest rates. Safelite uses interest rate exchange agreements to manage exposure associated with interest rate fluctuations.

CHANGES IN ACCOUNTING STANDARDS

     In June 1997, FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" which is effective for Safelite's fiscal year ended

March 1999. This statement establishes standards for the way that business enterprises report information about operating segments and may result in additional financial statement disclosures for Safelite.

     In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which is effective for Safelite's fiscal year ended March 1999. The statement will result in revised financial statement disclosures regarding employers' pensions and other retiree benefits.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires derivatives to be recorded on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in fair value of the derivatives are recorded depending upon whether the instruments meet the criterion for hedge accounting. This statement is effective for fiscal years beginning after June 15, 1999. The impact of adopting this statement has not been determined.

                                    BUSINESS

COMPANY OVERVIEW

     Safelite is the largest provider of automotive glass replacement and repair services in the United States. Safelite is the industry leader with an estimated overall market share of approximately 23% and the leading market share in the insurance segment of the market. The Company installed approximately 1.7 million replacement units in 1997 for insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. Safelite provides these installation services through its service centers, mobile vans, centralized telephone/dispatch centers and its network of independent automotive glass replacement and repair providers. Safelite has targeted its marketing efforts principally towards auto insurance companies which management believes, through their policyholders, directly or indirectly influence approximately 70% of the selections of automotive glass replacement and repair providers. Safelite has developed fully integrated claims processing solutions for auto insurance companies which reduce their glass loss expenses and total administrative costs and provide a higher level of customer service to their policyholders. Management believes that this outsourcing capability, coupled with the convenience of nationwide coverage, consistently high quality service and low costs, has provided Safelite with a significant competitive advantage in the insurance segment of the market. As a result of this competitive advantage, management believes that Safelite has the leading market share in this segment. At January 2, 1999, Safelite had two manufacturing facilities, 76 warehouses, 51 centralized telephone/dispatch centers, approximately 2,000 mobile vans and 674 service center locations across the United States. Sales and adjusted EBITDA for the nine months ended January 2, 1999 were $659.0 million and $47.0 million, respectively. See "Summary Historical and Pro Forma Financial Information."

THE VISTAR MERGER

     On December 19, 1997, Safelite completed a merger with Vistar whereby Vistar was merged with and into Safelite, with Safelite as the surviving corporation. Prior to the merger, Vistar was the second largest provider of automotive glass replacement and repair services in the United States. Vistar was created on February 29, 1996 by the merger of Windshields America Inc., a wholly owned subsidiary of Belron, and Globe Glass and Mirror Company. Vistar installed or repaired approximately 1.6 million units in its fiscal year ended March 31, 1997 for insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. Vistar provided these installation services through its 356 service centers and approximately 1,000 mobile vans and its network of independent automotive glass replacement and repair providers. Vistar net sales for its fiscal year ended March 31, 1997 were $413.5 million and its operating income was $8.8 million. For the nine months ended December 19, 1997, Vistar had sales of $339.5 million and a loss of $8.2 million. See "Transactions -- The Vistar Transactions." The integration of Vistar into Safelite's operations is discussed in the sections of this prospectus titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Vistar's financial statements are also included in this prospectus.

COMPETITIVE STRENGTHS

     INDUSTRY LEADERSHIP AND NATIONWIDE COVERAGE. Safelite is the largest competitor in the highly fragmented automotive glass replacement and repair industry. The Company operates service centers in all of the top 100 Metropolitan Statistical Areas in the United States. Through its nationwide network, Safelite can directly serve 70% of the cars and light trucks in the United States and, through its authorized independent replacement and repair providers, achieves over 90% coverage. Safelite has the largest number of service center locations and the largest network of independent automotive glass replacement and repair providers in the United States. Management believes that Safelite's leadership position and breadth of geographic coverage is a significant competitive advantage in working with insurance companies, commercial fleet lessors and other large customers which increasingly demand consistent quality in both claims processing and automotive glass repair and replacement services on a nationwide basis.

     STRONG, ESTABLISHED RELATIONSHIPS WITH MAJOR INSURANCE COMPANIES. Safelite has successfully established strong relationships with the nation's major auto insurance companies, and management believes it has more program relationships with these companies than any of its competitors. The top 30 auto insurers influence approximately 55% of all repairs and replacements in the United States. Safelite has entered into Total Customer Solution, or "TCS" arrangements with approximately 25 of those insurers including Farmers Insurance Group, United Services Automobile Association, Auto Club of Southern California, and Safeco Corporation. Under a TCS arrangement, Safelite typically serves as one of a few recommended automotive glass replacement providers for an insurance company and provides a range of additional claims management services including computerized referral management, policyholder call management, electronic auditing and billing services and management reporting. Of Safelite's approximately 45 TCS arrangements, those with Allstate, Nationwide Mutual Insurance Company, GEICO, Liberty Mutual Insurance Company, Travelers Group, CNA Insurance Group, Metropolitan Property and Casualty Insurance Company, California State Auto Association and National General Insurance are also Master Provider, or "MP" relationships. Under an MP program, Safelite acts as the administrator of an insurance company's automotive glass claims. TCS and MP programs significantly lower the processing costs and loss expenses for the insurance companies, provide more consistent and rapid service for policyholders, and increase Safelite's volume with each insurance account. In addition, Safelite has entered into TCS arrangements with major fleet and rental car companies including GE Capital Fleet Services, PHH Vehicle Management Services Corporation, USL Capital Fleet Services, Hertz Corporation and Budget Rent-A-Car Systems, Inc. Of these arrangements, those with PHH Vehicle Management, GE Capital Fleet Services and USL Capital Fleet are also MP relationships. By entering into these arrangements with insurance, fleet and rental car companies, Safelite has substantially increased its volume with these accounts and enhanced its base of recurring revenues.

     LOW COST PROVIDER. Safelite has a total cost advantage compared to its competitors as a result of its manufacturing facilities, its productivity incentive programs, the efficiency of its nationwide distribution network and the critical mass of its centralized customer service, claims processing and information network. Management believes that Safelite is the only full-scale vertically integrated automotive glass replacement company in the U.S.

     Safelite uses a three tiered distribution system to better serve its customers and minimize its inventory levels. Two central distribution facilities are located at the Company's manufacturing facilities in Enfield, North Carolina and Wichita, Kansas. These central distribution facilities send inventory to the Company's 76 regional warehouses (25 free-standing warehouses and 51 co-located with Safelite's Central Telephone Units). These facilities can then quickly and accurately stock the service centers and vans in their local markets on an as-needed basis.

     Every Safelite employee participates in some form of incentive compensation plan which rewards productivity and/or profitability of the Company. Management estimates that Safelite's performance incentive program has increased productivity of its installation associates from 2.5 installations per day in 1991 to approximately 3.8 per day in the first three quarters of fiscal 1999. As a result of the significant economies of scale in its manufacturing, information systems, distribution and installation infrastructure, management believes it has the capacity to add incremental contracts and units at relatively low marginal cost.

     SOPHISTICATED INFORMATION SYSTEMS. The Company's information systems allow Safelite to handle all aspects of an insured automotive glass claim effectively and cost efficiently, from the initial phone call placed by the insured policyholder to the automatic billing of an insurance company. Through Safelite's fully integrated network called "SAFENET(TM)", Safelite can provide full service to the policyholder by electronically accessing the insurance company's database, verifying the policyholder's coverage status, scheduling the glass installation, checking relevant inventories, ordering delivery, when necessary, of automotive glass to a Safelite service center, repairing or replacing the glass, electronically billing the insurance company and, if applicable, paying the service providers. The insurance company's role is limited to funding the claim payment and updating its policy files.

     In addition to providing an integrated delivery system, SAFENET(TM) also provides management and Safelite's customers with valuable information. This "real time" data allows Safelite to track and monitor important statistics including customer satisfaction, length of call and speed of installation. Safelite uses this data to improve its customer service and provide comprehensive monthly management reports for its large insurance customers. These reports include information to which the insurance companies otherwise do not generally have access, including statistics on number of claims, price per claim and percent of repairs versus replacement. Safelite believes it is the only company in the industry currently providing these types of detailed reports.

BUSINESS STRATEGY

     COMPLETE INTEGRATION OF VISTAR MERGER. To achieve the full benefits of the Vistar merger, management has begun implementing a variety of actions to improve unit sales and productivity. These measures include improved training of telephone service representatives, increased centralization and focus on market-based sales and management and the alignment of field operations headcount to current unit volumes through the reduction of approximately 450 associates. In addition, the Company has recently named experienced Safelite managers to key positions in field operations, field sales and the Chicago call center.

     EXPAND AND ENHANCE RELATIONSHIPS WITH INSURANCE COMPANIES. Safelite's principal business strategy is to increase its share in the segment of the automotive glass replacement and repair market influenced by insurance companies by expanding the breadth and depth of its existing relationships. Safelite currently provides its replacement and repair services to the policyholders of virtually every major automotive insurance company in the U.S. Safelite focuses its marketing and sales strategy on adding new insurance relationships and increasing its share of business with its existing insurance clients.

     Management believes that as it processes greater proportions of an insurance company's replacement and repair claims, it can continue to reduce related loss expenses and administrative costs for the insurance company, while improving policyholder satisfaction through faster, more reliable and consistent service.

     Safelite continually strives to enhance the value it provides to insurance company clients while improving profitability through increased market share. Recent examples include (1) improving repair performance through creation of "Repair Medics", Safelite's repair-only technician workforce, (2) development of on-line call center scheduling capability for faster, more efficient policyholder service and (3) creation of a SmartPay process under which insurance companies pay only "reasonable and customary" prices for glass claims serviced by non-program providers.

     EXPAND NATIONWIDE COVERAGE. Safelite plans to continue expanding the breadth and depth of its nationwide network by selectively acquiring regional automotive glass replacement and repair businesses and opening new service center and warehouse locations. Safelite believes that it can enhance its sales and results through the integration of well-targeted acquisitions into Safelite's nationwide network and through the selective opening of additional service center and warehouse locations.

     PROVIDE ADDITIONAL OUTSOURCING SERVICES TO INSURANCE AND FLEET
COMPANIES. Management believes that Safelite can leverage its existing customer relationships and claims processing infrastructure to provide additional outsourcing services to insurance and fleet companies for items such as pre-insurance vehicle inspection, towing referral, post-collision rental car referral, after hours loss reporting and residential glass claims processing. These services are characterized by significant administrative burdens, high processing costs and low dollar loss values like the automotive glass replacement and repair service that Safelite otherwise provides to insurance and fleet companies efficiently and cost-effectively. Safelite is evaluating plans to offer these services as a natural extension of its core automotive glass business.

INDUSTRY OVERVIEW

     The market consists of two segments, the manufacture and sale of automotive glass to large OEMs and the manufacturing and installation of automotive glass for the replacement market. The OEM market is generally characterized as a high-volume, manufacturing intensive industry. By contrast, the automotive glass replacement market consists of service providers focused on providing automotive glass replacement installation to a broad base of institutional and individual customers. Replacement automotive glass is generally purchased by installers from large OEM suppliers in the wholesale market.

     The automotive glass replacement and repair industry in 1997 was an estimated $3.0 billion industry representing the installation of approximately
12.5 million replacement units. The replacement and repair of automotive glass is driven by the incidence of breakage. The market for the installation of replacement automotive glass is highly fragmented with over 20,000 providers of automotive glass replacement services. Many competitors in the industry are small "mom & pop" installers who do not have either the national networks or sophisticated information systems required to effectively compete in a national market. Since the early 1990s, the industry has been consolidating and management expects this consolidation to continue, as insurance companies and large fleet lessors require nationwide coverage and more consistent service while seeking to reduce costs by outsourcing their automotive glass claims.

     Over the past 10 years, management estimates that total industry sales have grown at approximately 4% per year. Revenue growth has been due primarily to an increase in the aggregate number of vehicles on the road, from approximately 157 million units in 1985 to approximately 193 million units in 1995 and the increasing number of miles driven per year, from approximately 1.8 billion miles in 1985 to 2.2 billion miles in 1995. Growth in industry sales have also been driven by price increases which principally reflect the increasing size and design complexity of automotive glass. In the aggregate, industry growth has been fairly consistent, with some variation resulting primarily from year-to-year fluctuations in weather conditions.

     Customers in the automotive glass replacement industry include auto insurance companies, commercial fleet leasing companies, rental car companies, car dealerships, body shops, governmental agencies and individual consumers.

     Insurance companies represent the largest segment of the market as a result of their payment of replacement automotive glass claims for their policyholders. Management believes that insurance companies through their policyholders, directly or indirectly, influence approximately 70% of the selections of automotive glass replacement providers. As a result of this influence, insurance companies represent the most important segment of the automotive glass replacement market. Auto insurance companies have been under pressure to improve policyholder service, while simultaneously reducing their operating expenses. As a result, the outsourcing of functions associated with high volume and low dollar payouts is gaining increasing acceptance within the insurance industry. Automotive glass repair and replacement claims represent a disproportionate administrative burden. Management estimates such claims account for less than 6% of the dollar value of all auto claims paid but over 30% of the total number of auto claims processed. By outsourcing the claims management function and spreading the costs over a larger claims base, insurance companies can eliminate an estimated $50-$100 of processing costs per claim. In addition, insurance companies can reduce their loss severity through lower per unit pricing, and improved repair ratios.

PRICING

     The price of replacement automotive glass is related to the list prices developed by the National Auto Glass Specification, an independent third party. Changes to the NAGS list prices generally have followed the wholesale price increases announced by the OEMs. Prices charged in the automotive glass replacement industry are calculated using varying percentage discounts from the NAGS price list. Actual revenue per unit, or "RPU" charged in the industry has generally been increasing as a result of increases in the NAGS list price, the increasing design complexity of automotive glass and the increasing level of claims processing services associated with insurance-related replacement automotive glass purchases.

     NAGS list prices and offsetting discounts from NAGS list prices have increased significantly over the past five years. Historically, these NAGS list price increases and offsetting increases in discounts occurred following NAGS' semi-annual announcement of revised price lists. The impact on Safelite's financial results of NAGS price increases depends on the level of discounts granted by Safelite to its customers and the level of discounts that Safelite can obtain from its glass suppliers.

CUSTOMERS

     Safelite has a broad customer base across two primary segments: (1) installation and related services and (2) wholesale customers. Safelite's largest customer base is insurance companies. Insurance companies and Safelite's top 10 customers have represented the following percentages of Safelite's total sales:

                                                   TOP 10      INSURANCE
                                                  CUSTOMERS    COMPANIES
                                                  ---------    ---------
Nine months ended 1/2/99........................     44%          64%
Three months ended 4/4/98.......................     41%          58%
Fiscal 1997.....................................     42%          53%
Fiscal 1996.....................................     39%          48%

     Approximately 14% and 12% of Safelite's consolidated sales were from Allstate Insurance in the nine months ended January 2, 1999 and the three month period ended April 4, 1998, respectively. No customer accounted for more than 10% of Safelite's consolidated sales during 1997 and 1996.

     INSTALLATION CUSTOMERS. Safelite's installation and related services customers are described as follows:

     INSURANCE. Insurance companies represent Safelite's primary area of strategic focus. Safelite has aggressively pursued this customer group and is the leader in this market segment. From 1993 to 1997, Safelite's sales to this market segment have grown at a compound annual rate of approximately 17%. Safelite has developed fully integrated claims processing solutions for auto insurance companies which reduce their glass loss expenses and total administrative costs and provide a higher level of customer service to their policyholders. Management believes this outsourcing capability, coupled with the convenience of nationwide coverage, consistently high quality service and low costs, has provided Safelite with a significant competitive advantage in the insurance-influenced segment of the market.

     Safelite currently provides its automotive glass replacement and repair services for the policyholders of virtually every significant auto insurance company in the U.S. Safelite believes that its ability to provide complete claims outsourcing and a consistent level of high quality service on a nationwide basis will continue to make it an attractive partner for the insurance industry.

     CONSUMER. Safelite defines consumers as cash and credit card customers. Much of this business occurs on a "walk-in" basis as a result of Yellow Pages advertising and insurance referrals. Safelite believes that its 51 Dispatch Command Center/Central Telephone Units, or "DCC/CTUs" enable Safelite to close more of these consumer sales by using scripted customer service representatives and offering the most comprehensive mobile and in-store service at competitive prices. This segment does not include individuals who file a claim to be paid by insurance companies.

     DEALER. The dealer segment is comprised of new and used car dealerships and body shops. Sales are generated largely by the Company's experienced field sales force, which is the largest in the industry. Safelite has dedicated customer service representatives at several DCC/CTU locations who only handle customers in the dealer segment. Dealers generally request automotive glass repair and replacement services for work being done at their captive repair shops, and, to a lesser extent, for mishaps with their car inventories. Body shops generally perform their own installations.

     RENTAL CAR. Safelite has national account relationships with most large rental car companies, including significant arrangements with Budget Rent-A-Car and Hertz.

Management estimates that Safelite replaces over 90% of both Budget's and Hertz's units. Customers in this segment are served in a cost effective manner, with multiple jobs completed during a single visit to the customer's rental car lot.

     FLEET. Safelite has national account relationships with the major commercial fleet lessors, including GE Capital Fleet, PHH Vehicle Management and USL Capital Fleet. Of these, the Company has established MP relationships with PHH Vehicle Management and USL Capital Fleet. As fleet companies concentrate their sales with a smaller group of providers who can satisfy requirements for nationwide service and more sophisticated systems, Safelite believes it is well positioned to increase its market share in this segment. By outsourcing their automotive glass replacement needs, large fleet customers are able to take advantage of many of the same benefits provided to Safelite's insurance clients, including lower costs and better service.

     SUBCONTRACT. The subcontract segment represents business which is subcontracted to Safelite by other glass companies. Safelite is an attractive subcontractor because of its broad geographic coverage and ability to deliver rapid and consistent service. In addition, Safelite's fully-automated systems and top quality reputation make the Company an attractive business partner.

     GOVERNMENT. The government segment includes sales to state and local government agencies such as police and highway departments.

     WHOLESALE CUSTOMERS. Safelite utilizes its excess manufacturing capacity to produce windshields sold into the wholesale market. Wholesale customers include other automotive glass replacement companies and distributors. Almost all of the Company's wholesale customers are in the United States. Safelite's wholesale volume allows Safelite to maximize the efficiency of its manufacturing facilities. As Safelite grows its higher margin insurance business, however, management expects the wholesale business to decline as a percent of total sales.

OPERATIONS

     SALES AND MARKETING. Safelite's sales organization, with approximately 230 associates, is the largest in the industry. Safelite's sales associates are highly trained and use a team selling approach when interacting with customers. Safelite has 12 national "strategic account" representatives. These individuals have built strong relationships with the major insurance, fleet and rental car company decision makers and average 10 years of industry experience. The strategic account representative system is designed to establish an environment of confidence that positions Safelite to become the sole administrator for an insurance company's glass claims. Safelite also utilizes approximately 220 field sales representatives to educate local insurance agents on the benefits of using Safelite. The field sales representatives have been a critical component in increasing compliance with insurance company automotive glass programs.

     PRICING. Safelite has a reputation for providing innovative pricing solutions to its customers. Safelite's low cost position enables the Company to be competitive on price. In addition, Safelite's TCS and MP programs have shifted the emphasis for auto insurance companies away from the price of an installation to the all-in cost of an automotive glass claim. Safelite's prices are generally calculated using a percentage discount from the NAGS price list. Windshields carry higher unit prices than curved tempered glass, and glass parts used in newer vehicle models tend to carry higher list prices than those used in older models. In addition, due to the higher levels of service required for outsourcing programs, insurance and fleet claims typically have a higher average RPU.

     INSTALLATION AND RELATED SERVICES. Safelite is an industry leader in using information systems and technology to improve customer service and better manage its business. Safelite's fully integrated network, SAFENET(TM), connects its service centers, vans, central telephone units, warehouses and distribution centers and provides associates with "real time" data for customer information, scheduling, billing, sales and inventory management. Safelite's 51 centralized DCC/CTU locations serve as the local market "hubs," are strategically located in Safelite's major markets and receive "real time" data from SAFENET(TM). Approximately 70% of Safelite's total customer calls are routed to one of the National Referral Centers or DCC/CTUs.

     Safelite's four National Referral Centers (three in Columbus, Ohio and one in Chicago, Illinois) have capacity for over 6 million calls per year. These facilities provide overflow capacity for local CTU operations and handle almost 65% and 35% respectively, of Safelite's auto insurance and fleet calls. Each auto insurance company that outsources automotive glass claims with Safelite receives a dedicated "1-800" number which connects directly into one of the National Referral Centers.

     At each of Safelite's National Referral Centers and DCC/CTUs, professional, scripted customer service representative, or "CSRs" answer customer calls and input directly into a computer the information necessary to schedule an installation, complete the paperwork, order the glass and deliver it to the service location and issue billing. Unlike any of its competitors, the Safelite CSRs can access scheduling information for their entire local market of service centers and vans, as well as monitor inventory levels to determine glass availability. Using SAFENET(TM), the CSRs can schedule the customer at the most convenient service center location and electronically send the customer's information to the service center computer or arrange mobile van service. If there is no nearby Safelite location, the CSRs can schedule the customer through one of Safelite's 5,000 authorized independent installation centers. On average, over 80% of Safelite's installations are done through a company owned service center or mobile van. Safelite's DCC/CTUs operate extended evening and weekend hours, enabling customers to make appointments with Safelite when many competitors are closed. The National Referral Centers operate on a 24-hour per day basis.

     Once the CSR schedules an appointment, the piece of glass is automatically ordered and dispatched. The glass is loaded from the warehouse, which is co-located with the DCC/CTU, onto a Glassmobile for mobile installation or delivery to the appropriate service center location. The inventory movement is recorded electronically by the SAFENET(TM) point-of-sale system. Based on predetermined "optimal" inventory levels for each stock-keeping-unit (SKU) at each warehouse, the sale of a windshield automatically sends an order request to the distribution center and manufacturing request to the production floor. Safelite maintains the majority of its inventory at its distribution centers and warehouses (instead of at the service centers) in order to minimize inventory levels and maximize flexibility/speed of delivery.

     In addition to providing an integrated delivery system, SAFENET(TM) also provides management and Safelite's customers with valuable information. The reports generated through SAFENET(TM) include information otherwise generally unavailable to the insurance companies, including statistics on number of claims, price per claim and percent of repairs versus replacement. Safelite believes it is the only company in the industry currently providing such reports.

     MANUFACTURING. Safelite produces 65% of its windshield needs at its two manufacturing plants in Enfield, North Carolina and Wichita, Kansas. The Enfield facility encompasses 98,000 square feet of manufacturing space and has an annual capacity of over one million units. The Wichita facility encompasses 146,000 square feet with an annual production capacity of over 600,000 units.

     Safelite produces only high-volume windshield models, manufacturing 550 of the total 2,800 active windshield parts available in the industry. Safelite determines which windshield models to produce by assessing the sales trends and estimating future windshield demand after a new automobile model has been on the market for approximately one year. Safelite then designs selected windshield models through a process of reverse engineering.

     Production scheduling responsibility is shared by the plant scheduler, the materials management department in Columbus, Ohio and Safelite's management information systems. The system receives daily updated sales and inventory data from all Safelite facilities. This data is used to update the plant schedule by recommending the parts that have the greatest need for replenishment. A computerized schedule of manufacturing is created on a daily basis to optimize inventory levels, plant capacity, plant tooling availability, raw material availability and furnace scheduling.

PRODUCTS

     Safelite's primary installation product is the auto windshield. Windshields are made of laminated safety glass, which consists of two layers of glass bound together with a thin layer of vinyl. The safety benefit of laminated glass comes from the strength which the vinyl adds; the vinyl makes it very difficult to penetrate the windshield upon impact. As part of Safelite's commitment to serve all of its customers' automotive glass needs, the Company also offers tempered automotive glass and other products. Tempered glass is generally used for side and rear car and truck windows and is twice as strong as raw glass because of specialized processing which causes the glass to break into dull-edged pebbles, reducing glass-related injuries. Safelite also offers auto products and services including flat glass, bipass glass, installation supplies, wiper blades, window tinting, sunroofs, alarm systems and vehicle inspection services for insurance companies.

SUPPLIERS AND RAW MATERIALS

     Safelite generally purchases low volume windshields from third parties, as well as raw glass, vinyl, paint, adhesives and tempered glass. In the year ended January 3, 1998, the three months ended April 4, 1998 and the nine months ended January 2, 1999, Safelite sourced 63%, 79% and 41%, respectively, of its purchased glass from Libby-Owens-Ford. Safelite also utilizes other suppliers for both domestic and foreign windshields. Safelite buys all of its raw glass from AFG Industries, Inc. and Visteon, an enterprise of Ford Motor Company. Vinyl is purchased from E.I. Du Pont De Nemours. Management believes alternate sources of vinyl are also available. With few exceptions, inventory is centrally purchased at Safelite's headquarters in Columbus, Ohio. Management believes that Safelite's primary raw materials are widely available from numerous suppliers and has not had material difficulty in sourcing windshields or raw materials in the past.

PROPERTIES

     Safelite leases 641 of its 674 installation service centers, with the terms of its leases generally being five years with one or two five year renewal options. Safelite also leases 73

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

of its 76 warehouses, with the terms of its leases generally being five years with one or two five year renewal options. The Company owns its manufacturing facilities in Enfield, North Carolina and Wichita, Kansas. Safelite's principal corporate office is at 1105 Schrock Road in Columbus, Ohio. Safelite leases this space pursuant to agreements expiring in June 2001. Safelite maintains administrative offices at 2400 Farmers Drive in Columbus, Ohio, which it leases pursuant to a lease expiring in April 2003. The Company also has a call center located at 2 North LaSalle Street, Chicago, Illinois under a lease expiring in July 2005. Safelite also maintains a national referral center, local DCC/CTU and regional warehouse at 760 Dearborn Park Lane in Columbus, Ohio. Safelite leases this space pursuant to agreements expiring in April 2006. Safelite's leases generally require Safelite to pay property tax, utilities, common area maintenance, and insurance expenses. Safelite believes that its facilities are adequate for its current needs and that suitable additional space will be available as required.

EMPLOYEES

     As of January 2, 1999, Safelite employed approximately 6,200 people. The Company has approximately 400 employees covered by four unions. Safelite has experienced no labor related work stoppages and believes that its employee relations are good.

COMPETITION

     The markets for Safelite's products and services are very competitive. In the automotive glass replacement industry, competition is based on price, customer service, technical capabilities, quality and geographic coverage. This industry is highly fragmented with approximately 20,000 competitors. Although Safelite is the industry leader in the automotive glass replacement industry, it does compete against several other large competitors in this market, the largest two of which have market shares estimated to be 8% and 4%. Safelite has experienced increasing levels of competition during fiscal 1999, particularly with respect to price.

     In the summer of 1997, State Farm, one of Safelite's largest customers, began to use a competitor to function as its glass claims call center and bill processing administrator. The call center and bill processing functions were moved to this competitor in a region by region rollout which was completed in February 1998. Safelite's unit sales to State Farm declined substantially during the nine months ended January 2, 1999 when compared to the combined nine months ended January 3, 1998. Management believes that this decline was caused both by State Farm's new program and the disruptions caused by the Vistar merger integration. Safelite is currently taking strategic actions which management believes will increase its unit sales to State Farm. There can be no assurance that those actions will be successful or that Safelite will not experience further declines in sales to State Farm.

     Competition in the wholesale market is based principally on price and quality. Safelite is a relatively small participant in the wholesale market, which is dominated by several significantly larger companies.

     Future growth in Safelite's revenues will depend upon Safelite's ability to maintain and increase its market share in the automotive glass replacement industry, while continuing to provide high levels of customer service, and its ability to access the wholesale market in order to utilize excess manufacturing capacity.

ENVIRONMENTAL REGULATION

     Safelite's manufacturing operations in Wichita, Kansas and Enfield, North Carolina involve handling of materials and the generation of waste materials that are classified as hazardous. Safelite is subject to federal, state and local laws and regulations concerning the handling and disposal of hazardous materials, and therefore incurs compliance costs in the ordinary course of its manufacturing operations.

     Safelite does not anticipate that compliance with federal, state and local provisions regarding the use and disposal of materials into the environment or otherwise relating to the protection of the environment will have any material adverse effect upon the earnings or competitive position of Safelite. In addition, Safelite does not anticipate any material capital expenditures for environmental control facilities for the remainder of Safelite's current fiscal year or the succeeding fiscal year. Actions by federal, state and local governments concerning environmental matters, however, could increase the costs of producing the products manufactured by Safelite. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial or could have a material adverse effect on Safelite. Regulations resulting from the 1990 amendments to the Clean Air Act (the "1990 Amendments") that will pertain to Safelite's manufacturing operations are currently not expected to be promulgated until 1999 or later. Safelite cannot predict the level of required capital expenditures resulting from future environmental regulations; however, management does not anticipate that expenditures required by such regulations, if any, will have a material adverse effect on Safelite.

LITIGATION

     Safelite is party to certain claims and litigation in the ordinary course of business and litigation concerning environmental compliance which it does not believe will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The table below provides information on the directors and executive officers of Safelite.

NAME                          AGE                     POSITION
----                          ---                     --------
Garen K. Staglin............  54    Chairman of the Board and Director
John F. Barlow..............  55    President, Chief Executive Officer and
                                    Director
Douglas A. Herron...........  49    Senior Vice President, Chief Financial
                                    Officer and Director
Thomas M. Feeney............  47    Senior Vice President, Client Sales and
                                    Support
Douglas R. Maehl............  50    Senior Vice President, Manufacturing,
                                    Distribution and Purchasing
Elizabeth A. Wolszon........  43    Senior Vice President, Marketing and
                                    Strategic Planning
James K. West...............  55    Senior Vice President, Global Business
                                    Development
Poe A. Timmons..............  38    Vice President -- Finance
Anthony J. DiNovi...........  36    Director
Selwyn Herson...............  46    Director
Adrian F. Jones.............  45    Director
Seth W. Lawry...............  34    Director
Thomas H. Lee...............  55    Director
Gary Lubner.................  39    Director
Ronnie Lubner...............  65    Director
John E. Mason...............  50    Director
M. Louis Shakinovsky........  54    Director
Scott M. Sperling...........  41    Director
Rodney Stansfield...........  59    Director

     A brief biography of each director and executive officer follows:

     GAREN K. STAGLIN has served as Safelite's Chairman of the Board since July 1991 and served as Safelite's Chief Executive Officer from July 1991 through the completion of the THL Transactions. From January 1979 to June 1991, Mr. Staglin served in various management roles, most recently as President of the Automotive Services Group of ADP, Inc., a computer services firm. He currently serves as a director for First Data Corp., Cyber Cash, Inc. and QuickResponse Services, Inc. and serves on the Advisory Board of the Stanford Graduate School of Business.

     JOHN F. BARLOW has served as a director and Safelite's Chief Operating Officer since September 1991. Mr. Barlow was made Chief Executive Officer following the THL Transactions. From 1986 to August 1991, Mr. Barlow served as the President and Chief Executive Officer of Western Auto Stores, a retailer of automobile parts.

     DOUGLAS A. HERRON has served as Safelite's Senior Vice President and Chief Financial Officer since June 1992. Mr. Herron was elected as a Director of Safelite in March 1998. From December 1989 to May 1992, Mr. Herron served as Manager, Finance Operation of GE Medical Systems, a leading manufacturer and supplier of diagnostic imaging equipment and financing products to hospitals and clinics throughout the world.

     THOMAS M. FEENEY has served as Safelite's Senior Vice President Client Sales and Support since 1991 and has been employed with Safelite's since 1988. Prior to joining Safelite, Mr. Feeney was a Vice President with Tenneco Automotive Retail.

     DOUGLAS R. MAEHL has served as Safelite's Senior Vice President of Manufacturing, Distribution and Purchasing since 1991. From September 1978 to September 1991, Mr. Maehl served as Vice President of Merchandising for Western Auto Stores, a retailer of automobile parts.

     ELIZABETH A. WOLSZON has served as Safelite's Senior Vice President of Marketing and Strategic Planning since July 1992. From January 1989 to June 1992, Ms. Wolszon served as Senior Vice President of Marketing for Western Auto Stores, a retailer of automobile parts, and Director of Strategic Planning for Sears Specialty Merchandising, a group of specialty retailing chains owned by Sears Roebuck & Co.

     JAMES K. WEST served as Safelite's Senior Vice President of Information Systems from June 1990 through February 1998 and recently assumed the role of Senior Vice President, Global Business Development. From November 1987 to May 1990, Mr. West served as the Director of Information Systems for Transworld Music, the largest record retailer in the United States.

     POE A. TIMMONS has served as Safelite's Vice President-Finance since January 1996. Prior to 1996, Ms. Timmons was an audit partner at Deloitte & Touche LLP, where she served clients in the manufacturing, retail and service industries.

     ANTHONY J. DINOVI has served as a director since December 1996. Mr. DiNovi has been employed by Thomas H. Lee Company, an investment company, since 1988 and currently serves as a Managing Director. Mr. DiNovi is also Vice President and Trustee of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisitions Fund II (Retirement Accounts), L.P., respectively. Mr. DiNovi also serves as a director of Celpage, Inc., Eye Care Centers of America, Inc., Fisher Scientific International Inc., LiveWire Systems, LLC and The Learning Company, Inc.

     SELWYN HERSON has served as a director since the Vistar merger. Mr. Herson is the Founder and Managing Director of The Windsor Park Management Company, an investment banking and strategic consulting firm based in Los Angeles. Mr. Herson has consulted for Belron International on a number of major projects. Mr. Herson also serves as a Director of S&K Famous Brands, Inc. and several private corporations.

     ADRIAN F. JONES has served as a director since the Vistar merger. Mr. Jones is the Chief Financial Officer of Belron International which he joined in 1986. Prior to joining Belron, Mr. Jones was a manager for Arthur Andersen LLP.

     SETH W. LAWRY has served as a director since December 1996. Since April 1994, Mr. Lawry has been employed by Thomas H. Lee Company, an investment company, and currently serves as a Managing Director. Mr. Lawry is also Vice President of THL Equity

Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. Mr. Lawry also serves as a director of Freedom Securities Corporation and Syratech Corp. From September 1992 to March 1994, Mr. Lawry served as an Associate at Morgan Stanley & Co. Incorporated, an investment bank.

     THOMAS H. LEE has served as a director since March 1998. Mr. Lee is Founder and President of Thomas H. Lee Company, an investment company. Mr. Lee is also Chairman of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. and President and a Trustee and beneficial owner of Thomas
H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisitions Fund II (Retirement Accounts), L.P., respectively. Mr. Lee also serves as a director of Finlay Enterprises, Inc., First Security Services Corporation, Livent, Inc. (which filed for protection under Chapter 11 of the Federal Bankruptcy Code in November 1998), Miller Import Corporation, Sondik Supply Company and Vail Resorts, Inc.

     GARY LUBNER has served as a director since March 1998. Mr. Lubner is Managing Director of Autoglass Limited, the United Kingdom's leading automotive glass repair and replacement company. Prior to his appointment as Managing Director of Autoglass Limited in 1995, Mr. Lubner held various positions with Plate Glass & Shatterprufe Industries Limited, South Africa's leading glass and wood processor and distributor.

     RONNIE LUBNER has served as a director since the Vistar merger. Mr. Lubner is the Chairman and Chief Executive Officer of Plate Glass & Shatterprufe Industries Limited which he joined in 1953. Mr. Lubner is also a director of South African Breweries and Advanta Corporation.

     JOHN E. MASON has served as a director since the Vistar merger. Mr. Mason is the Chief Executive officer of Belron International which he joined in 1983 and an Executive Director of Plate Glass & Shatterprufe Industries Limited.

     M. LOUIS SHAKINOVSKY has served as a director since the Vistar merger. Mr. Shakinovsky is the Group Legal Services Director of Belron International and Plate Glass & Shatterprufe Industries Limited which he joined in 1965.

     SCOTT M. SPERLING has served as a director since December 1996. Since July 1994, Mr. Sperling has served as a Managing Director of Thomas H. Lee Company. Mr. Sperling is also Vice President of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. Mr. Sperling also serves as a director of Fisher Scientific International Inc., Livent, Inc. (which filed for protection under Chapter 11 of the Federal Bankruptcy Code in November 1998), LiveWire Systems, LLC, The General Chemical Group Inc. and The Learning Company. Prior to joining Thomas H. Lee Company in 1994, Mr. Sperling was managing partner of Aeneas Group, Inc., an investment company and a wholly-owned subsidiary of Harvard Management Company, Inc.

     RODNEY STANSFIELD has served as a director since March 1998. Mr. Stansfield was recently appointed Chief Executive Officer of Glass South Africa. Prior to joining Glass South Africa, Mr. Stansfield served as Chief Executive Officer of Libbey-Owens-Ford Co. Mr. Stansfield also serves as a director of Plate Glass & Shatterprufe Industries Limited.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of and consultants to Safelite, and oversees and administers Safelite's stock option plans. Messrs. Barlow, DiNovi, Mason and Sperling are members of the Compensation Committee. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by Safelite's independent auditors. Messrs. Jones, Lawry, Shakinovsky, and Staglin are members of the Audit Committee.

DIRECTOR COMPENSATION

     Directors that are not employees of Safelite, Thomas H. Lee Company or Belron receive $1,000 for every Board meeting they attend. These directors are also eligible to receive options under Safelite's 1996, 1998 and 1999 Stock Option Plans.

EMPLOYMENT AGREEMENTS

     Safelite entered into employment agreements with Messrs. Staglin, Barlow and Herron in connection with the THL Transactions and the Vistar merger. The employment agreements for Messrs. Barlow and Staglin were amended on April 30, 1997, to reflect a change in their titles. Mr. Staglin serves as Chairman of the Board with an annual base salary of at least $700,000 and a performance bonus determined by the Board of Directors. Mr. Barlow serves as President and Chief Executive Officer of Safelite with a base salary of at least $700,000 and a performance bonus determined by the Board of Directors of Safelite. Mr. Herron serves as Senior Vice President and Chief Financial Officer of Safelite with a base salary of at least $350,000 and an annual bonus to be determined by the Board of Directors in accordance with an executive bonus plan.

     Each of the agreements provides for the following:

          (1) An initial term of three years, with automatic 2 year renewal periods. Either party can elect not to renew by giving notice between 30 and 60 days prior to the expiration of the agreement.

          (2) In the event the executive is terminated due to death or disability:

             - his base salary will continue for nine months

             - a pro rata share of his bonus will be paid; and

             - his additional benefits will continue for 12 months

          (3) If the executive is terminated without cause:

             - his base salary will continue for the greater of the remaining term of the agreement or 24 months

             - he will be paid a pro rata portion of his bonus; and

             - his additional benefits will continue for a period of up to 12 months following the date of termination.

STOCK OPTION PLANS

     1999 STOCK OPTION PLAN. Safelite's 1999 Stock Option Plan provides for grants of options to acquire up to 525,000 shares of Class B Non-Voting Common Stock. Incentive stock options may be granted to employees and officers of Safelite and non-qualified stock options may be granted to consultants, directors, employees and officers of Safelite.

     The 1999 Plan is administered by the Board of Directors or a committee thereof consisting of two or more directors. The Board of Directors has the authority to select optionees and determine the terms of the options granted, including (1) the number of shares subject to each option, (2) when the option becomes exercisable, (3) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of Safelite), (4) the duration of the option and (5) the time, manner and form of payment upon exercise of an option. At January 2, 1999, Safelite had no options outstanding under the 1999 Plan and 525,000 options available for future grant.

     An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options are exercisable only while the optionee remains an employee of Safelite or for a period of time thereafter. If an optionee becomes disabled while an employee of Safelite, the option is exercisable prior to the last day of the third month following the date of termination of employment. If an optionee dies while an employee of Safelite, the option is exercisable prior to the last day of the ninth month following the date of termination of employment. If the optionee leaves Safelite for any other reason, the option terminates immediately upon termination of employment. The Board of Directors, however, may extend this period up to the original expiration date of the option. Options which are exercisable following termination of employment are exercisable only to the extent that the options were vested on the date of termination.

     1998 STOCK OPTION PLAN. Safelite's 1998 Stock Option Plan provides for grants of options to acquire up to 410,000 shares of Class B Non-Voting Common Stock. Incentive stock options may be granted to employees and officers of Safelite and non-qualified stock options may be granted to consultants, directors, employees and officers of the Safelite.

     The 1998 Plan is administered by the Board of Directors or a committee thereof consisting of two or more directors. The Board of Directors has the authority to select optionees and determine the terms of the options granted, including (1) the number of shares subject to each option, (2) when the option becomes exercisable, (3) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of Safelite), (4) the duration of the option and (5) the time, manner and form of payment upon exercise of an option. At January 2, 1999, Safelite had 365,000 options outstanding under the 1998 Plan and 45,000 options available for future grant.

     An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options are exercisable only while the optionee remains an employee of Safelite or for a period of time thereafter. If an optionee becomes disabled while an employee of Safelite, the option is exercisable prior to the last day of the third month following the date of termination of employment. If an optionee dies while an employee of Safelite, the option is exercisable prior to the last day of the ninth month following the date of termination of employment. If the optionee leaves Safelite for any other reason, the option terminates immediately upon termination of employment. The Board of Directors, however, may extend this period up to the original expiration date of the option. Options which are exercisable following termination of employment are exercisable only to the extent that the options were vested on the date of termination.

     1996 STOCK OPTION PLAN. Safelite's 1996 Stock Option Plan provides for grants of options to acquire up to 175,000 shares of Class A Common Stock. Incentive stock options may be granted to employees and officers of Safelite and non-qualified stock options may be granted to consultants, directors, employees and officers of the Safelite.

     The 1996 Plan is administered by the Board of Directors or a committee thereof consisting of two or more directors. The Board of Directors has the authority to select optionees and determine the terms of the options granted, including (1) the number of shares subject to each option, (2) when the option becomes exercisable, (3) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company), (4) the duration of the option and (5) the time, manner and form of payment upon exercise of an option. Prior to the Vistar merger, vesting of options to purchase 160,000 shares of Class A Voting Common Stock issued under the plan was accelerated and all 160,000 options were exercised. The remaining 15,000 outstanding options were converted into the right to purchase an equal number of Class B Non-Voting Common Stock. At January 2, 1999, Safelite had 15,000 options outstanding under the 1996 Plan and no options available for future grants.

     An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options are exercisable only while the optionee remains an employee of Safelite or for a period of time thereafter. If an optionee becomes disabled while an employee of Safelite, the option is exercisable prior to the last day of the third month following the date of termination of employment. If an optionee dies while an employee of Safelite, the option is exercisable prior to the last day of the ninth month following the date of termination of employment. If the optionee leaves Safelite for any other reason, the option terminates immediately upon termination of employment. The Board of Directors, however, may extend this period up to the original expiration date of the option. Options which are exercisable following termination of employment are exercisable only to the extent that the options were vested on the date of termination.

     1993 RESTATED EMPLOYEE STOCK OPTION PLAN. Safelite's 1993 Restated Employee Stock Option Plan provided for the grants of options to acquire up to 264,000 shares of Class A Common Stock, in amounts and terms to officers and other key employees which the administrators of the 1993 Restated Stock Option Plan may chose. Options granted under the 1993 Restated Stock Option Plan were not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The 1993 Restated Stock Option Plan is administered by a committee, consisting of one or more persons appointed by the Board of Directors. All options currently outstanding under the 1993 Restated Stock Option Plan became fully vested and exercisable upon the closing of the Vistar merger. In connection with the Vistar merger, options to purchase 54,853 shares of Class A Common Stock for $3.00 per share were exercised and outstanding options were converted into options to purchase an equal number of Class B Non-Voting Common Stock. At January 2, 1999, Safelite had 2,190 options to purchase Class B Non-Voting Common Stock under the 1993 Plan outstanding and no options available for future grants.

     Options granted under the 1993 Restated Stock Option Plan become fully exercisable no later than the fifth anniversary of the date of grant and no option may have a term in excess of 10 years from the date of grant. The 1993 Restated Stock Option Plan provides for acceleration of the options upon the occurrence of a terminating event, which included the Vistar merger.

EXECUTIVE COMPENSATION

     The following table provides information about the compensation paid by Safelite to its Chief Executive Officer and its four most highly paid executive officers (the "Named Executive Officers"), for the three months ended April 4, 1998 and the fiscal years 1997 and 1996.

                         SUMMARY COMPENSATION TABLE(1)

                                                        ANNUAL COMPENSATION
                                         --------------------------------------------------
                                                                                SECURITIES
                              FISCAL                             OTHER ANNUAL   UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  PERIOD(2)    SALARY      BONUS      COMPENSATION   OPTIONS (#)   COMPENSATION
---------------------------  ---------   --------   ----------   ------------   -----------   ------------
Garen K. Staglin.........      1998      $175,000   $   34,500          --        10,000       $ 3,643(4)
  Chairman of the Board        1997      $700,000   $  502,851     $57,977(3)      8,424       $    75(4)
                               1996      $666,827   $2,230,000     $75,628(3)         --       $ 5,246(4)
John F. Barlow...........      1998      $175,000   $   34,500          --        40,000       $ 3,621(5)
  President and Chief          1997      $693,269   $  472,274          --        50,000       $ 3,453(5)
  Executive Officer            1996      $573,798   $2,040,000          --            --       $ 5,024(5)
Douglas A. Herron........      1998      $ 96,250   $   20,653          --        17,500       $ 3,505(6)
  Senior Vice President        1997      $374,904   $  222,278          --        23,370       $ 1,479(6)
  and Chief Financial          1996      $327,885   $  691,713          --            --       $ 4,772(6)
  Officer
Elizabeth A. Wolszon.....      1998      $ 73,750   $   15,825          --        15,000       $ 3,200(7)
  Senior Vice President        1997      $289,231   $  163,602          --        14,076       $ 1,270(7)
  Marketing and                1996      $270,192   $  430,703          --            --       $ 2,113(7)
  Strategic Planning
Thomas M. Feeney.........      1998      $ 71,250   $   15,289          --        15,000       $ 6,929(8)
  Senior Vice President        1997      $274,904   $  557,587          --        27,220       $ 3,270(8)
  Client Sales and             1996      $248,077   $  366,860          --            --       $11,664(8)
  Support

-------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted because the aggregate amount of these perquisites and other personal benefits were less than the lesser of $50,000 or 10% of the total annual salary and bonuses for the Named Executive Officers for the period. Amounts presented reflect compensation earned in the period presented, although payment may have been made in other periods.

(2) References to fiscal periods above are as follows: three months ended April 4, 1998 ("1998"), year ended January 3, 1998 ("1997"), and year ended
    December 28, 1996 ("1996").

(3) Includes $37,267 and $60,591, respectively, for compensation related to reimbursement of certain expenses.

(4) Represents $3,200, $0 and $1,980, respectively, in Safelite contributions to the 401(k) plan and $443, $75 and $3,266, respectively, in medical plan benefits.

(5) Represents $3,200, $0 and $1,980, respectively, in Safelite contributions to the 401(k) plan and $421, $3,453 and $3,044, respectively, in medical plan benefits.

(6) Represents $3,200, $0 and $2,336, respectively, in Safelite contributions to the 401(k) plan and $305, $1,479 and $2,436, respectively, in medical plan benefits.

(7) Represents $3,200, $0 and $2,024, respectively, in Safelite contributions to the 401(k) plan and $0, $1,270 and $89, respectively, in medical plan benefits.

(8) Represents $3,200, $0 and $4,180, respectively, in Safelite contributions to the 401(k) plan and $3,729, $3,270 and $7,484, respectively, in medical plan benefits.

     The following table provides information about stock options granted during the three months ended April 4, 1998 and fiscal year 1997 to each of the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                    AT ASSUMED ANNUAL RATES
                                                                                  OF STOCK PRICE APPRECIATION
                              INDIVIDUAL GRANTS                                        FOR OPTION TERM(1)
-----------------------------------------------------------------------------   --------------------------------
                                                          % OF
                                          NUMBER OF      TOTAL
                                          SECURITIES    OPTIONS/
                                          UNDERLYING      SARS
                                           OPTIONS/    GRANTED TO   EXERCISE
                                             SARS      EMPLOYEES     OR BASE
                               FISCAL      GRANTED     IN FISCAL      PRICE       EXP.
            NAME              PERIOD(2)      ($)         PERIOD     ($/SH)(4)     DATE      5% ($)     10% ($)
            ----              ---------   ----------   ----------   ---------   --------   --------   ----------
Garen K. Staglin............    1998        10,000         2.4%      $19.00      3/26/08   $119,500   $  302,811
  Chairman of the Board         1997         8,424(3)      4.8%      $13.40      2/14/07   $ 71,014   $  179,937
John F. Barlow..............    1998        40,000         9.8%      $19.00      3/26/08   $478,000   $1,211,200
  President and Chief           1997        50,000(3)     28.6%      $13.40      2/14/07   $421,500   $1,068,000
  Executive Officer
Douglas A. Herron...........    1998        17,500         4.3%      $19.00      3/26/08   $209,125   $  529,900
  Senior Vice President and     1997        23,370(3)     13.4%      $13.40      2/14/07   $197,009   $  499,183
  Chief Financial Officer
Elizabeth A. Wolszon........    1998        15,000         3.7%      $19.00      3/26/08   $179,250   $  454,200
  Senior Vice President         1997        14,076(3)      8.0%      $13.40      2/14/07   $118,661   $  300,663
  Marketing and Strategic
  Planning
Thomas M. Feeney............    1998        15,000         3.7%      $19.00      3/26/08   $179,250   $  454,200
  Senior Vice President         1997        27,220(3)     15.6%      $13.40      2/14/07   $229,465   $  581,419
  Client Sales and Support

-------------------------

(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by Safelite pursuant to rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of Safelite's common stock. These amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of Safelite's common stock.

(2) References to fiscal periods above are as follows: three months ended April 4, 1998 ("1998") and year ended January 3, 1998 ("1997").

(3) Vesting of options granted was accelerated immediately prior to the Vistar merger.

(4) The exercise price of the options is the fair market value of the underlying common stock at the date of the grant.

     The following table provides information regarding the exercise of stock options during the three months ended April 4, 1998 and the fiscal year ended January 3, 1998, and the number and value of stock options held by the executive officers named in the Summary Compensation Table as of January 3, 1998 and April 4, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF
                                                                             SECURITIES       VALUE OF
                                                                             UNDERLYING      UNEXERCISED
                                                                             UNEXERCISED    IN-THE-MONEY
                                                                             OPTIONS AT     OPTIONS/SARS
                                                SHARES                        FY-END(#)     AT FY-END($)
                                 FISCAL        ACQUIRED         VALUE       EXERCISABLE/    EXERCISABLE/
NAME                            PERIOD(1)   ON EXERCISE(#)   REALIZED ($)   UNEXERCISABLE   UNEXERCISABLE
----                            ---------   --------------   ------------   -------------   -------------
Garen K. Staglin..............    1998              --               --        10,000            --
  Chairman of the Board           1997           8,424         $156,686            --            --
John F. Barlow................    1998              --               --        40,000            --
  President and Chief             1997          50,000         $930,000            --            --
  Executive Officer
Douglas A. Herron.............    1998              --               --        17,500            --
  Senior Vice President and       1997          23,370         $434,682            --            --
  Chief Financial Officer
Elizabeth A. Wolszon..........    1998              --               --        15,000            --
  Senior Vice President
Marketing                         1997          14,076         $261,814            --            --
  and Strategic Planning
Thomas M. Feeney..............    1998              --               --        15,000            --
  Senior Vice President           1997          31,598         $633,254            --            --
  Client Sales and Support

-------------------------

(1) References to fiscal periods above are as follows: as of and for the three months ended April 4, 1998 ("1998") and as of and for the year ended January 3, 1998 ("1997").

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information regarding the beneficial ownership of Safelite's Class A Voting Stock, Class B Non-Voting Stock and Non-Voting Preferred Stock, as of January 2, 1999 by (1) each person (or group of affiliated persons) known by Safelite to be the beneficial owner of more than 5% of the outstanding common stock, (2) each Director, (3) Safelite's Chief Executive Officer and Safelite's other named executive officers (as determined in accordance with the rules of the Securities and Exchange Commission), and (4) all of Safelite's executive officers and Directors as a group. Except as indicated in the footnotes to this table, Safelite believes that the persons named in this table have sole voting and investment power with respect to all the shares of common stock indicated. The following table does not reflect any effect of the sale of preferred stock which occurred on January 29, 1999.

                                       NO. OF               NO. OF               NO. OF
                                      SHARES OF           SHARES OF            SHARES OF
                                       CLASS A             CLASS B             NON-VOTING
NAME OF                                VOTING     % OF    NON-VOTING   % OF    PREFERRED    % OF
BENEFICIAL OWNER                      STOCK(1)    CLASS    STOCK(1)    CLASS    STOCK(1)    CLASS
----------------                      ---------   -----   ----------   -----   ----------   -----
Garen K. Staglin(2)(3)..............     72,101    2.1%     154,203     1.4%         --       --
John F. Barlow(2)(4)................     72,101    2.1%     184,203     1.7%         --       --
Douglas A. Herron(2)(5).............     21,649      *       60,797       *          --       --
Elizabeth A. Wolszon(2)(6)..........     11,993      *       38,985       *          --       --
Douglas R. Maehl(2)(6)..............     11,993      *       38,985       *          --       --
James K. West(2)(6).................     11,993      *       38,985       *          --       --
Thomas M. Feeney(2)(6)..............     11,993      *       38,985       *          --       --
Poe A. Timmons(2)(7)................      6,505      *       18,011       *          --       --
Anthony J. DiNovi(8)................  1,447,080   42.4%   2,894,160    26.7%         --       --
Seth W. Lawry(8)....................  1,447,080   42.4%   2,894,160    26.7%         --       --
Thomas H. Lee(8)....................  1,447,080   42.4%   2,894,160    26.7%         --       --
Scott M. Sperling(8)................  1,447,080   42.4%   2,894,160    26.7%         --       --
Gary Lubner.........................         --     --           --      --          --       --
Ronnie Lubner.......................         --     --           --      --          --       --
M. Louis Shakinovsky................         --     --           --      --          --       --
John E. Mason.......................         --     --           --      --          --       --
Adrian F. Jones.....................         --     --           --      --          --       --
Selwyn Herson.......................         --     --           --      --          --       --
Rodney Stansfield...................         --     --           --      --          --       --
All Directors and Executive Officers
  as a Group (19 Persons)...........  1,667,408   50.5%   3,467,314    32.0%         --       --
5% Stockholders:
Belron (USA) BV.....................  1,690,101   49.5%   4,487,123    43.1%     20,000     50.0%
Kellman Shareholders(9)(10).........         --     --    2,472,648    23.8%     20,000     50.0%
Thomas H. Lee Equity Fund, III,
  L.P.(11)..........................  1,241,479   36.7%   2,482,959    23.9%         --       --
THL-CCI Limited Partnership(12).....    128,782    3.8%     257,563     2.5%         --       --

-------------------------
  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options and warrants currently exercisable within 60 days of January 3, 1998 are considered to be outstanding.

 (2) The address of this stockholder is c/o Safelite Glass Corp., 1105 Schrock Road, Columbus, Ohio 43229.

 (3) Includes 54,076 shares of Class A Voting Stock, 108,152 shares of Class B Non-Voting Stock and 10,000 options to purchase shares of Class B Non-Voting Stock owned of record by a Charitable Remainder Unit Trust established for the benefit of Mr. Staglin and his wife.

 (4) Includes 11,087 shares of Class A Voting Stock and 22,173 shares of Class B Non-Voting Stock owned of record by trusts established for the benefit of Mr. Barlow's children. Also includes 40,000 options to purchase shares of Class B Non-Voting Stock.

 (5) Includes options to purchase 17,500 shares of Class B Non-Voting Stock.

 (6) Includes options to purchase 15,000 shares of Class B Non-Voting Stock.

 (7) Includes options to purchase 5,000 shares of Class B Non-Voting Stock.

 (8) The address of this stockholder is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109. All of these securities are owned by the THL Equity Fund, THL-CCI Limited Partnership and Thomas H. Lee Foreign Fund III, L.P. and can be considered to be beneficially owned by Messrs. Lee, DiNovi, Lawry and Sperling, officers of the Thomas H. Lee Company, based on to the definition of beneficial ownership provided in footnote
     (1). Each of these persons disclaims beneficial ownership of the shares.

 (9) The Kellman Shareholders and their individual holdings consist of: (1) Family Revocable Trust (2,225,141 shares of Class B Non-Voting Stock and 17,998 shares of Non-Voting Preferred Stock); (2) Jack Kellman Gift Trust U/A/D 12/16/91 (137,833 shares of Class B Non-Voting Stock and 1,114 shares of Non-Voting Preferred Stock); (3) Joseph Kellman 1995 Descendants Test for the Family of Jack U/A/D 11/8/95 (13,716 shares of Class B Non-Voting Stock and 111 shares of Non-Voting Preferred Stock); (4) Joseph Kellman 1995 Descendants Trust for the Family of Richard U/A/D 11/8/95 (13,716 shares of Class B Non-Voting Stock and 111 shares of Non-Voting Preferred Stock); (5) Joseph Kellman 1995 Descendants Trust for the Family of Celia U/A/D 11/8/95 (13,716 shares of Class B Non-Voting Stock and 111 shares of Non-Voting Preferred Stock); (6) Joseph Kellman Gift Trust for the Family of Jack U/A/D 11/8/95 (22,842 shares of Class B Non-Voting Stock and 185 shares of Non-Voting Preferred Stock); (7) Joseph Kellman Gift Trust for the Family of Richard U/A/D 11/8/95 (22,842 shares of Class B Non-Voting Stock and 185 shares of Non-Voting Preferred Stock); and (8) Joseph Kellman Gift Trust for the Family of Celia U/A/D 11/8/95 (22,842 shares of Class B Non-Voting Stock and 185 shares of Non-Voting Preferred Stock).

(10) Joseph Kellman is the Trustee of the Family Revocable Trust (which owns 2,225,141 shares of Class B Non-Voting Stock and 17,998 shares of Non-Voting Preferred Stock). Joseph Kellman maintains a principal address at 1000 North Lake Shore Drive, Apartment 47-B, Chicago, Illinois 60610. Allan B. Muchin, Maurice Raizes and Marvin Zimmerman are the Trustees of each of the other Kellman Shareholders listed above in footnote (9) (which own an aggregate of 247,507 shares of Class B Non-Voting Stock and 2,002 shares of Non-Voting Preferred Stock). Messrs. Muchin, Raizes and Zimmerman each maintain a principal business address at c/o Katten, Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, and each disclaims beneficial ownership of these shares.

(11) THL Equity Advisors III Limited Partnership ("Advisors"), the general partner of the THL Equity Fund and Thomas H. Lee Foreign Fund III, LP., THL Equity Trust III ("Equity Trust"), the general partner of Advisors, Thomas
     H. Lee, Messrs., DiNovi and Sperling and other managing directors of Thomas
     H. Lee Company, as Trustees of Equity Trust, and Thomas H. Lee as sole shareholder of Equity Trust, could be considered to be beneficial owners of the shares held by the THL Equity Fund and Thomas H. Lee Foreign Fund III, L.P. (which owns 76,819 shares of Class A Voting Stock and 153,638 shares of Class B Non-Voting Stock). Each of these persons maintains a principal business address at c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, MA 02109. Each of these persons disclaims beneficial ownership of the shares.

(12) THL Investment Management Corp., the general partner of THL-CCI Limited Partnership, and Thomas H. Lee, as director and sole shareholder of THL Investment Management Corp., could also be considered to be beneficial owners of the shares held by THL-CCI Limited Partnership. Each of these persons maintains a principal business address at c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, MA 02109. Each of these persons disclaims beneficial ownership of the shares.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS' AGREEMENTS

     At the time of the Vistar merger, Safelite entered into a Shareholders Agreement with its shareholders. This Shareholders Agreement was subsequently amended by Amendment No. 1 dated as of March 26, 1998. Unless otherwise noted, references in this document to the Shareholders Agreement mean the Shareholders Agreement, as amended. The Shareholders Agreement provides for the composition of the Board of Directors of Safelite to be designated one half by Belron and one half by THL and contains provisions relating to the transfer of Safelite's capital stock, preemptive rights and voting rights. The Shareholders Agreement is filed as an exhibit to the registration statement.

REGISTRATION AGREEMENT

     At the closing of the Vistar merger, Safelite and some of its shareholders (including Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P., THL-CCI Investors Limited Partnership, Belron, the Kellman shareholders and certain management shareholders) entered into a Registration Agreement. The "Registration Agreement," gives these shareholders so-called "demand" and "piggy-back" rights to require Safelite to effect the registration of shares of Registerable Securities (as defined in the Registration Agreement) they hold for sale to the public. All fees, costs and expenses of any registration effected on behalf of these shareholders under the Registration Agreement (other than underwriting discounts and commission) will be paid by Safelite. The Registration Agreement is filed as an exhibit to the registration statement.

MANAGEMENT AGREEMENTS

     At the closing of the Vistar merger, Safelite entered into management agreements with both Thomas H. Lee Company and Belron. Under the terms of the management agreements, Safelite agreed to pay both Thomas H. Lee Company and Belron an annual fee of $1 million for management services provided to Safelite. These management services consist of on-going operational, financial, accounting and strategic planning analysis and advice. The management agreements do not have a specified termination date. However, either party may terminate the management agreements if there is a material breach of the terms of the agreements and the breach is not cured within 30 days following written notice of the breach. Each of the management agreements also specifies that they will automatically terminate upon the sale of shares of Safelite's common stock in an initial public offering registered under the Securities Act. The management agreements are filed as exhibits to the registration statement.

TRANSACTIONS WITH SAFELITE MANAGEMENT

     Safelite also entered into employment agreements with Messrs. Staglin, Barlow and Herron in connection with the THL Transactions. See
"Management -- Employment Agreements." Each of Safelite's executive officers is also entitled to participate in stock option plans maintained by Safelite. See "Management -- Stock Option Plans." Members of Safelite management received a transaction bonus in connection with the THL Transactions of approximately $7 million. Of this amount, Mr. Staglin received $2,175,000, Mr. Barlow received $2,040,000, Mr. Herron received $435,000, Mr. Feeney received $183,500, Mr. Maehl received $229,000, Ms. Wolszon received $229,000, Mr. West received $229,000 and Ms. Timmons received $160,000.

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

     In connection with the closing of the Vistar merger, members of Safelite management received bonuses aggregating $1.0 million. Of this amount, Mr. Staglin received $212,000, Mr. Barlow received $212,000, Mr. Herron received $109,886, Mr. Feeney received $81,344, Mr. Maehl received $74,209, Ms. Wolszon received $84,198, Mr. West received $78,490 and Ms. Timmons received $57,084. In addition, prior to consummation of the Distribution, vesting of stock options to purchase an aggregate of 160,000 shares of Safelite's Class A Common Stock, previously granted to Mr. Staglin (8,424 options), Mr. Barlow (50,000 options), Mr. Herron (23,370 options), Mr. Feeney (27,220 options), Mr. Maehl (14,076 options), Ms. Wolszon (14,076 options), Mr. West (14,076 options), and Ms. Timmons (8,758 options) under Safelite's existing stock option plans, was accelerated, which permitted option holders to exercise those options and participate in the Distribution with respect to those shares. The acceleration of this vesting created a charge of approximately $3.0 million. See "Executive Compensation -- Option/SAR Grants in Last Fiscal Year."

     Former members of Vistar management received transaction bonuses totaling approximately $5.2 million. In addition, former members of Vistar management will and have received severance payments, subject to the terms and conditions of their employment agreements.

     In connection with consummation of the Vistar merger, Safelite forgave all payments owed to Vistar by Joseph Kellman, formerly a Vistar shareholder and currently a Safelite shareholder, under a promissory note with an outstanding principal and interest amount due of approximately $3.5 million. Safelite also forgave all payments owed to Safelite by members of management under notes with outstanding amounts aggregating approximately $470,000. The total amount of loans made to executive officers which were forgiven were as follows: Mr. Staglin, $152,851; Mr. Barlow, $122,274; Mr. Herron, $29,778; Mr. Feeney,
$3,237; Ms. Wolszon, $16,102; Mr. Maehl, $16,102; and Mr. West, $15,440.

OTHER

     Thomas H. Lee Company received $4.0 million in fees upon consummation of the Vistar merger. In addition, Belron received fees totaling $3.0 million upon consummation of the Vistar merger. Safelite also paid $2.7 million in advisory fees to The Windsor Park Management Group as consideration for services provided to Vistar in connection with the Vistar merger. Selwyn Herson, who became a director of Safelite after consummation of the Vistar merger, is an affiliate of The Windsor Park Management Group.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Safelite consists of 4,960,000 shares of Class A Voting Common Stock, $0.01 par value per share, 33,000,000 shares of Class B Non-Voting Common, $0.01 par value per share, 40,000 shares of Non-Voting 8% Preferred Stock, $.01 par value per share and 50,000 shares of Series A Convertible Participating Preferred Stock, $0.01 par value per share.

     The following is only a summary of the provisions of the common stock and preferred stock. For a full description of the capital stock you should read Safelite's Restated Certificate of Incorporation, as amended, which is filed as an exhibit to the registration statement.

COMMON STOCK

     Except as otherwise provided below, all shares of Class A Voting Stock and Class B Non-Voting Stock are identical in all respects and entitle holders to the same rights, preferences and privileges, and subject holders to the same qualifications, limitations and restrictions.

     DIVIDENDS. When dividends are declared or paid with respect to shares of common stock, (whether in cash, property or securities of the Safelite), the holders of Class A Voting Stock and the holders of Class B Non-Voting Stock are entitled to receive these dividends on a pro rata basis at the same rate. If dividends are declared or paid in shares of common stock, however, the dividends payable on shares of Class A Voting Stock are payable in shares of Class A Voting Stock and the dividends payable on shares of Class B Non-Voting Stock are payable in shares of Class B Non-Voting Stock. If the dividends consist of other voting securities of Safelite, Safelite will pay to each holder of Class B Non-Voting Stock dividends consisting of non-voting securities of Safelite (except as otherwise required by law) which are otherwise identical to the voting securities and which are convertible into these voting securities on the same terms as the Class B Non-Voting Stock is convertible into the Class A Voting Stock.

     DISSOLUTION, LIQUIDATION OR WINDING-UP. The holders of the Class A Voting Stock and the holders of the Class B Non-Voting are entitled to participate pro rata at the same rate per share in all distributions to the holders of common stock in any liquidation, dissolution or winding-up of Safelite. This participation would be after payment or provision for payment of the debts and other liabilities of Safelite and of the amounts to which the holders of any outstanding shares of any capital stock ranking senior in preference to the common stock are entitled, including, without limitation, the holders of Non-Voting Preferred Stock, has been made. The Board of Directors of Safelite, in good faith, will determine the fair market value, as of the date of distribution, of any property other than cash distributed in the event of any dissolution, liquidation or winding-up of the affairs of Safelite. This determination made by the Board of Directors of Safelite will be final and binding on Safelite and all holders of common stock.

     VOTING. Except as otherwise provided below or as otherwise required by applicable law, the holders of Class A Voting Stock are entitled to one vote per share on all matters to be voted on by Safelite's stockholders and, except as otherwise required by law, the holders of Class B Non-Voting Stock have no right to vote on any matters to be voted on by Safelite's stockholders.

     CONVERSION OF THE CLASS B NON-VOTING STOCK. Any holder of shares of Class B Non-Voting Stock has the right to exchange their shares of Class B Non-Voting Stock as follows:

          (1) any time on or after the Triggering Day, all shares of Class B Non-Voting Stock held by any person will be exchangeable, on a one-for-one basis, for shares of Class A Voting Stock; and

          (2) any time on or after the sale of Class B Non Non-Voting Stock under circumstances which are not a Permitted Transfer, the shares of Class B Non-Voting Stock which have been sold will be exchangeable for shares of Class A Voting Stock.

     The terms "Triggering Day" and "Permitted Transfer" are defined in the Shareholders Agreement entered into in connection with the Vistar merger. This Shareholders Agreement is filed as an exhibit to the registration statement. See "Relationships and Related Transactions." The conversion of Class B Non-Voting Stock to Class A Voting Stock could result in a change of control under the terms of the Existing Notes Indenture and the Indenture.

     The rights, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of the currently authorized preferred stock and any other preferred stock that Safelite may designate in the future.

NON-VOTING PREFERRED STOCK

     The Non-Voting Preferred Stock is an accumulating perpetual preferred stock. The Non-Voting Preferred Stock was part of the merger consideration issued pursuant to the Vistar merger.

     DIVIDENDS. Safelite will pay cumulative semi-annual dividends on the Non-Voting Preferred Stock if, when and as declared by the Board of Directors of Safelite, and to the extent permitted under the General Corporation Law of the State of Delaware. The dividends will accrue on a daily basis (computed on the basis of a 360-day year and actual days elapsed) at the rate per annum of 8% per share of Non-Voting Preferred Stock, calculated as a percentage of $1,000 (plus accrued and unpaid dividends). The dividends will be compounded semiannually, from and including the effective date of the Vistar merger until the redemption of Non-Voting Preferred Stock (with payment being calculated through the date on which payment is tendered to the holders of Non-Voting Preferred Stock). If Safelite elects not to redeem Non-Voting Preferred Stock upon the occurrence of a Non-Voting 8% Preferred Stock Optional Redemption Event (defined below), this dividend rate will automatically increase to:

          (1) 14% per annum upon the occurrence of a Non-Voting 8% Preferred Stock Optional Redemption Event,

          (2) 15% per annum on the first annual anniversary date of that Non-Voting 8% Preferred Stock Optional Redemption Event; and

          (3) 16% per annum on the second anniversary date of that Redemption Event.

     Dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of Safelite legally available for the payment of dividends. A "Non-Voting 8% Preferred Stock Optional Redemption Event" means:

          (1) an underwritten initial public offering of Safelite's capital stock pursuant to a registration statement effected under the Securities Act or

          (2) the occurrence of a change in control under the terms of the Existing Notes Indenture or the Indenture.

     The date on which Safelite initially issues any shares of Non-Voting Preferred Stock is considered to be its "date of issuance" regardless of the number of times transfer of the shares of Non-Voting Preferred Stock is made on the stock records of Safelite, and regardless of the number of certificates issued to evidence the shares of Non-Voting Preferred Stock. If at any time Safelite distributes less than the total amount of accrued dividends on the Non-Voting Preferred Stock, the payment will be distributed among the holders of Non-Voting Preferred Stock so that an equal amount will be paid (as nearly as possible) on each outstanding share of Non-Voting Preferred Stock.

     As a result of restrictions contained in the Existing Notes Indenture and the Indenture, dividends are not payable on the Non-Voting Preferred Stock unless the payment is in compliance with the Limitation on Restricted Payments covenant contained in those indentures. The accrual of dividends, however, is not restricted in the Existing Notes Indenture and the Indenture.

     So long as any shares of Non-Voting Preferred Stock remain outstanding, neither Safelite nor any future subsidiaries of Safelite will redeem, purchase or otherwise acquire any other equity security of Safelite which is junior to the Non-Voting Preferred Stock in right to payment. In addition, Safelite will not declare or pay any cash dividend or make any distribution of assets to these junior securities unless the distribution is in the form of shares of junior securities. However, nothing in the Restated Certificate of Incorporation prohibits Safelite from acquiring common stock of Safelite pursuant to contractual rights approved by the Board of Directors.

     LIQUIDATION, DISSOLUTION OR WINDING-UP. In the event of a Liquidity Event (as defined below), before any distribution or payment may be made to holders of junior securities, holders of each share of Non-Voting Preferred Stock will be entitled to be paid out a liquidation amount in cash equal to $1,000 per share of Non-Voting Preferred Stock, plus accrued but unpaid dividends. The term "Liquidity Event" means a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

     If, upon a Liquidity Event, the assets of Safelite available for distribution to its stockholders are insufficient to permit payment to the holders of Non-Voting Preferred Stock of the full liquidation amount to which they are entitled, the holders of shares of Non-Voting Preferred Stock will share ratably in any distribution of assets. After the payment of the liquidation amount has been made in full or funds necessary for this payment have been set aside by Safelite in trust, the holders of Non-Voting Preferred Stock will be entitled to no further participation in the distribution of the assets of Safelite. The remaining assets of Safelite legally available for distribution to its stockholders will be distributed among the holders of other classes of securities of Safelite in accordance with their respective terms.

     The liquidation amount will be paid in cash to the extent Safelite has cash available. Whenever a distribution provided for above is payable in property other than cash, the value of the distribution will be the fair market value of the property as determined in good faith by Safelite's Board of Directors.

     VOTING. Except as otherwise required by law, or under "Restrictions and Limitations" below or in the Shareholders Agreement, the holders of Non-Voting Preferred Stock have no right to vote on any matters to be voted on by the Safelite's stockholders.

     MANDATORY REDEMPTION. The Non-Voting Preferred Stock is not mandatorily redeemable.

     OPTIONAL REDEMPTION. Safelite may redeem Non-Voting Preferred Stock at its option, in whole or in part, at $1,000 per share plus accrued but unpaid dividends, at any time. If, at any time, Safelite redeems less than all of the outstanding shares of Non-Voting Preferred Stock, the redemption will be made from the holders of Non-Voting Preferred Stock on a pro rata basis, based on the number of shares of Non-Voting Preferred Stock held by each stockholder. The terms of the Bank Credit Agreement, the Existing Notes Indenture and the Indenture restrict Safelite's ability to redeem shares of the Non-Voting Preferred Stock.

     RANKING. The Non-Voting Preferred Stock ranks senior to all other series of preferred stock of Safelite and all classes of common stock of Safelite with respect to dividend and redemption rights and rights upon liquidation, dissolution and winding up of Safelite.

     RESTRICTIONS AND LIMITATIONS. Safelite will not amend the Restated Certificate of Incorporation without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Non-Voting Preferred Stock, if the amendment would amend any of the rights, preferences, privileges of or limitations provided for in the Restated Certificate of Incorporation for the benefit of shares of Non-Voting Preferred Stock. Safelite will not amend the Restated Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Non-Voting Preferred Stock if the amendment would:

          (1) change the relative seniority rights of holders of Non-Voting Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of Safelite;

          (2) reduce the amount payable to the holders of Non-Voting Preferred Stock in the event of a Liquidity Event, or change the relative seniority of the liquidation preferences of the holders of Non-Voting Preferred Stock to the rights upon liquidation of the holders of other capital stock of Safelite, or change the dividend rights of the holders of Non-Voting Preferred Stock;

          (3) cancel or modify the redemption rights of the holders of Non-Voting Preferred Stock provided for in the Restated Certificate of Incorporation; or

          (4) cancel or modify the rights of the holders of Non-Voting Preferred Stock provided for in the section of the Restated Certificate of Incorporation entitled "Restrictions and Limitations."

     NO REISSUANCE OF PREFERRED STOCK. No share or shares of Non-Voting Preferred Stock acquired by Safelite by reason of redemption, purchase or otherwise will be reissued, and all these shares will be canceled, retired and eliminated from the shares which Safelite is authorized to issue. Safelite may from time to time take the appropriate corporate action as may be necessary to reduce the authorized number of shares of Non-Voting Preferred Stock accordingly.

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

     The Series A Preferred Stock is an accumulating perpetual preferred stock. The Series A Preferred Stock was issued on January 29, 1999 as part of the $50.0 million equity investment made by Safelite shareholders.

     CUMULATIVE DIVIDENDS. Safelite will pay cumulative semi-annual dividends on the Series A Preferred Stock if, when and as declared by the Board of Directors of Safelite, and to the extent permitted under the General Corporation Law of the State of Delaware. The dividends will accrue on a daily basis (computed on the basis of a 360-day year and actual days elapsed) at the rate per annum of 8% per share of Series A Preferred Stock, calculated as a percentage of $1,000 (plus accrued and unpaid dividends). The dividends will be compounded quarterly, from and including January 29, 1999 until the redemption of Series A Preferred Stock and payment in full of the Series A Preferred Stock liquidation amount (as described below), with payment being calculated through the date on which payment is tendered to the holders of Series A Preferred Stock.

     If Safelite elects not to redeem Series A Preferred Stock upon the occurrence of a Series A Preferred Stock Optional Redemption Event (defined below), this dividend rate will automatically increase to:

          (1) 14% per annum upon the occurrence of a Series A Preferred Stock Optional Redemption Event;

          (2) 15% per annum on the first annual anniversary date of that Series A Preferred Stock Optional Redemption Event; and

          (3) 16% per annum on the second anniversary date of that Series A Preferred Stock Redemption Event.

     Dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of Safelite legally available for the payment of dividends.

     A "Series A Preferred Stock Optional Redemption Event" means:

          (1) an underwritten initial public offering of Safelite's capital stock pursuant to a registration statement effected under the Securities Act;

          (2) the occurrence of a change in control under the terms of the Existing Notes Indenture or the Indenture; or

          (3) if (a) a majority of the members of Safelite's Board of Directors change, except for changes resulting from changes in the designee of any investor who had the contractual right to designate a member of the Board of Directors on January 29, 1999 or (b) there is a sale of all or substantially all of Safelite's assets. Each of the events described in clauses (3)(a) and 3(b) is referred to in the Restated Certificate of Incorporation as a "Series A Change of Control."

     A change of control under the Indentures or a Series A Change of Control described in clause (3)(a) of the immediately paragraph will be deemed to occur fifteen (15) days after the event causing the change of control occurs.

     PARTICIPATING DIVIDENDS. If and when Safelite declares and pays a cash dividend on its outstanding common stock, then the holders of Series A Preferred Stock will be entitled to receive from Safelite a preferential dividend in the same amount as would have been received by the holders if they had converted their Series A Preferred Stock into

Class B Common Stock (assuming conversion at the option of the holders). See "-- Conversion of Series A Preferred Stock" for the conversion formula. The dividend must be paid on the Series A Preferred Stock at the same time that the dividend is paid on the common stock.

     The date on which Safelite initially issues any shares of Series A Preferred Stock is considered to be its "date of issuance" regardless of the number of times transfer of the shares of Series A Preferred Stock is made on Safelite's stock records, and regardless of the number of certificates issued to evidence the shares of Series A Preferred Stock. If at any time Safelite distributes less than the total amount of accrued dividends on the Series A Preferred Stock, the payment will be distributed among the holders of Series A Preferred Stock so that an equal amount will be paid (as nearly as possible) on each outstanding share of Series A Preferred Stock.

     As a result of restrictions contained in the Existing Notes Indenture and the Indenture, dividends are not payable on the Series A Preferred Stock unless the payment is in compliance with the Limitation on Restricted Payments covenant contained in these indentures. The accrual of dividends, however, is not restricted in the Existing Notes Indenture or the Indenture.

     So long as any shares of Series A Preferred Stock remain outstanding, neither Safelite nor any future subsidiaries of Safelite will redeem, purchase or otherwise acquire any other equity security of Safelite which is junior to the Series A Preferred Stock in right to payment. In addition, Safelite will not declare or pay any cash dividend or make any distribution of assets to these junior securities unless the distribution is in the form of shares of junior securities. However, nothing in the Restated Certificate of Incorporation prohibits Safelite from acquiring common stock of Safelite pursuant to contractual rights approved by the Board of Directors.

     LIQUIDATION, DISSOLUTION OR WINDING-UP. In the event of a Liquidity Event, before any distribution or payment may be made to holders of junior securities, holders of each share of Series A Preferred Stock will be entitled to be paid out a liquidation amount in cash equal to the greater of the following:

          (1) $1,000 per share of Series A Preferred Stock (this amount is subject to equitable adjustment whenever there is a Series A Preferred Stock split, combination, reclassification or other similar event), plus accrued and unpaid dividends up to and including the date full payment is be tendered to the holders of Series A Preferred Stock; and

          (2) an amount per share of Series A Preferred Stock equal to the amount which would have been distributable with respect to the number of shares of Class B Common Stock into which the shares of Series A Preferred Stock would be convertible as of the date immediately prior to the Liquidity Event if Safelite had been liquidated as of that date. The per share amount will be based on the value of Safelite on a liquidated basis as agreed to by Safelite, THL and Belron or, if agreement cannot be reached within fifteen (15) days following the Liquidity Event, as determined by an independent appraiser selected by Safelite, with Safelite paying the fees and expenses of the appraiser.

     If, upon a Liquidity Event, the assets of Safelite available for distribution to its stockholders are insufficient to permit payment to the holders of Series A Preferred Stock of the full liquidation amount to which they are entitled, the holders of shares of Series A Preferred Stock will share ratably in any distribution of assets. After the payment of the liquidation amount has been made in full or funds necessary for this payment have been set aside by Safelite in trust, the holders of Series A Preferred Stock will be entitled to no further participation in the distribution of the assets of Safelite. The remaining assets of Safelite legally available for distribution to its stockholders will be distributed among the holders of other classes of securities of Safelite in accordance with their respective terms.

     The liquidation amount will be paid in cash to the extent Safelite has cash available. Whenever a distribution provided for above is payable in property other than cash, the value of the distribution will be the fair market value of the property as determined in good faith by Safelite's Board of Directors.

     VOTING. Except as otherwise required by law, or under "Restrictions and Limitations" below or in the Shareholders Agreement, the holders of Series A Preferred Stock have no right to vote on any matters to be voted on by Safelite's stockholders.

     MANDATORY REDEMPTION. The Series A Preferred Stock is not mandatorily redeemable.

     OPTIONAL REDEMPTION. Safelite may redeem Series A Preferred Stock at its option, in whole or in part, at $1,000 per share plus accrued but unpaid dividends at any time. If, at any time, Safelite redeems less than all of the outstanding shares of Series A Preferred Stock, the redemption will be made from the holders of Series A Preferred Stock on a pro rata basis, based on the number of shares of Series A Preferred Stock held by each stockholder. The terms of the Bank Credit Agreement, the Existing Notes Indenture and the Indenture restrict Safelite's ability to redeem shares of the Series A Preferred Stock. A redemption of the Series A Preferred Stock is referred to in the Restated Certificate of Incorporation as an "SA Redemption Event."

     RANKING. The Series A Preferred Stock ranks senior to all classes of common stock of Safelite with respect to dividend and redemption rights and rights upon liquidation, dissolution and winding up of Safelite.

CONVERSION OF THE SERIES A PREFERRED STOCK

     CONVERSION RIGHTS. At any time, any holder of shares of Series A Preferred Stock has the right to exchange its shares of Series A Preferred Stock as follows: each share of Series A Preferred Stock held by any person is exchangeable for a number of shares of Class B Common Stock equal to (a) $1,000 divided by (b) the Conversion Price. "Conversion Price" means $4.72, subject to adjustment as provided below.

ADJUSTMENT OF CONVERSION PRICE.

     If the outstanding shares of Class B Common Stock are subdivided into a greater number of shares of Class B Common Stock or a stock dividend is declared on the shares Class B Common Stock, the Conversion Price in effect will be proportionately decreased. Conversely, if the outstanding shares of Class B Common Stock are combined into a smaller number of shares of Class B Common Stock, the Conversion Price in effect will be proportionately increased.

     If Safelite issues shares of Class B Common Stock or securities exercisable for or convertible into shares of Class B Common Stock (other than (a) pursuant to the exercise of employee stock options, (b) as consideration in connection with acquisitions approved by the Board of Directors, or (c) in a public offering at a price which is less than $4.72 per share, the Conversion Price will be adjusted to the result obtained by multiplying the Conversion Price in effect immediately prior to the date of the issuance by a fraction:

     (1) the numerator of which is the per share issuance price; and

     (2) the denominator of which is be $4.72.

     No adjustment in the Conversion Price, however, will be required unless the adjustment would require an increase or decrease of at least 1% in the price. Any adjustments which are not made because they are less than 1% will be carried forward and taken into account in any subsequent adjustment.

     RESTRICTIONS AND LIMITATIONS. Safelite will not amend the Restated Certificate of Incorporation without the approval, by vote or written consent, of both THL and Belron, if the amendment would amend any of the rights, preferences, privileges of or limitations provided for in the Restated Certificate of Incorporation for the benefit of shares of Series A Preferred Stock. Safelite will not amend the Restated Certificate of Incorporation without the approval of both THL and Belron if the amendment would:

          (1) change the relative seniority rights of holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of Safelite;

          (2) reduce the amount payable to the holders of Series A Preferred Stock in the event of a Liquidity Event or an SA Redemption Event, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of Safelite, or change the dividend rights of the holders of Series A Preferred Stock;

          (3) cancel or modify the redemption rights of the holders of Series A Preferred Stock provided for in the Restated Certificate of Incorporation;

          (4) authorize, create, designate or issue any class or series of capital stock, or any security which can be converted into or exchanged for any class or series of capital stock, having priority over, or ranking pari passu with, the Series A Preferred Stock as to dividends, redemption rights or rights upon a Liquidity Event or a Series A Preferred Stock Redemption Event; or

          (5) cancel or modify the rights of the holders of Series A Preferred Stock provided for in the section of the Restated Certificate of Incorporation entitled "Restrictions and Limitations."

     NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by Safelite by reason of redemption, purchase or otherwise will be reissued, and all these shares will be canceled, retired and eliminated from the shares which Safelite is authorized to issue. Safelite may from time to time take the appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

CHARTER AND BY-LAW PROVISIONS

     The Restated Certificate of Incorporation of Safelite provides that no director will be personally liable to Safelite or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

          (1) any breach of the director's duty of loyalty to Safelite or its stockholders;

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (3) acts or omissions in respect of unlawful dividends and payments or stock redemptions or repurchases; or

          (4) any transaction from which the director derives improper personal benefit.

     The effect of this provision is to eliminate the rights of Safelite and its stockholders through stockholders' derivative suits on behalf of Safelite to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through
(4) above. The limitations summarized above, however, do not affect the ability of Safelite or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the Federal Securities Laws. Safelite's Amended and Restated Bylaws provide that Safelite will, to the full extent permitted by the Delaware General Corporation Law as currently in effect, indemnify each of its currently acting and former directors, officers, employees and agents against liabilities arising in connection with their acting in these capacities and may advance expenses related to addressing any of these items.

                         DESCRIPTION OF EXCHANGE NOTES

     Safelite will issue the notes to be issued in the Exchange Offer under an Indenture between Safelite and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

     This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of Safelite and your rights. Safelite has filed a copy of the Indenture as an exhibit to the registration statement.

     The terms of the notes to be issued in the Exchange Offer are identical in all material respects to the terms of the outstanding notes, except for transfer restrictions relating to the outstanding notes. Any outstanding notes that remain outstanding after the Exchange Offer will be treated for voting purposes as a single class of securities with the notes issued in the Exchange Offer. References to the term "Note" or "Notes" in this "Description of Exchange Notes" section mean both the outstanding notes and the notes to be issued in the Exchange Offer.

     The section entitled "Certain Definitions" includes the definitions of the capitalized terms used in this description. References to the "Company" mean only Safelite Glass Corp., and not any of its future subsidiaries.

GENERAL

     THE NOTES.  The Notes:

        -  are general unsecured, senior subordinated obligations of Safelite;

        -  are limited to an aggregate principal amount of $55 million;

        -  mature on December 15, 2006;

        - are subordinated in right of payment to all existing and future Senior Indebtedness of Safelite; and

        - rank equally in right of payment to any future Senior Subordinated Indebtedness of Safelite.

     INTEREST.  Interest on the Notes will compound semi-annually and:

        -  accrue at the rate of 9 7/8% per annum;

        - accrue from the date of issuance or the most recent interest payment date;

        - be payable in cash semi-annually in arrears on each June 15 and December 15, commencing on June 15, 1999;

        - be payable to the holders of record on the June 1 and December 1 immediately preceding the related interest payment dates; and

        - be computed on the basis of a 360-day year comprised of twelve 30-day months.

PAYMENTS ON THE NOTES

     Interest payments on the Notes will be made at the corporate trust office of the Trustee in New York, New York. Safelite has the option to pay interest by check mailed to the holders as their address appears in the register maintained by the Trustee. If the Notes are in "global form," which means registered in the name of or held by DTC or its nominee, then payment of principal and interest will be made in immediately available funds to DTC or its nominee as it is the registered holder of the global Note.

PAYING AGENT AND REGISTRAR

     The Trustee will initially act as paying agent and registrar. Safelite may change the paying agent or registrar without prior notice to the holders of the Notes. Safelite or any of its future Restricted Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents and Safelite may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Safelite is not required to transfer or exchange any Note selected for redemption. Also, Safelite is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. No service charge will be made for any registration of transfer or exchange of Notes, but Safelite may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The registered holder of a Note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     Except as described below, the Notes are not redeemable until December 15, 2001. On and after that date, Safelite may redeem all or a part of the Notes with not less than 30 nor more than 60 days' notice at the redemption prices listed below. Redemption prices are expressed as a percentage of principal amount. In addition, at redemption any accrued and unpaid interest to the applicable redemption date will be paid. Redemption prices during the twelve-month periods beginning on December 15 of the years indicated are as follows:

                        YEAR                             PERCENTAGE
                        ----                             ----------
2001.................................................     104.9375%
2002.................................................     103.2917%
2003.................................................     101.6458%
2004 and thereafter..................................     100.0000%

     On or prior to December 15, 1999, Safelite may redeem up to $19.25 million of the original aggregate principal amount of the Notes with the proceeds of one or more equity offerings at a redemption price of 109.875%, plus accrued and unpaid interest; provided that

          (1) at least $35.75 million of the original principal amount of the Notes remains outstanding immediately after each redemption; and

          (2) the redemption occurs within 120 days after the closing of the equity offering.

     If Safelite makes a partial redemption, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by another method that the Trustee in its sole discretion considers to be fair and appropriate. No Note, however, of $1,000 in original principal amount or less will be redeemed in part. If any
Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. When this happens, a new Note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original Note.

RANKING AND SUBORDINATION

     The Notes are general unsecured senior subordinated obligations of Safelite and rank equally with the Existing Notes and any future senior subordinated debt of the Company. The Notes rank behind all of Safelite's existing and future senior debt. As a result, if Safelite declares bankruptcy, liquidates or reorganizes, Safelite must repay all senior debt before Safelite will be able to make payments on the Notes. This means that holders of the Notes may recover less than senior creditors of Safelite in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to Safelite. See "Risk Factors -- The notes are subordinated to Safelite's senior debt."

     As described in "Prohibition on Incurrence of Senior Subordinated Debt" on page 100, Safelite may not incur any debt that is senior in right of payment to the Notes, but junior in right of payment to Senior Indebtedness. Safelite does have the ability to create a defeasance trust for the Notes under specific circumstances. These circumstances are described under the heading "Defeasance" below. Assets held in a defeasance trust would not be subordinate to existing and future senior debt of Safelite.

     Safelite may not pay principal or interest, or make other payments on the Notes, make any deposit pursuant to the provisions described under "Defeasance" on page 109, or otherwise purchase, redeem or retire any Notes if:

          (1) any senior debt is not paid when due; or

          (2) any other default on senior debt occurs and is not timely cured or waived causing the maturity of that senior debt to be accelerated in accordance with its terms.

     Safelite may however make payments on the Notes if Safelite and the Trustee receive written notice approving the payment from the applicable senior lenders.

     If Safelite has senior debt which permits the holder of that senior debt to accelerate its maturity immediately when a default occurs, those senior lenders will have the right to block payments on the Notes when a default occurs for a period of 180 days. This 180 days is called the "payment blockage period." The senior lenders must give a written "blockage notice" to the Trustee of their desire to start a payment blockage period when a default occurs. The payment blockage period can be less than 180 days if:

          (1) written notice is received by the Trustee and Safelite from the persons who gave the blockage notice;

          (2) the default giving rise to the blockage notice is no longer continuing; or

          (3) the senior debt has been repaid in full.

     Safelite may resume payments on the Notes after the end of the payment blockage period, unless the holders of the senior debt have accelerated the maturity of the senior debt. No more than one blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults which occur on the senior debt in that period.

     If payment of the Notes is accelerated because of an Event of Default, Safelite or the Trustee will promptly notify the senior lenders of the acceleration. Safelite may not pay the Notes until five business days after the senior lenders receive notice of the acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

SUBSIDIARY GUARANTEES

     Safelite currently has no subsidiaries. If Safelite has subsidiaries in the future, Safelite will cause each of them that guarantees debt under the Bank Credit Agreement to guarantee Safelite's obligations under the Notes on an unsecured senior subordinated basis. Each Subsidiary Guarantee will rank equally with all other Guarantor Senior Subordinated Indebtedness of that Subsidiary Guarantor. The Subsidiary Guarantors will not be permitted to incur debt that is junior in right of payment to Guarantor Senior Indebtedness but senior in right of payment to the Subsidiary Guarantee.

CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, each holder will have the right to require Safelite to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase.

     Within 30 days following any Change of Control Triggering Event, Safelite will mail a notice (the "Change of Control Offer") to each holder with a copy to the Trustee stating:

          (1) that a Change of Control Triggering Event has occurred and that the holder has the right to require Safelite to purchase the holder's Notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase;

          (2) the purchase date (which must be no earlier than 30 days nor later than 45 days from the date the notice is mailed); and

          (3) the procedures determined by Safelite, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

     On the date specified in the Change of Control Offer, Safelite will purchase all the Notes that have been tendered in accordance with the procedures set forth in the notice delivered to the holders. Safelite will pay each holder that has tendered Notes the purchase price plus any accrued interest up to the date of the repurchase.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not require Safelite to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. A third party can make a Change of Control Offer in place of Safelite if they purchase all of the Notes and follow the same requirements as set forth in the Indenture applicable to a Change of Control Offer made by Safelite.

     Safelite will comply with applicable requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, Safelite will comply with the applicable securities laws and regulations and will not be considered to have breached its obligations described in the Indenture by that compliance.

     Safelite's ability to repurchase Notes under a Change of Control Offer may be limited by a number of factors. The occurrence of the events that would constitute a Change of Control Triggering Event would also constitute a "Change of Control Triggering Event" under the Existing Notes Indenture. Accordingly, Safelite would be subject to the same obligations for the Existing Notes as have been described above. If a Change of Control Offer is made, there can be no assurance that Safelite will have available funds sufficient to pay the Change of Control purchase price for all the Notes and Existing Notes delivered by holders seeking to accept the Change of Control Offer. If Safelite is required to purchase outstanding Notes and Existing Notes under a Change of Control Offer, Safelite expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Safelite would be able to obtain this financing.

     The occurrence of some of the events that constitute a Change of Control Triggering Event would constitute a default under the Bank Credit Agreement. In addition, some events that constitute a change of control under the Bank Credit Agreement and which could cause a default under that agreement may not constitute a Change of Control Triggering Event under the Indenture. Future debt of Safelite and any of its future subsidiaries may also contain prohibitions of events that would constitute a Change of Control or which would require debt to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Safelite to repurchase the Notes could cause a default under that debt, even if the Change of Control Triggering Event itself does not, due to the financial effect of the repurchase on Safelite. Finally, Safelite's ability to pay cash to the holders upon a repurchase may be limited by Safelite's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     Even if sufficient funds were otherwise available, the terms of the Bank Credit Agreement may (and other debt may) prohibit Safelite from prepaying the Notes prior to their scheduled maturity. If Safelite is not able to prepay the Bank Indebtedness and any other debt containing similar restrictions, or if Safelite is unable to obtain consent to prepay the Notes, as described above, Safelite will be unable to fulfill its repurchase obligations following a Change of Control Triggering Event. This would result in a default under the Indenture. A default under the Indenture may result in a cross-default under the Existing Notes Indenture or the Bank Credit Agreement. In the event of a default under the Bank Credit Agreement, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

     The Change of Control provisions described above may deter mergers, tender offers and other takeover attempts involving Safelite by increasing the capital required to complete those transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Safelite to any Person other than the Principal or its Related Parties. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require Safelite to make an offer to repurchase the Notes as described above.

COVENANTS

Limitation on Incurrence of Additional Indebtedness

     Safelite will not, and will not permit any of its future Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingent or otherwise, (collectively, "incur") any Indebtedness; provided, however, that Safelite or any future Subsidiary Guarantor may incur Indebtedness if on that date after giving effect to the incurrence:

          (1) no Default or Event of Default has occurred or is continuing or would occur as a result of incurring the Indebtedness; and

          (2) the Consolidated Fixed Charge Coverage Ratio for Safelite is greater than 2.0 to 1.0.

     The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness (referred to as "Permitted Indebtedness"):

          (1) the Notes, the Guarantees, the Existing Notes and the guarantees thereof,

          (2) Indebtedness incurred under the Bank Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $388.6 million less:

             (a) the aggregate amount of Indebtedness of a Receivables Entity in a Qualified Receivables Transaction,

             (b) the amount of all mandatory principal payments actually made since the Issue Date by Safelite in respect of term loans thereunder (excluding mandatory principal payments (1) to the extent refinanced at the time of payment under a replaced Bank Credit Agreement and (2) relating to the Sale of Excluded Assets in an aggregate amount not to exceed $30 million), and

             (c) in the case of a revolving facility, any required permanent repayments since the Issue Date (which are accompanied by a corresponding permanent commitment reduction) thereunder,

          (3) other Indebtedness of Safelite and its Restricted Subsidiaries outstanding on the 1996 Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or other permanent reductions thereon since the 1996 Issue Date,

          (4) Interest Swap Obligations of Safelite or any of its Restricted Subsidiaries covering Indebtedness of Safelite or any of its Restricted Subsidiaries; provided that any Indebtedness to which those Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that those Interest Swap Obligations are entered into, in the judgment of Safelite, to protect Safelite and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

          (5) Indebtedness under Currency Agreements,

          (6) intercompany Indebtedness owed by Safelite to any Wholly Owned Restricted Subsidiary of Safelite or by any Restricted Subsidiary of Safelite to Safelite or any Wholly Owned Restricted Subsidiary of Safelite,

          (7) Acquired Indebtedness of Safelite or any Restricted Subsidiary of Safelite to the extent Safelite could have incurred that Indebtedness in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant on the date it was incurred; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of Safelite, that Acquired Indebtedness was not incurred in connection with, or in anticipation of, that Person becoming a Restricted Subsidiary of Safelite,

          (8) guarantees by Safelite and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness; provided that the Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of Safelite, the covenant entitled "Future Guarantees,"

          (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence,

          (10) any refinancing, modification, or replacement of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums on that existing or future Indebtedness ("Required Premiums") and fees in connection therewith; provided that this event does not

             (A) result in an increase in the aggregate principal amount of Permitted Indebtedness of Safelite and its Restricted Subsidiaries; (except to the extent that the increase is a result of additional Indebtedness incurred to pay Required Premiums and related fees or otherwise permitted to be incurred under the Indenture) and

             (B) create Indebtedness with a Weighted Average Life to Maturity at the time that Indebtedness is incurred that is less than the Weighted Average Life to Maturity at the time of the Indebtedness being refinanced, modified or replaced (except that this subclause (B) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed or restated was originally incurred in reliance upon clause (6) or (17) of this definition); provided that no Restricted Subsidiary of Safelite that is not a Subsidiary Guarantor may refinance any Indebtedness pursuant to this clause other than its own Indebtedness,

          (11) Indebtedness (including Capitalized Lease Obligations) incurred by Safelite or any of its Restricted Subsidiaries since the 1996 Issue Date to finance the purchase, lease or improvement of property or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning those assets) in an aggregate principal amount outstanding not to exceed $5 million at the time of any incurrence thereof (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement),

          (12) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is non- recourse to Safelite or any Subsidiary of Safelite (except for Standard Securitization Undertakings),

          (13) Indebtedness incurred by Safelite or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims,

          (14) Indebtedness arising from agreements of Safelite or a Restricted Subsidiary of Safelite providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Safelite, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Restricted Subsidiary for the purpose of financing that acquisition, provided that the maximum assumable liability in respect of all the Indebtedness will at no time exceed the gross proceeds actually received by Safelite and its Restricted Subsidiaries in connection with that disposition,

          (15) obligations related to performance and surety bonds and completion guarantees provided by Safelite or any Restricted Subsidiary of Safelite in the ordinary course of business,

          (16) Capitalized Lease Obligations of Vistar in an aggregate principal amount not to exceed $2 million and other unsecured Indebtedness of Vistar in an aggregate principal amount not to exceed $8 million, in each case which was assumed by Safelite upon consummation of the Vistar Merger; and

          (17) additional Indebtedness of Safelite and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement).

     Safelite will not incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of Safelite unless that Indebtedness will be subordinated to the Notes to at least the same extent as those Subordinated Obligations. No Subsidiary Guarantor will incur any indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of that Subsidiary Guarantor unless that Indebtedness will be subordinated to the obligations of that Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as those Guarantor Subordinated Obligations. No Subsidiary Guarantor will incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Senior Subordinated Indebtedness unless that refinancing Indebtedness is either Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations. No Restricted Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of Safelite.

     For purposes of determining compliance with this covenant:

          (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, Safelite, in its sole discretion, will classify the Indebtedness on the date of Incurrence and only be required to include the amount and type of that Indebtedness in one of those clauses; and

          (2) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability as determined in accordance with GAAP.

PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT

     The Indenture prohibits Safelite and any Subsidiary Guarantor from incurring Indebtedness that is senior in right of payment to the Notes or the guarantee of that Subsidiary Guarantor and subordinate in right of payment to any other Indebtedness of Safelite or that Subsidiary Guarantor, as the case may be.

LIMITATION ON RESTRICTED PAYMENTS

     Safelite will not, and will not permit any of its future Restricted Subsidiaries, directly or indirectly, to:

          (1) declare or pay any dividend or make any distribution on its Capital Stock except dividends or distributions payable in its Qualified Capital Stock or in options, warrants or other rights to purchase this Capital Stock;

          (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Safelite or any warrants, rights or options to purchase or acquire shares of any class of Capital Stock of Safelite other than in exchange for its Qualified Capital Stock; or

          (3) make any Investment other than Permitted Investments; each of these items in clauses (1) through (3) are referred to as "Restricted Payments",

     if at the time of the Restricted Payment or immediately after giving effect to the Restricted Payment:

          (a) a Default or an Event of Default has occurred and is continuing,

          (b) Safelite is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or,

          (c) the aggregate amount of Restricted Payments made subsequent to the 1996 Issue Date exceeds the sum of:

             (i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of Safelite earned subsequent to the 1996 Issue Date and on or prior to the date the Restricted Payment occurs (the "Referenced Date") (treating such period as a single accounting period); plus

             (ii) 100% of the aggregate net cash proceeds received by Safelite from any Person (other than a Subsidiary of Safelite) from the issuance and sale subsequent to the 1996 Issue Date and prior to the Reference Date of Qualified Capital Stock of Safelite (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness); plus

             (iii) without duplication of any amounts included in clause (c)(ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by Safelite from a holder of Safelite's Capital stock (excluding any net cash proceeds from such equity contribution to the extent used to redeem Notes in accordance with the optional redemption provisions of the Notes); plus

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

             (iv) to the extent that any Investment (other than a Permitted Investment) that was made after the 1996 Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

                  (A) the cash received with respect to that sale, liquidation or repayment of that Investment (less the cost of that sale, liquidation or repayment, if any) and

                  (B) the initial amount of that Investment.

     The provisions of the preceding paragraph will not prohibit:

          (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration or notice if the dividend or payment of the redemption price would have been permitted on the date of declaration or notice;

          (2) if no Event of Default has occurred and is continuing as a result thereof, the acquisition of any share of Capital Stock of Safelite, either

             (a) solely in exchange for shares of Qualified Capital Stock of Safelite, or

             (b) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of Safelite) of shares of the Qualified Capital Stock of Safelite.

          (3) payments for the purpose of and in an amount equal to the amount required to permit Safelite to redeem or repurchase shares of its Capital Stock or options in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that those redemptions or repurchases pursuant to this clause since the 1996 Issue Date shall not exceed $2 million (which amount will be increased by the amount of any cash proceeds to Safelite from (x) sales of its Capital Stock to management employees subsequent to the 1996 Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate;

          (4) the payment of reasonable fees and compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of Safelite or any Subsidiary of Safelite as determined in good faith by Safelite's Board of Directors or senior management;

          (5) so long as no Default or Event of Default has occurred and is continuing, payments not to exceed $100,000 in the aggregate since the 1996 Issue Date, to enable Safelite to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

          (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if this Capital Stock represents a portion of the exercise price thereof;

          (7) payments made on the 1996 Issue Date pursuant to the Recapitalization Agreement; and

          (8) payment of the Distribution. In determining the aggregate amount of Restricted Payments made subsequent to the 1996 Issue Date in accordance with clause (c) of the immediately preceding paragraph,

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

             (A) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (2), (b) and (3) of this paragraph will be included in the calculation, provided that these expenditures pursuant to clause (3) will not be included to the extent of cash proceeds received by Safelite from any "key-man" life insurance policies and

             (B) amounts expended pursuant to clauses (2) (a), (4), (5), (6),
        (7) and (8) will be excluded from this calculation.

LIMITATION ON LIENS

     Safelite will not, and will not permit any of its future Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets or any proceeds therefrom unless:

          (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on the property assets or proceeds that is senior in priority to such Liens and

          (2) in all other cases, the Notes are equally and ratably secured, except for

             (a) Liens existing as of the 1996 Issue Date and any extensions, renewals or replacements thereof;

             (b) Liens securing Senior Indebtedness and Guarantor Senior Indebtedness;

             (c) Liens securing the Notes and Guarantees;

             (d) Liens of Safelite or a Wholly Owned Restricted Subsidiary on assets of any Subsidiary of Safelite;

             (e) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that those Liens do not extend to or cover any property or assets of Safelite or any of its Restricted Subsidiaries not securing the Indebtedness so refinances; and

             (f) Permitted Liens.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

     Safelite will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2) make loans or advances or to pay any Indebtedness or other obligation owed to Safelite or any other Restricted Subsidiary of Safelite; or

          (3) transfer any of its property or assets to Safelite or any other Restricted Subsidiary of Safelite, except for encumbrances or restrictions existing by reason of:

             (a) applicable law;

             (b) the Indenture or the Existing Notes Indenture;

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

             (c) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

             (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to Safelite or any Restricted Subsidiary of Safelite or the properties or assets of any such Person, other than the Person or properties or assets of the Person so acquired;

             (e) agreements existing on the 1996 Issue Date (including, without limitation, the Bank Credit Agreement and the Recapitalization Agreement);

             (f) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of that Lien;

             (g) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of that sale;

             (h) any agreement or instrument governing Capital Stock of any Person that is acquired after the 1996 Issue Date;

             (i) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that those restrictions apply only to that Receivables Entity; or

             (j) An agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assume or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to the encumbrance or restriction contained in any that refinancing, replacement or substitution agreement are no less favorable to Safelite or the holders in any material respect as determined by the Board of Directors of Safelite than the provisions relating to the encumbrance or restriction contained in agreements referred to in clause (b), (d) or (e).

LIMITATION ON ASSET SALES

     Safelite will not, and will not permit any of its future Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the consideration received at the time of the Asset Sale is at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Safelite's Board of Directors),

          (2) at least 75% of the consideration received from the Asset Sale is cash or Cash Equivalents and is received at the time of the disposition; provided that for purposes of this clause, any liabilities of Safelite or the Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Restricted Subsidiary's Guarantee) that are assumed by the transferee of the assets and any notes or other obligations received from the transferee that are immediately converted will be considered to be cash for purposes of this provision; and

          (3) upon the consummation of an Asset Sale, Safelite will apply, or cause the Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 365 days of receipt thereof either:

             (a) to prepay any Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility effect a permanent reduction in the availability under the revolving credit facility;

             (b) to reinvest in Productive Assets; or

             (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (b).

     On the 366th day after an Asset Sale or the earlier date, if any, on which the Board of Directors of Safelite or of the Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to the Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding paragraph, the aggregate amount of Net Cash Proceeds which has not been applied will be applied by Safelite or the Restricted Subsidiary to make an offer to purchase from all holders on a pro rata basis that amount of Notes equal to the Net Cash Proceeds not applied. The offer to repurchase the Notes, or "Net Proceeds Offer," will be made within 30 to 45 days following the Asset Sale at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. This provision also applies to any non-cash consideration from an Asset Sale which is converted into cash. Any offer with respect to Other Debt will be made and consummated concurrently with any offer described in this paragraph. "Other Debt" means other Indebtedness of Safelite that ranks pari passu with the Notes and requires that an offer to purchase that Other Debt be made upon consummation of an Asset Sale. The total Net Proceeds Offer will be divided between the Notes and the Other Debt on a pro rata basis.

     Notwithstanding the foregoing, if the amount of cumulative Net Cash Proceeds not applied as described in clause 3(a), 3(b) and 3(c) above is less than $5 million, the application of the Net Cash Proceeds to repayment of the Notes may be deferred.

     Notwithstanding the immediately preceding paragraphs of this covenant, Safelite and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with those paragraphs to the extent:

          (1) at least 75% of the consideration for the Asset Sale constitutes Productive Assets; and

          (2) the Asset Sale is for at least fair market value (as determined in good faith by Safelite's Board of Directors), provided that any consideration not constituting Productive Assets received by Safelite or any of Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions of the two preceding paragraphs; provided, that at the time of entering into the transaction or immediately after giving effect thereto, no Default or Event of Default has occurred or is continuing or would occur as a consequence thereof.

     Each Net Proceeds Offer will be mailed to the record holders as shown on the register of the holders with a copy to the Trustee, and will comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Notes in an amount exceeding the note offer amount, Notes of tendering holders will be purchased on a pro rata basis (based on amount tendered). A Net Proceeds Offer will remain open for a period of 20 business days or a longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the note offer amount, Safelite may use any remaining amounts for general corporate purposes. Upon completion of any Net Proceeds Offer, the $5 million limit described above will be reset at zero.

     Safelite will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, Safelite will comply with the applicable securities law and regulations and will not be deemed to have breached it obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

     Safelite will not, and will not permit any of its future Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate of Safelite (an "Affiliate Transaction") other than: (x) Affiliate Transactions permitted under "Exceptions" below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at the same time on an arm's-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions with an aggregate value of $2 million or more, at Safelite's option:

          (1) the determination will be made in good faith by a majority of the disinterested members of the Board of Directors of Safelite or

          (2) the Board of Directors of Safelite or the Restricted Subsidiary party to the Affiliate Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that the Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the same time on an arm's-length basis from a Person that is not an Affiliate; provided, further, that for a transaction or series of related transactions with an aggregate value of $5 million or more, the Board of Directors of Safelite will have received a favorable opinion from a nationally recognized investment banking firm that the Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the same time on an arm's-length basis from a Person that is not an Affiliate.

EXCEPTIONS

     The foregoing restrictions do not apply to:

          (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Safelite or any Subsidiary of Safelite as determined in good faith by Safelite's Board of Directors or senior management;

          (2) transactions exclusively between or among Safelite and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among Wholly Owned Restricted Subsidiaries, provided that the transactions are not otherwise prohibited by the Indenture;

          (3) transactions effected as part of a Qualified Receivables Transaction;

          (4) any agreement as in effect as of the 1996 Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as the amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the 1996 Issue Date;

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

          (5) Restricted Payments permitted by the Indenture; and

          (6) payments made by Safelite to, and agreements entered into by Safelite with Affiliates in connection with, the Vistar Merger.

LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES

     Safelite will not permit any of its future Restricted Subsidiaries to issue any Preferred Stock other than to Safelite or to a Wholly Owned Restricted Subsidiary of Safelite, or permit any Person other than Safelite or a Wholly Owned Restricted Subsidiary of Safelite to own any Preferred Stock of any Restricted Subsidiary of Safelite.

ADDITIONAL INFORMATION

     The Indenture provides that Safelite will deliver to the Trustee, within 15 days after the filing of the same with the Securities and Exchange Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Safelite is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that Safelite may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Safelite will file with the Securities and Exchange Commission, to the extent permitted, and provide the Trustee and holders with the annual reports and information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     Safelite will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its assets to, any Person, unless:

          (1) either (a) Safelite will be the survivor of the merger or consolidation or (b) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and this surviving Person will expressly assume all the obligations of Safelite under the Notes and the Indenture;

          (2) immediately after giving effect to the transaction, on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with the transaction and including adjustments that are directly attributable to the transaction and factually supportable, Safelite or the surviving Person is able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (3) immediately before and immediately after giving effect to the transaction, including any indebtedness incurred or anticipated to be incurred in connection with the transaction, no Default or Event of Default has occurred and is continuing;

          (4) each Subsidiary Guarantor, unless it is the other party to the transaction, will have by execution of a supplemental indenture confirmed that after consummation of the transaction its Guarantee will apply, as the Guarantee applied on the date it was granted under the Indenture to the obligations of Safelite under the Indenture and the Notes, to the obligations of Safelite or such Person, as the case may be, under the Indenture and the Notes; and

          (5) Safelite has delivered to the Trustee an officers' certificate and opinion of counsel, each stating that the consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees to be bound thereby, and that all conditions precedent in the Indenture relating to the transaction have been satisfied. For purposes of the foregoing, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties and assets of one or more Subsidiaries of Safelite, the Capital Stock of which constitutes all or substantially all of the properties and assets of Safelite, shall be deemed to be the transfer of all or substantially all of the properties and assets of Safelite.

          Notwithstanding the foregoing clauses (2) and (3) of this provision.

             (a) any Restricted Subsidiary of Safelite may consolidate with, merge into or transfer all or part of its properties and assets to Safelite; and

             (b) Safelite may merge with an Affiliate incorporated solely for the purpose of reincorporating Safelite in another jurisdiction.

EVENTS OF DEFAULT

     Each of the following is an Event of Default:

          (1) the failure to pay interest on any Notes when that interest becomes due and payable and the default continues for a period of 30 days, whether or not that payment is prohibited by the subordination provisions of the Indenture,

          (2) the failure to pay the principal on any Notes, when the principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer, whether or not the payment is prohibited by the subordination provisions of the Indenture;

          (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after Safelite receives written notice specifying the default and demanding that the default be remedied from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes;

          (4) the failure to pay at final maturity, giving effect to any applicable grace period and any extensions thereof, the principal amount of any Indebtedness of Safelite or any Restricted Subsidiary (other than a Receivables Entity) of Safelite, or the acceleration of the final stated maturity of any this Indebtedness if the aggregate principal amount of the Indebtedness, together with the principal amount of any other Indebtedness in default for failure to pay principal at the final maturity or which has been accelerated, aggregates $10 million or more at any time;

          (5) the rendering of one or more judgments in an aggregate amount in excess of $10 million against Safelite or any of its Significant Subsidiaries that remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable, and in the event that judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon that judgment which is not promptly stayed;

          (6) certain events of bankruptcy affecting Safelite or any of its Significant Subsidiaries; and

          (7) if any of the Guarantees of the Subsidiary Guarantors that are also Significant Subsidiaries of Safelite ceases to be in full force and effect or any of those Guarantees is declared to be null and void and unenforceable or any of those Guarantees is found to be invalid or any of the Subsidiary Guarantors denies its liability under its Guarantee other than by reason of release of that Subsidiary Guarantor in accordance with the terms of the Indenture.

     Upon the happening of any Event of Default specified in the Indenture, the Trustee of the holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be immediately due and payable. This declaration should be done by notice in writing to Safelite and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration." If an Event of Default with respect to bankruptcy proceedings of Safelite or any of its Significant Subsidiaries occurs and is continuing, then that amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes may rescind and cancel the declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree,

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

          (3) to the extent that payment is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by the declaration of acceleration, has been paid,

          (4) if Safelite has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) or (7) of the description above of Events of Default, the Trustee has received an officers' certificate and an opinion of counsel that the Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Safelite will have any liability for any obligations of Safelite under the Notes or the Indenture or for any claim based on, in respect of, or by reasons of, those obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that this type of waiver is against public policy.

DEFEASANCE

     Safelite may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Legal Defeasance means that Safelite will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

          (1) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due,

          (2) Safelite's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments,

          (3) the rights, powers, trust, duties and immunities of the Trustee and Safelite's obligations in connection therewith and,

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, Safelite may, at its option and at any time, elect to have the obligations of Safelite released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (1) Safelite must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or on the applicable redemption date, as the case may be;

          (2) in the case of Legal Defeasance, Safelite must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and the opinion of counsel must confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Safelite must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of indebtedness, all or a portion of which will be used concurrently to defease the Notes);

          (5) the Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Safelite or any of its Subsidiaries is a party or by which Safelite or any of its Subsidiaries is bound;

          (6) Safelite must deliver to the Trustee an officers' certificate stating that the deposit was not made by Safelite with the intent of preferring the holders of the Notes over any other creditors of Safelite or with the intent of defeating, hindering, delaying or defrauding any other creditors of Safelite or others;

          (7) Safelite must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8) Safelite must deliver to the Trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights or holders of indebtedness of Safelite other than the Notes and (b) assuming no intervening bankruptcy of Safelite between the date of deposit and the 91st day following the deposit and that no holder of the Notes is an insider of Safelite, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9) Certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture, as to all outstanding Notes when either:

          (1) all the Notes previously authenticated and delivered, have been delivered to the Trustee for cancellation except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by Safelite and subsequently repaid to Safelite or discharged from the trust, or,

          (2) all Notes not previously delivered to the Trustee for cancellation have become due and payable and Safelite has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from Safelite directing the Trustee to apply the deposited funds to the payment thereof at maturity or redemption, as the case may be;

          (3) Safelite has paid all other sums payable under the Indenture by Safelite; and

          (4) Safelite has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

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

MODIFICATION OF THE INDENTURE

     From time to time, Safelite, the Subsidiary Guarantors, if any, and the Trustee, without the consent of the holders of the Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as a change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on evidence that it deems appropriate, including without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each holder of the Notes affected thereby, no amendment may:

          (1) reduce the amount of Notes whose holders must consent to an amendment;

          (2) reduce the rate or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

          (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefore;

          (4) make any Notes payable in money other than that stated in the Notes;

          (5) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of and interest on the Note on or after the due date thereof or to bring suit to enforce payment, or permitting holders of a majority in principal amount of the Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal or interest on the Notes);

          (6) amend, change or modify in any material respect the obligation of Safelite to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

          (7) modify the subordination provisions, including the related definitions, of the Indenture to adversely affect the holders of Notes in any material respect; or

          (8) release any Subsidiary Guarantor that is a Significant Subsidiary of Safelite from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of other terms used herein for which no definition is provided.

     "1996 Issue Date" means December 20, 1996.

     "Acquired Indebtedness" means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time the Person becomes a Restricted Subsidiary of Safelite or (2) assumed in connection with the acquisition of assets from that Person, in each case whether or not incurred by that Person in connection with, or in anticipation or contemplation of, that Person becoming a Restricted Subsidiary of Safelite or such acquisition. Acquired Indebtedness will be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date that Person becomes a Restricted Subsidiary of Safelite and, with respect to clause (2) of the preceding sentence, on the date of consummation of the acquisition of assets.

     "Affiliate" means a Person who directly or indirectly is controlled by, or is under common control with, Safelite. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than Safelite or any Subsidiary of Safelite) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Safelite or any of its Subsidiaries solely by reason of that Investment.

     "all or substantially all" will have the meaning given in the Revised Model Business Corporation Act.

     "Asset Acquisition" means (a) an Investment by Safelite or any Restricted Subsidiary of Safelite in any other Person pursuant to which that Person will becomes a Restricted Subsidiary of Safelite or any Restricted Subsidiary of Safelite, or is merged with or into Safelite or any Restricted Subsidiary of Safelite, or (b) the acquisition by Safelite or any Restricted Subsidiary of Safelite of the assets of any Person which constitute all or substantially all of the assets of that Person, any division or line of business of that Person or any other properties or assets of that Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Safelite or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Safelite or a Wholly Owned Restricted Subsidiary of Safelite of (a) any Capital Stock of any Restricted Subsidiary of Safelite; or (b) any other property or assets of Safelite or any Restricted Subsidiary of Safelite other than in the ordinary course of business; provided, however, that Asset Sales will not include:

          (1) a transaction or series of related transactions for which Safelite or its Restricted Subsidiaries receive aggregate consideration of less than $1 million,

          (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Safelite as permitted under "Merger, Consolidation and Sale of Assets,"

          (3) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

          (4) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry,

          (5) the licensing of intellectual property,

          (6) disposals or replacements of obsolete equipment in the ordinary course of business,

          (7) the sale, lease, conveyance, disposition or other transfer by Safelite or any Restricted Subsidiary of assets or property to one or more Wholly Owned Restricted

     Subsidiaries in connection with Investments permitted under the "Limitations on Restricted Payments" covenant,

          (8) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, and

          (9) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction. For the purposes of clause (8), Purchase Money Notes are considered to be cash.

     "Bank Credit Agreement" means the Credit Agreement dated as of the 1996 Issue Date, among Safelite, the other borrowers thereto from time to time, if any, the lenders party thereto from time to time and The Chase Manhattan Bank, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents). In each case as these agreements may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended (whether with the original agents and lenders or other agents and lenders and whether provided under the original Bank Credit Agreement or other credit agreements).

     "Bank Indebtedness" means any and all amounts, whether outstanding on the 1996 Issue Date or thereafter incurred, payable under or in respect of the Bank Credit Agreement and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Safelite or any Restricted Subsidiary of Safelite whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as to any Person, the board of directors of that Person or any duly authorized committee thereof.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of that Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of that obligations at any date will be the capitalized amount of these obligations at that date, determined in accordance with GAAP.

     "Capital Stock" means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of that Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of that Person.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Safelite to any Person or group of related Persons (other than the Principal or its Related Parties) for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

          (2) the approval by the holders of Capital Stock of Safelite of any plan or proposal for the liquidation or dissolution of Safelite (whether or not otherwise in compliance with the provisions of the Indenture);

          (3) any Person or Group (other than the Principal or its Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Safelite or

          (4) the first day on which a majority of the members of the Board of Directors of Safelite are not Continuing Directors.

     "Change of Control Triggering Event" means the occurrence of a Change of Control and the failure of the Notes to have a Minimum Rating on the 30th day after the occurrence of such Change of Control.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (1) Consolidated Net Income and (2) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of that Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of that Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction

Date") to Consolidated Fixed Charges of that Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of the calculation to:

          (1) the incurrence of any Indebtedness of that Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make this calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if the incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period,

          (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make this calculation as a result of that Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions that are (x) directly attributable to the transaction and (y) factually supportable) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period,

          (3) with respect to any such Four Quarter Period commencing prior to the Recapitalization, the Recapitalization (including any pro forma expense and cost reductions related thereto that are (x) directly attributable to such transaction and (y) factually supportable) shall be deemed to have taken place on the first day of such Four Quarter Period and

          (4) any asset sales or asset acquisitions (including any Consolidated EBITDA (including any pro forma expense and cost reductions that are (x) directly attributable to such transaction and (y) factually supportable) attributable to the assets which are the subject of the asset acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of Safelite or has been merged with or into Safelite or any Restricted Subsidiary of Safelite during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of Safelite or subsequent to such Person's merger into Safelite, as if such asset sale or asset acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period; provided that to the extent that clause (2) or (4) of this sentence requires that pro forma effect be given to an asset sale or asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available. If such Person or any of its

     Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause
     (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs in connection with the Transactions) plus the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of Safelite means, for any period, the aggregate net income (or loss) of Safelite and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom

           (1) gains and losses from Asset Sales (without regard to the $1 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto and the related tax effects according to GAAP and an increase in the valuation allowance relating to deferred tax assets recorded in the fourth quarter of 1996 attributable to the Transactions,

           (2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP,

           (3) items classified as extraordinary, unusual or nonrecurring gains and losses, and the related tax effects according to GAAP,

           (4) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of Safelite or is merged or consolidated with Safelite or any Restricted Subsidiary of Safelite,

           (5) the net income of any Restricted Subsidiary of Safelite to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise,

           (6) only for purposes of clause (iii)(w) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amounts included pursuant to clause (iii)(z) of the first paragraph of such covenant,

           (7) the net loss of any Person other than a Restricted Subsidiary of Safelite,

           (8) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to Safelite or a Restricted Subsidiary of Safelite by such Person unless, in the case of a Restricted Subsidiary of Safelite who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above,

           (9) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction,

          (10) bonus payments that were paid to senior management of Safelite in connection with the Transactions in an aggregate amount (together with the bonus payments made under clause (k)) not to exceed $7 million and

          (11) bonus payments that were paid to senior management prior to February 28, 1997 in an aggregate amount not to exceed $400,000 and, together with the amounts paid under clause (j) not to exceed $7 million in the aggregate.

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Safelite who

          (1) was a member of such Board of Directors on the 1996 Issue Date,

          (2) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or

          (3) is any designee of the Principal or its Affiliates or was nominated by the Principal or its Affiliates or any designees of the Principals or their Affiliates on the Board of Directors.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Safelite or any Restricted Subsidiary of Safelite against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (1) the Bank Indebtedness and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by Safelite in the instrument evidencing or governing such Senior Indebtedness or another writing as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control Triggering Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control Triggering Event) on or prior to the final maturity date of the Notes.

     "Distribution" means a dividend of up to $67.2 million on Safelite's outstanding Class A Common Stock, a dividend of approximately $4.7 million representing accrued and unpaid dividends on Safelite's 8% Cumulative Preferred Stock and a redemption of Safelite's 8% Cumulative Preferred Stock for an amount equal to approximately $58.2 million, in each case to be paid no more than five business days prior to the Vistar Merger.

     "Existing Notes" means the $100 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2006.

     "Existing Note Indenture" means the Indenture dated as of December 20, 1996 between Safelite and Fleet National Bank, as trustee, as amended by the First Supplemental Indenture dated as of December 12, 1997, and as the same may be further amended, supplemented or otherwise modified from time to time.

     "fair market value" means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transactions. Fair market value shall be determined by the Board of Directors of Safelite acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of Safelite delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the 1996 Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, (1) any Indebtedness of such Subsidiary Guarantor under the Bank Credit Agreement or in respect of Bank Indebtedness and (2) all Indebtedness of such Subsidiary Guarantor, including in the case of both (1) and (2) interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Subsidiary Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the 1996 Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Guarantee of such Subsidiary Guarantor or a guarantee in respect of the Existing Notes; provided, however, that Guarantor Senior Indebtedness shall not include

          (1) any obligation of such Subsidiary Guarantor to a Subsidiary of such Subsidiary Guarantor or to any Subsidiary of Safelite,

          (2) any liability for Federal, state, local or other taxes owed or owing by such Subsidiary Guarantor,

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

          (4) any Indebtedness of such Subsidiary Guarantor which is expressly subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor,

          (5) any obligations with respect to any Capital Stock or

          (6) that portion of any indebtedness incurred in violation of the "Limitation on Incurrence of Additional Indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of such Subsidiary Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

     "Indebtedness" means with respect to any Person, without duplication,

           (1) all obligations of such Person for borrowed money,

           (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

           (3) all Capitalized Lease Obligations of such Person,

           (4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

           (5) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

           (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (8) below,

           (7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured,

           (8) all obligations under currency swap agreements and interest swap agreements of such Person and

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

           (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof,

          (10) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

     "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by Safelite and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Safelite or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

          (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

          (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Safelite or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If Safelite or any Restricted Subsidiary of Safelite sells or otherwise disposes of any common stock of any direct or indirect Restricted Subsidiary of Safelite such that, after giving effect to any such sale or disposition, Safelite no longer owns, directly or indirectly, 100% (or 80% in the case of clause (9) of the definition of "Permitted Investments") of the outstanding common stock of such Restricted

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

     Subsidiary, Safelite shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Minimum Rating" means either (1) a rating of at least BBB- (or equivalent successor rating) by S&P or (2) a rating of at least Baa3 (or equivalent successor rating) by Moody's.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Safelite or any of its Subsidiaries from such Asset Sale net of

          (1) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions),

          (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

          (3) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale,

          (4) any portion of cash proceeds which Safelite determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Safelite or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by Safelite of an asset constituting an Investment (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by Safelite with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

     "Non-Voting Preferred Stock" means Safelite's 8% Non-Voting Preferred Stock, $.01 par value per share, issued by Safelite as partial merger consideration in the Vistar Merger.

     "Permitted Indebtedness" means, without duplication,

           (1) the Notes, the Guarantees, the Existing Notes and the guarantees thereof,

           (2) Indebtedness incurred pursuant to the Bank Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $388.6 million

           (3) less the aggregate amount of Indebtedness of a Receivables Entity in a Qualified Receivables Transaction,

           (4) less the amount of all mandatory principal payments actually made since the Issue Date by Safelite in respect of term loans thereunder (excluding mandatory principal payments (1) to the extent refinanced at the time of payment under a replaced Bank Credit Agreement and (2) relating to the Sale of Excluded Assets in an aggregate amount not to exceed $30 million) and

           (5) in the case of a revolving facility, reduced by any required permanent repayments since the Issue Date (which are accompanied by a corresponding permanent commitment reduction) thereunder,

           (6) other Indebtedness of Safelite and its Restricted Subsidiaries outstanding on the 1996 Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon since the 1996 Issue Date,

           (7) Interest Swap Obligations of Safelite or any of its Restricted Subsidiaries covering Indebtedness of Safelite or any of its Restricted Subsidiaries; provided that any Indebtedness to which any those Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that those Interest Swap Obligations are entered into, in the judgment of Safelite, to protect Safelite and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

         (8) Indebtedness under Currency Agreements,

           (9) intercompany Indebtedness owed by Safelite to any Wholly Owned Restricted Subsidiary of Safelite or by any Restricted Subsidiary of Safelite to Safelite or any Wholly Owned Restricted Subsidiary of Safelite,

          (10) Acquired Indebtedness of Safelite or any Restricted Subsidiary of Safelite to the extent Safelite could have incurred that Indebtedness in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant on the date that Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of Safelite, that Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, that Person becoming a Restricted Subsidiary of Safelite,

          (11) guarantees by Safelite and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness; provided that the Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of Safelite, the covenant entitled "Future Guarantees,"

          (12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such

          (13) Indebtedness is extinguished within five business days of its incurrence,

          (14) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not

             (a) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness to pay Required Premiums and related fees or otherwise permitted to be incurred under the Indenture) of Safelite and its Restricted Subsidiaries and

             (b) create Indebtedness with a Weighted Average Life to Maturity at the time that Indebtedness is incurred that is less than the Weighted Average Life to Maturity at the time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (b) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (6) or (18) of this definition); provided that no Restricted Subsidiary of Safelite that is not a Subsidiary Guarantor may refinance any Indebtedness pursuant to this clause

          (15) other than its own Indebtedness,

          (16) Indebtedness (including Capitalized Lease Obligations) incurred by Safelite or any of its Restricted Subsidiaries since the 1996 Issue Date to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning those assets) in an aggregate principal amount outstanding not to exceed $5 million at the time of any incurrence thereof (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement),

          (17) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to Safelite or any Subsidiary of Safelite (except for Standard Securitization Undertakings),

          (18) Indebtedness incurred by Safelite or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims,

          (19) Indebtedness arising from agreements of Safelite or a Restricted Subsidiary of Safelite providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Safelite, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Restricted Subsidiary for the purpose of financing that acquisition, provided that the maximum assumable liability in respect of all the Indebtedness shall at no time exceed the gross proceeds actually received by Safelite and its Restricted Subsidiaries in connection with that disposition,

          (20) obligations in respect of performance and surety bonds and completion guarantees provided by Safelite or any Restricted Subsidiary of Safelite in the ordinary course of business,

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

          (21) Indebtedness of Vistar constituting Capitalized Lease Obligations in an aggregate principal amount not to exceed $2 million and other indebtedness of Vistar constituting unsecured Indebtedness in an aggregate principal amount not to exceed $8 million, in each case which was assumed by Safelite upon consummation of the Vistar Merger, and

          (22) additional Indebtedness of Safelite and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement).

     "Permitted Investments" means

           (1) Investments by Safelite or any Restricted Subsidiary of Safelite in any Wholly Owned Restricted Subsidiary of Safelite (whether existing on the 1996 Issue Date or created thereafter) and Investments in Safelite by any Restricted Subsidiary of Safelite; provided that, in the case of an Investment by Safelite or any Restricted Subsidiary of Safelite in any Wholly Owned Restricted Subsidiary of Safelite, such Wholly Owned Restricted Subsidiary is not restricted from making dividends or similar distributions by contract, operation of law or otherwise;

           (2) cash and Cash Equivalents;

          (3) Investments existing on the 1996 Issue Date and Investments made on the 1996 Issue Date pursuant to the Recapitalization Agreement;

           (4) loans and advances to employees and officers of Safelite and its Restricted Subsidiaries since the 1996 Issue Date not in excess of $1 million at any one time outstanding;

           (5) accounts receivable created or acquired in the ordinary course of business;

           (6) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of Safelite's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

           (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

           (8) guarantees by Safelite or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Safelite or any of its Restricted Subsidiaries under the Indenture;

           (9) Investments by Safelite or any Restricted Subsidiary of Safelite in a Person, if as a result of such Investment (A) such Person becomes a Wholly Owned Restricted Subsidiary of Safelite or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Safelite or a Wholly Owned Restricted Subsidiary of Safelite;

          (10) additional Investments having an aggregate fair market value, taken together with all other Investments made (or as if made) since the 1996 Issue Date pursuant to this clause (x) that are at the time outstanding, not exceeding $2 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (A) 100% of the aggregate net cash proceeds received by Safelite from any Person (other than a Subsidiary of Safelite) from the issuance and sale subsequent to the 1996 Issue Date of Qualified Capital Stock of Safelite (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to Safelite (other than from a Subsidiary)) and (B) without duplication of any amounts included in clause (10) (A) above, 100% of the aggregate net cash proceeds of any equity contribution received by Safelite since the 1996 Issue Date from a holder of Safelite's Capital Stock, that in the case of amounts described in clause (10) (A) or (10) (B) are applied by Safelite within 180 days after receipt, to make additional Permitted Investments under this clause (10) (such additional Permitted Investments being referred to collectively as "Stock Permitted Investments");

          (11) any Investment by Safelite or a Wholly Owned Subsidiary of Safelite in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an equity interest;

          (12) Investments received by Safelite or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, such Asset Sale is effected in compliance with the "Limitation on Asset Sales" covenant. Any net cash proceeds that are used by Safelite or any of its Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (10) of this definition shall not be included in subclauses (x) and (y) of clause (3) of the first paragraph of the covenant described under the caption "Certain Covenants -- Limitation on Restricted Payments."

     "Permitted Liens" means the following types of Liens:

           (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Safelite or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

           (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

           (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

           (4) judgment Liens not giving rise to an Event of Default;

           (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Safelite or any of its Restricted Subsidiaries;

           (6) any interest or title of a lessor under any Capitalized Lease Obligation;

           (7) purchase money Liens to finance property or assets of Safelite or any Restricted Subsidiary of Safelite acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Safelite or any Restricted Subsidiary of Safelite other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

           (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

           (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Safelite or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements;

          (13) Liens securing Acquired Indebtedness incurred in reliance on clause (7) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of Safelite or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Safelite or a Restricted Subsidiary of Safelite;

          (14) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

          (15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Safelite and its Restricted Subsidiaries;

          (16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (17) Liens on property of a Person existing at the time such Person is acquired by, or such Person is merged into or consolidated or amalgamated with, Safelite or any Restricted Subsidiary of Safelite; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or amalgamation and do not extend to any assets other than those of the Person acquired by, or merged into or consolidated or amalgamated with, Safelite or any Restricted Subsidiary of Safelite;

          (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

          (19) Liens existing on the 1996 Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (10) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the 1996 Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principal" means Thomas H. Lee Company.

     "Productive Assets" means assets (including Capital Stock) of a kind used or usable in the businesses of Safelite and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from Safelite or any Subsidiary of Safelite in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

     "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Safelite or any of its Subsidiaries pursuant to which Safelite or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by Safelite or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Safelite or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Recapitalization" means the transactions which occurred on the 1996 Issue Date as contemplated by the Recapitalization Agreement.

     "Recapitalization Agreement" means the Recapitalization Agreement and Plan of Merger and Stock Purchase Agreement, dated as of November 8, 1996, among Safelite, Lear Siegler Holdings Corp., Lite Acquisition Corp., LSNWY Corp., the LS Selling Stockholders and L.S. Acquisition Corp.

     "Receivables Entity" means a Wholly Owned Subsidiary of Safelite (or another Person in which Safelite or any Subsidiary of Safelite makes an Investment and to which Safelite or any Subsidiary of Safelite transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Safelite (as provided below) as a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

          (1) is guaranteed by Safelite or any Subsidiary of Safelite (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

          (2) is recourse to or obligates Safelite or any Subsidiary of Safelite in any way other than pursuant to Standard Securitization Undertakings or

          (3) subjects any property or asset of Safelite or any Subsidiary of Safelite, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Safelite nor any Subsidiary of Safelite has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Safelite or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Safelite, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither Safelite nor any Subsidiary of Safelite has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Safelite shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Safelite giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Redemption Event" shall mean (1) an underwritten initial public offering of the common stock of Safelite or (2) a Change of Control.

     "Related Party" means Thomas H. Lee Company and any Affiliate of Thomas H. Lee Company.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale of Excluded Assets" means an individual Asset Sale which results in net proceeds of no less than $10 million and relates exclusively to property, plant and equipment existing on the 1996 Issue Date, together with improvements, repairs, modifications and additions thereon in the ordinary course of business.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Safelite or a Restricted Subsidiary of any property, whether owned by Safelite or any Restricted Subsidiary at the 1996 Issue Date or later acquired, which has been or is to be sold or transferred by Safelite or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

     "Secured Indebtedness" means any Indebtedness of Safelite secured by a Lien.

     "Senior Indebtedness" means (1) the Bank Indebtedness and (2) all Indebtedness of Safelite, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Safelite or any Restricted Subsidiary of Safelite whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the 1996 Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Notes or the Existing Notes; provided, however, that Senior Indebtedness shall not include

          (1) any obligation of Safelite to any Subsidiary of Safelite,

          (2) any liability for Federal, state, local or other taxes owed or owing by Safelite,

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

          (4) any Indebtedness of Safelite which is expressly subordinate in right of payment to any other Indebtedness of Safelite, including any Senior Subordinated Indebtedness (including, without limitation, the Existing Notes) and any Subordinated Obligations,

          (5) any obligations with respect to any Capital Stock or (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause

          (6) if the holders(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of Safelite to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

     "Senior Subordinated Indebtedness" means the Notes, the Existing Notes and any other Indebtedness of Safelite that specifically provides that such Indebtedness is to rank pari passu with the Notes or the Existing Notes and is not by its express terms subordinate in right of payment to any indebtedness of Safelite which is not Senior Indebtedness.

     "Significant Subsidiary" means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which (1) for the most recent fiscal year of such Person accounted for more than 10% of consolidated revenues or consolidated net income of such Person or (2) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Safelite or any Subsidiary of Safelite which are reasonably customary in an accounts receivable transaction.

     "Subordinated Obligation" means any Indebtedness of Safelite (whether outstanding on the 1996 Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Notes or the Existing Notes pursuant to a written agreement.

     "Subsidiary" means, with respect to any Person, (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Transactions" means the recapitalization, merger, stock purchase and other transactions contemplated by the Recapitalization Agreement and the related financings.

     "Unrestricted Subsidiary" of any Person means (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Safelite or any other Subsidiary of Safelite that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) Safelite certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Safelite or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, Safelite is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Vistar" means Vistar, Inc.

     "Vistar Merger" means the merger contemplated by the Vistar Merger
Agreement.

     "Vistar Merger Agreement" means that certain Merger Agreement, dated as of 10, 1997, by and between Vistar and Safelite.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                           DESCRIPTION OF OTHER DEBT

SENIOR CREDIT FACILITIES

     The description below summarizes keys terms and conditions of the Bank Credit Agreement, as amended on December 18, 1998. The Bank Credit Agreement and the Amendment to the Bank Credit Agreement dated December 18, 1998 are filed as exhibits to the registration statement. The description below gives effect to the pay down of the term loans which occurred on January 29, 1999.

     STRUCTURE. The senior credit facilities consist of a term loan facility in an aggregate principal amount of $288.6 million, and a revolving credit facility providing for revolving loans to Safelite and the issuance of letters of credit for the account of Safelite in an aggregate principal amount at any time not to exceed $100 million. The term loan facility consists of three tranches in principal amounts of $123.6 million (the "Tranche A Term Loan"), $82.5 million (the "Tranche B Term Loan"), and $82.5 million (the "Tranche C Term Loan").

     REPAYMENT. The Tranche A Term Loan and the revolving credit facility mature on the sixth anniversary of the closing of the initial borrowing under the Bank Credit Agreement. The Tranche B Term Loan matures on the seventh anniversary of the closing. The Tranche C Term Loan matures on the eighth anniversary of the closing. In addition, the term loan facility is subject to the following amortization schedule:

                                                REPAYMENT AMOUNTS
                                      -------------------------------------
                                       TRANCHE A    TRANCHE B    TRANCHE C
DATE                                   TERM LOAN    TERM LOAN    TERM LOAN
----                                  -----------   ----------   ----------
Last business day in September and
  December 1999.....................  $         0   $  206,143   $  206,143
Last business day in March, June and
  September 2000....................            0      206,143      206,143
Last business day in December
  2000..............................    3,685,714      206,143      206,143
Last business day in March 2001.....    7,500,000      206,143      206,143
Last business day in June, September
  and December 2001.................    7,500,000      206,143      206,143
Last business day in March, June,
  September and December 2002.......   10,000,000      206,143      206,143
Last business day in March, June and
  September 2003....................   12,500,000    9,946,393      206,143
December 17, 2003...................   12,500,000           --           --
Last business day in December
  2003..............................           --    9,946,393      206,143
Last business day in March, June and
  September 2004....................           --    9,946,393    9,843,321
December 17, 2004...................           --    9,946,393           --
Last business day in December
  2004..............................           --           --    9,843,321
Last business day in March, June and
  September 2005....................                        --    9,843,321
December 17, 2005...................           --           --    9,843,321

     The Bank Credit Agreement is also subject to mandatory principal prepayment and commitment reductions to be applied to the term loan facility in an amount equal to (1) 100% of the net cash proceeds of certain debt and equity offerings by Safelite and certain asset sales or other dispositions and (2) 50% of Safelite's annual excess operating cash flow (as defined in the Bank Credit Agreement).

     SECURITY. The Bank Credit Agreement is secured by security interests in and pledges of or liens on substantially all the assets of Safelite.

     INTEREST. At Safelite's election, the interest rates applicable to the loans under the Bank Credit Agreement are fluctuating rates of interest measured by reference to either (a) an adjusted London inter-bank offered rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR"), which is equal to the higher of Chase Manhattan Bank's published prime rate and the Federal Funds effective rate plus of 1% per annum, plus a borrowing margin. The borrowing margins applicable to the Tranche A Term Loan and loans under the revolving credit facility are 1.75% per annum for ABR loans and 2.75% per annum for LIBOR loans. The borrowing margins applicable to the Tranche B Term Loan are 2.00% per annum for ABR loans and 3.00% per annum for LIBOR loans. The borrowing margins applicable to the Tranche C Term Loan are 2.25% per annum for ABR loans and 3.25% per annum for LIBOR loans. Each of these margins is subject to reduction based upon the achievement by Safelite of specified financial performance thresholds. Amounts under the Bank Credit Agreement not paid when due bear interest at a default rate equal to 2.00% per annum above the rate otherwise applicable.

     COVENANTS. The Bank Credit Agreement contains a number of covenants that, among other things, restrict the ability of Safelite to dispose of assets, borrow money, make guarantees, prepay other debt or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, create subsidiaries, engage in mergers or consolidations, change the business conducted by Safelite, make capital expenditures, or engage in transactions with affiliates and otherwise restricts some types of corporate activities. In addition, under the Bank Credit Agreement, Safelite is required to comply with specified financial ratios and minimum tests, including minimum interest coverage ratios and maximum leverage ratios. The Bank Credit Agreement, as amended, requires Safelite to maintain a leverage ratio (total debt to EBITDA, each as adjusted) of 9.75 to 1.00 commencing on March 31, 1999 and declining thereafter in predetermined increments, and an interest coverage ratio (EBITDA to interest expense, each as adjusted) of 1.15 to 1.00 commencing on March 31, 1999 and increasing thereafter in predetermined increments.

     The Bank Credit Agreement also contains provisions that limit Safelite's ability to amend or modify the Existing Indentures and the Indenture and Safelite's ability to prepay or refinance the Existing Notes and the notes issued in the exchange offer without the consent of the lenders under the Bank Credit Agreement.

     EVENTS OF DEFAULT. The Bank Credit Agreement contains customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, the occurrence of certain ERISA events, failure or invalidity of security or guarantees and change of control.

EXISTING 9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006

     As of date of this prospectus, Safelite had outstanding $100,000,000 principal amount of Existing Notes. The Existing Notes mature on December 15, 2006. Cash interest on the Existing Notes is payable semiannually in arrears on June 15 and December 15 of each year. The Existing Notes are unsecured senior subordinated obligations of Safelite, subordinated in right of payment to all existing and future senior indebtedness, and rank equally in right of payment with all other existing and future senior subordinated indebtedness of Safelite, including the outstanding notes and the notes to be issued in the exchange offer.

     The Existing Notes are redeemable at the option of Safelite at any time on or after December 15, 2001 at an initial redemption price of 104.9375%, declining ratably to par on or after December 15, 2004. In addition, on or prior to December 15, 1999, Safelite may redeem up to $35 million of the original principal amount of the Existing Notes at a redemption price of 109.875%, with the net cash proceeds of one or more equity offerings; provided that at least $65 million of the aggregate principal amount of the Existing Notes remains outstanding immediately after the redemption. If Safelite experiences specific kinds of changes in control, Safelite will be required to make an offer to purchase all outstanding Existing Notes at 101% of the principal amount thereof. In all cases the redemption amount paid would also include any accrued and unpaid interest.

     The Existing Notes Indenture contains covenants that are essentially identical to those contained in the Indenture and restricts, among other things, Safelite's ability to borrow money, pay dividends, merge with or into other companies, enter into transactions with affiliates or sell substantially all of the assets of Safelite. The Existing Notes Indenture also provides for customary events of default which are identical to those relating to the notes to be issued in the exchange offer.

     A copy of the Existing Notes Indenture, as amended, is filed as an exhibit to the registration statement.

OTHER DEBT

     During 1996, Safelite purchased workers' compensation, automobile and product liability coverage for the period December 20, 1996 through December 31, 1999. The cost of this insurance was partially financed by approximately $13.7 million in premium financing. This premium financing is payable in monthly installments (including interest of 6.67% to 6.99%) of $514,000 in 1997 and $416,000 in 1998 and 1999. Under the terms of the financing, if Safelite cancels its insurance policies for any reason, corresponding unearned premium refunds would be applied directly against the outstanding principal balance. At January 2, 1999, the outstanding principal balance of this premium financing was approximately $4.4 million.

                           INCOME TAX CONSIDERATIONS

     Holders of the outstanding notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject. In this "Income Tax Considerations" section, the notes to be issued in the Exchange Offer are referred to as the "Exchange Notes." The term "Notes" includes outstanding notes and Exchange Notes.

     Safelite believes, based on the opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, that the following summary fairly describes the material United States federal income tax consequences expected to apply to the exchange of outstanding notes for Exchange Notes and the ownership and disposition of Exchange Notes under currently applicable law. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described here will have on particular holders, and does not address state, local, foreign or other tax laws. Further, the federal income tax treatment of a holder of the outstanding notes and the Exchange Notes may vary depending on the holder's particular situation. Some holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax, foreign persons, persons holding Notes as a part of a hedging, conversion or constructive sale transaction or a straddle or holders of notes whose "functional currency" is not the U.S. dollar) may be subject to special rules not discussed below. This description assumes that holders of the outstanding notes and the Exchange Notes will hold the outstanding notes and the Exchange Notes as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder, as of the date of this prospectus. These authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

THE EXCHANGE

     An exchange of outstanding notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the outstanding notes. As a result, no federal income tax consequences will result to holders exchanging outstanding notes for Exchange Notes.

THE EXCHANGE NOTES

     INTEREST PAYMENTS ON THE EXCHANGE NOTES. The Notes will be treated as debt for federal income tax purposes. Stated interest on the Notes should be considered to be "qualified stated interest," and therefore, will generally be includible in income of a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof (unless, in the case of a partnership, the Secretary of the Treasury otherwise provides by regulation), (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder. ORIGINAL ISSUE DISCOUNT. The Notes were issued with original issue discount ("OID") in an amount equal to the difference between their stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") and their "issue price." United States Holders should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest (as defined below).

     This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations").

     The "issue price" of each Note will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. The stated interest payments on the Notes are qualified stated interest.

     The amount of OID includible in income by the initial United States Holder of an original issue discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on the note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. Safelite is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID and unstated interest. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

     TAX BASIS. A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in an Exchange Note received in exchange for an outstanding note will equal the cost of the outstanding note to the holder, plus the amount of market discount and OID previously included in income by the holder and minus any principal payments received by the holder with respect to the Notes and amortized bond premium. A holder's adjusted tax basis in an Exchange Note will be equal to the price paid for the Exchange Note (determined by taking into account accrued interest at the time of purchase), plus market discount and OID previously included in income by the holder and minus any principal payments received by the holder with respect to an Exchange Note and amortized bond premium. See "Market Discount and Bond Premium" below.

     SALE, EXCHANGE OR RETIREMENT. Upon the sale, exchange or retirement of an Exchange Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the Exchange Note. This gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of the sale, exchange or retirement. There are limitations on the use of capital losses.

     MARKET DISCOUNT AND BOND PREMIUM. Holders should be aware that the market discount provisions of the Code may affect the Notes. These rules generally provide that a holder who purchases Notes for an amount which is less than their "revised issue price" will be considered to have purchased the Notes at a "market discount" equal to the amount of this difference. The revised issue price is the issue price increased by the aggregate amount of OID includible in the gross income of all holders for periods before the taxpayer's acquisition of the Notes. The holder will be required to treat any gain realized upon the disposition of the Notes as ordinary income to the extent of the market discount that is treated as having accrued during the period that the holder held the Notes, unless an election is made to include this market discount in income on a current basis. A holder of a Note who acquires the Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any debt incurred or continued to purchase or carry the Note until the holder disposes of the Note in a taxable transaction.

     A holder of a Note that acquired such Note on the secondary market at a cost that is more than its adjusted issue price but less than or equal to its stated redemption price at maturity may reduce the amount of OID includible in its gross income to reflect such acquisition premium. See "Original Issue Discount" discussed above.

     If a holder's tax basis in a Note immediately after acquisition exceeds the stated redemption price at maturity of the Note, the holder may be eligible to elect to deduct the excess as amortizable bond premium pursuant to Section 171 of the Code.

     Purchasers of the Exchange Notes should consult their own tax advisors as to the application to the purchasers of the market discount and bond premium rules.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning back-up withholding:

     (1) no withholding of United States federal income tax will be required with respect to the payment by Safelite or any paying agent of principal or interest (which for purposes of this discussion includes
         OID) on a Note owned by a Non-United States Holder, provided that:

          (a) the beneficial owner does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of Safelite entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder,

          (b) the beneficial owner is not a controlled foreign corporation (within the meaning of Section 957(a) of the Code) that is related (within the meaning of Section 864(d)(4) of the Code) to Safelite through stock ownership,

          (c) the beneficial owner is not a bank whose receipt of interest on a
     Note is described in Section 881(c)(3)(A) of the Code, and

          (d) the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder;

     (2) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; provided that, in the case of proceeds representing interest, the conditions described in the preceding paragraph are met; and

     (3) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of Safelite entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Notes would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (1)(d) above, the beneficial owner of the Note, or a financial institution holding the Note on behalf of the owner, must provide, in accordance with specified procedures, a paying agent of Safelite with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Form ("IRS") W-8 (or successor form)), or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (1)(d) above may also be satisfied with other documentary evidence for interests paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-United States Holder cannot satisfy the requirements described in
(1) above, payments of interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides Safelite or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty, or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in some situations.

     If a Non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if the Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including OID) on a Note will be included in the foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note (other than proceeds, if any, representing interest) generally will not be subject to United States federal income tax unless:

     (1) the gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or

     (2) in the case of a Non-United States Holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition, and certain other conditions are met, or

     (3) the Non-United States Holder is subject to tax, pursuant to provisions of the United States tax law applicable to certain United States expatriates whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on Notes and to the proceeds of sale of a Note made to United States Holders other than exempt recipients (such as corporations). A 31% back-up withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     In general, no information reporting or back-up withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (1)(d) under "Non-United States Holders" has been received (and the payer does not have actual knowledge that the beneficial owner is a United States person).

     In addition, back-up withholding and information reporting may apply to the proceeds of the sale of a Note within the United States or conducted through certain U.S. related financial intermediaries unless the statement described in 1(d) under "Non-United States Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

     Any amount withheld under the back-up withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

     HOLDERS OF THE OUTSTANDING NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE OUTSTANDING NOTES AND THE EXCHANGE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN THE FEDERAL TAX LAWS.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the notes issued in the Exchange Offer will initially be issued in the form of one or more registered notes in global form, called "Global Notes," without coupons. Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     DTC has advised Safelite that it is:

          (1) a limited purpose trust company organized under the laws of the State of New York,

          (2) a member of the Federal Reserve System,

          (3) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

          (4) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act.

     DTC was created to hold securities for its participating organizations (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the initial purchaser of the outstanding notes), banks and trust companies, clearing corporations, and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     Safelite expects, pursuant to procedures established by DTC, that (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that some persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes or to pledge the notes as collateral will be limited to this extent.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes (the "Certificated Notes"). In addition, owners of beneficial interest in a Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in a Global Note to pledge or transfer its interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to its interest, may be affected the lack of a physical certificate evidencing this interest.

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if the holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which the holder owns its interest, to exercise any rights of a holder of notes under the Indenture or such Global Note. Safelite understands that under existing industry practice, in the event Safelite requests any action of holders of notes or if a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the Participants to take this action and the Participant would authorize holders owning through these Participants to take this action or would otherwise act upon the instruction of the holders. Neither Safelite nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to these notes.

     Payments with respect to the principal of, premium, if any, and interest on any notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note. Under the terms of the Indenture, Safelite and the Trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving this payment and for any and all other purposes whatsoever. Consequently, neither Safelite nor the Trustee has or will have any responsibility or liability for the payment of these amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

CERTIFICATED NOTES

     If:

          (1) Safelite notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary, or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of this notice or cessation;

          (2) Safelite, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the Indenture; or

          (3) upon the occurrence of other events described in the Indenture, then, upon surrender by DTC of the Global Notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any issuance of certificated notes, the Trustee will be required to register the certificated notes in the name of the beneficial owner indicated by the DTC, or the nominee of such person, and cause the certificates to be delivered to that person.

     Neither Safelite nor the Trustee will be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes.

Each of Safelite and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in the Exchange Offer where the outstanding notes were acquired as a result of market-making activities or other trading activities. Safelite has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any resale. In addition, until July 20, 1999, all dealers effecting transactions in the notes issued in the Exchange Offer may be required to deliver a prospectus.

     Safelite will not receive any proceeds from any sale of notes by broker-dealers. Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any notes. Any broker-dealer that resells notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of the notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any resale of notes issued in the exchange and any commission or concessions received by any these persons may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of the Exchange Offer, Safelite will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Safelite has agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the notes, other than the commissions or concessions of any broker-dealers. Safelite will also indemnify the holders of the notes, including any broker-dealers, against specific liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for Safelite by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets of Safelite Glass Corp. and its subsidiaries as of December 28, 1996, January 3, 1998, and April 4, 1998, and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended January 3, 1998, and the three months ended April 4, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Vistar, Inc. and its subsidiaries as of March 31, 1996 and 1997, and the consolidated statements of earnings (loss), stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF SAFELITE GLASS CORP. AND
  SUBSIDIARIES:
Independent Auditors' Report................................     F-2
Consolidated Balance Sheets -- December 28, 1996, January 3,
  1998, April 4, 1998 and January 2, 1999...................     F-3
Consolidated Statements of Operations -- Years Ended
  December 30, 1995, December 28, 1996 and January 3, 1998,
  Three Months Ended March 29, 1997 and April 4, 1998 and
  Nine Months Ended January 3, 1998 and January 2, 1999.....     F-4
Consolidated Statements of Stockholders' Equity
  (Deficit) -- Years Ended December 30, 1995, December 28,
  1996 and January 3, 1998, Three Months Ended April 4, 1998
  and Nine Months Ended January 2, 1999.....................     F-5
Consolidated Statements of Cash Flows -- Years Ended
  December 30, 1995, December 28, 1996 and January 3, 1998,
  Three Months Ended March 29, 1997 and April 4, 1998 and
  Nine Months Ended January 3, 1998 and January 2, 1999.....     F-6
Notes to Consolidated Financial Statements..................     F-7
FINANCIAL STATEMENTS OF VISTAR, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants....................    F-29
Consolidated Balance Sheets -- March 31, 1996 and 1997......    F-30
Consolidated Statements of Earnings (Loss) -- Years Ended
  March 31, 1995, 1996 and 1997 and Nine Months Ended
  December 21, 1996 and December 19, 1997...................    F-32
Consolidated Statements of Stockholders' Equity -- Years
  Ended March 31, 1995, 1996 and 1997 and Nine Months Ended
  December 19, 1997.........................................    F-33
Consolidated Statements of Cash Flows -- Years Ended March
  31, 1995, 1996 and 1997 and Nine Months Ended December 21,
  1996 and December 19, 1997................................    F-34
Notes to Consolidated Financial Statements..................    F-35

                          INDEPENDENT AUDITORS' REPORT

Safelite Glass Corp.:

     We have audited the accompanying consolidated balance sheets of Safelite Glass Corp. and subsidiaries ("Company") as of December 28, 1996, January 3, 1998, and April 4, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 30, 1995, December 28, 1996 and January 3, 1998, and the three months ended April 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Safelite Glass Corp. and subsidiaries at December 28, 1996, January 3, 1998, and April 4, 1998, and the results of their operations and their cash flows for the years ended December 30, 1995, December 28, 1996 and January 3, 1998, and the three months ended April 4, 1998 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Dayton, Ohio
November 6, 1998

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    DECEMBER 28,   JANUARY 3,   APRIL 4,     JANUARY 2,
                                                        1996          1998        1998          1999
                                                    ------------   ----------   ---------   ------------
                                                                                            (UNAUDITED)
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................   $  31,188     $   7,404    $  10,254    $   7,808
  Accounts receivable, net........................      29,647        54,927       62,000       62,128
  Refundable taxes................................       7,600
  Inventories.....................................      42,454        48,133       50,535       53,011
  Prepaid expenses................................       6,684         6,505       11,382       12,030
  Deferred income taxes...........................       7,862        24,613       18,416       13,993
                                                     ---------     ---------    ---------    ---------
         Total current assets.....................     125,435       141,582      152,587      148,970
PROPERTY, PLANT AND EQUIPMENT -- net..............      40,119        63,820       61,994       62,008
INTANGIBLE ASSETS -- net..........................      17,832       286,221      286,542      283,360
RESTRICTED CASH -- collateralizing notes closed
  into escrow.....................................                                              46,400
OTHER ASSETS......................................      18,970        23,821       24,873       19,725
DEFERRED INCOME TAXES.............................      13,890        42,610       50,359       59,677
                                                     ---------     ---------    ---------    ---------
         TOTAL ASSETS.............................   $ 216,246     $ 558,054    $ 576,355    $ 620,140
                                                     =========     =========    =========    =========

                                 LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable................................   $  23,703     $  45,313    $  43,480    $  43,127
  Current portion -- long-term debt...............       5,418         6,425        5,941       15,542
  Accrued expenses:
    Payroll and related items.....................      17,359        14,768        9,669        9,138
    Self-insurance reserves.......................       9,086         7,987        7,018        7,482
    Taxes.........................................       6,376         4,537          546        1,754
    Accrued interest..............................         685         1,949        8,695        2,802
    Restructuring.................................         561        20,007       22,390        7,548
    Other.........................................       5,664        10,787       14,529       10,351
                                                     ---------     ---------    ---------    ---------
         Total current liabilities................      68,852       111,773      112,268       97,744
NOTES CLOSED INTO ESCROW -- collateralized by
  restricted cash.................................                                              50,447
LONG-TERM DEBT -- less current portion............     258,322       473,499      497,645      521,618
OTHER LONG-TERM LIABILITIES:
  Self-insurance reserves.........................       6,512         5,758        4,895        2,935
  Pension.........................................       7,733         4,098          671          791
  Restructuring...................................       1,128         6,846        8,983        4,486
  Other...........................................       2,231         2,954          304          619
                                                     ---------     ---------    ---------    ---------
         Total other long-term liabilities........      17,604        19,656       14,853        8,831
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock issued, 8%, $100 par value at
    December 28, 1996 and $0.01 thereafter........      58,250             1            1            1
  Class A Common Stock issued, $0.01 par value....          53            38           38           38
  Class B Common Stock issued, $0.01 par value....           1           104          104          104
  Additional paid-in capital......................     182,368       324,794      324,878      324,878
  Accumulated deficit.............................    (356,555)     (357,761)    (362,077)    (372,166)
  Other...........................................     (12,649)      (14,050)     (11,355)     (11,355)
                                                     ---------     ---------    ---------    ---------
         Total stockholders' deficit..............    (128,532)      (46,874)     (48,411)     (58,500)
                                                     ---------     ---------    ---------    ---------
         TOTAL LIABILITIES AND STOCKHOLDERS'
           DEFICIT................................   $ 216,246     $ 558,054    $ 576,355    $ 620,140
                                                     =========     =========    =========    =========

See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                               YEAR ENDED                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                ----------------------------------------   ----------------------   -------------------------
                                DECEMBER 30,   DECEMBER 28,   JANUARY 3,    MARCH 29,    APRIL 4,   JANUARY 3,    JANUARY 2,
                                    1995           1996          1998         1997         1998        1998          1999
                                ------------   ------------   ----------   -----------   --------   -----------   -----------
                                                                           (UNAUDITED)              (UNAUDITED)   (UNAUDITED)
SALES:
  Installation and related
    services..................    $315,642       $380,142      $430,290      $95,249     $201,684    $335,041      $621,684
  Wholesale...................      56,500         58,183        53,014       12,544       12,108      40,470        37,372
                                  --------       --------      --------      -------     --------    --------      --------
        Total sales...........     372,142        438,325       483,304      107,793      213,792     375,511       659,056
COST OF SALES.................     261,693        299,623       331,658       75,758      155,545     255,900       488,529
                                  --------       --------      --------      -------     --------    --------      --------
GROSS PROFIT..................     110,449        138,702       151,646       32,035       58,247     119,611       170,527
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.....      93,486        107,350       111,815       25,993       46,467      85,822       140,725
RESTRUCTURING EXPENSES........       6,311                        2,865                     3,791       2,865         4,222
LOSS ON SALE OF LEAR
  SIEGLER.....................                                    5,418                                 5,418
OTHER OPERATING EXPENSES......                      7,558         5,704                     3,079       5,704         3,613
                                  --------       --------      --------      -------     --------    --------      --------
OPERATING INCOME..............      10,652         23,794        25,844        6,042        4,910      19,802        21,967
INTEREST EXPENSE..............      (6,000)        (6,726)      (27,517)      (6,357)     (10,987)    (21,160)      (34,292)
INTEREST INCOME...............       2,890          2,094         1,254          279          138         975           384
                                  --------       --------      --------      -------     --------    --------      --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAX
  (PROVISION) BENEFIT AND
  MINORITY INTEREST...........       7,542         19,162          (419)         (36)      (5,939)       (383)      (11,941)
INCOME TAX (PROVISION)
  BENEFIT.....................        (157)        17,605         6,842          (59)       1,623       6,901         1,852
MINORITY INTEREST.............      (1,059)       (10,199)
                                  --------       --------      --------      -------     --------    --------      --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS..................       6,326         26,568         6,423          (95)      (4,316)      6,518       (10,089)
DISCONTINUED OPERATIONS.......                      1,706
EXTRAORDINARY ITEM -- Early
  extinguishment of debt, net
  of tax benefit..............                       (500)       (2,835)                               (2,835)
                                  --------       --------      --------      -------     --------    --------      --------
NET INCOME (LOSS).............    $  6,326       $ 27,774      $  3,588      $   (95)    $ (4,316)   $  3,683      $(10,089)
                                  ========       ========      ========      =======     ========    ========      ========

See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                     OTHER
                                              PREFERENTIAL                                                  -----------------------
                                                  AND        CLASS A   CLASS B   ADDITIONAL                               STOCK
                                  PREFERRED    PREFERRED     COMMON    COMMON     PAID-IN     ACCUMULATED   TREASURY   SUBSCRIPTION
                                    STOCK        STOCK        STOCK     STOCK     CAPITAL       DEFICIT      STOCK      RECEIVABLE
                                  ---------   ------------   -------   -------   ----------   -----------   --------   ------------
BALANCE, DECEMBER 31, 1994......                $     32      $ 11      $  1     $ 393,562     $(390,655)   $  (732)      $(372)
Purchase of 5,256 shares of
 Class A Treasury Stock.........                                                         5                       (5)
Net income......................                                                                   6,326
Minimum pension liability
 adjustment, net of tax.........
                                                --------      ----      ----     ---------     ---------    -------       -----
BALANCE, DECEMBER 30, 1995......                      32        11         1       393,567      (384,329)      (737)       (372)
Issuance of 4,209,689 shares of
 Class A Common Stock net of
 issuance costs of $6,502.......                                42                  49,866
Issuance of 582,498 shares of
 preferred stock................                  58,250
Redemption of preferential
 common stock...................                     (32)                         (293,107)
Contributed capital.............                                                    21,314
Purchase of 353,557 shares of
 Class A Treasury Stock.........                                                                             (4,720)
Exercise of 6,080 stock
 options........................                                                        63                                   (4)
Net income......................                                                                  27,774
Purchase of minority interest...                                                    10,665
Minimum pension liability
 adjustment, net of tax.........
                                                --------      ----      ----     ---------     ---------    -------       -----
BALANCE, DECEMBER 28, 1996......                  58,250        53         1       182,368      (356,555)    (5,457)       (376)
Purchase of 1,000 shares of
 Class A Common Stock...........                                                                                (11)
Stock options exercised.........                                 2                   5,273
Dividend ($12.99 per share).....                                                   (67,194)
Preferred stock redemption,
 including payment of
 accumulated dividends of
 $4,794.........................                 (58,250)                                         (4,794)
Elimination of stock
 subscription receivable........                                                                                            376
Reverse stock split (1 for 3)...                               (34)                     34
Stock dividend (2 shares of
 Class B Common Stock for each
 share of Class A Common
 Stock).........................                                          34           (34)
Issuance of 1,690,101 shares of
 Class A Common Stock and
 6,959,771 shares of Class B
 Common Stock...................                                17        69       164,348
Issuance of 40,000 shares of
 preferred stock................     $1                                             39,999
Net income......................                                                                   3,588
Minimum pension liability
 adjustment, net of tax.........
                                     --         --------      ----      ----     ---------     ---------    -------       -----
BALANCE, January 3, 1998........      1                         38       104       324,794      (357,761)    (5,468)
Issuance of 4,378 shares of
 Class B Common Stock...........                                                        84
Net loss........................                                                                  (4,316)
Minimum pension liability
 adjustment, net of tax.........
                                     --         --------      ----      ----     ---------     ---------    -------       -----
BALANCE, APRIL 4, 1998..........      1                         38       104       324,878      (362,077)    (5,468)
Net loss (unaudited)............                                                                 (10,089)
                                     --         --------      ----      ----     ---------     ---------    -------       -----
BALANCE, JANUARY 2, 1999
 (unaudited)....................     $1         $             $ 38      $104     $ 324,878     $(372,166)   $(5,468)      $
                                     ==         ========      ====      ====     =========     =========    =======       =====

                                    OTHER
                                  ---------
                                                           COMP.
                                   MINIMUM                 INCOME
                                  LIABILITY     TOTAL      (LOSS)
                                  ---------   ---------   --------
BALANCE, DECEMBER 31, 1994......   $(1,631)   $     216
Purchase of 5,256 shares of
 Class A Treasury Stock.........
Net income......................                  6,326   $  6,326
Minimum pension liability
 adjustment, net of tax.........    (7,156)      (7,156)    (7,156)
                                   -------    ---------   --------
BALANCE, DECEMBER 30, 1995......    (8,787)        (614)  $   (830)
                                                          ========
Issuance of 4,209,689 shares of
 Class A Common Stock net of
 issuance costs of $6,502.......                 49,908
Issuance of 582,498 shares of
 preferred stock................                 58,250
Redemption of preferential
 common stock...................               (293,139)
Contributed capital.............                 21,314
Purchase of 353,557 shares of
 Class A Treasury Stock.........                 (4,720)
Exercise of 6,080 stock
 options........................                     59
Net income......................                 27,774   $ 27,774
Purchase of minority interest...                 10,665
Minimum pension liability
 adjustment, net of tax.........     1,971        1,971      1,971
                                   -------    ---------   --------
BALANCE, DECEMBER 28, 1996......    (6,816)    (128,532)  $ 29,745
                                                          ========
Purchase of 1,000 shares of
 Class A Common Stock...........                    (11)
Stock options exercised.........                  5,275
Dividend ($12.99 per share).....                (67,194)
Preferred stock redemption,
 including payment of
 accumulated dividends of
 $4,794.........................                (63,044)
Elimination of stock
 subscription receivable........                    376
Reverse stock split (1 for 3)...
Stock dividend (2 shares of
 Class B Common Stock for each
 share of Class A Common
 Stock).........................
Issuance of 1,690,101 shares of
 Class A Common Stock and
 6,959,771 shares of Class B
 Common Stock...................                164,434
Issuance of 40,000 shares of
 preferred stock................                 40,000
Net income......................                  3,588   $  3,588
Minimum pension liability
 adjustment, net of tax.........    (1,766)      (1,766)    (1,766)
                                   -------    ---------   --------
BALANCE, January 3, 1998........    (8,582)     (46,874)  $  1,822
                                                          ========
Issuance of 4,378 shares of
 Class B Common Stock...........                     84
Net loss........................                 (4,316)  $ (4,316)
Minimum pension liability
 adjustment, net of tax.........     2,695        2,695      2,695
                                   -------    ---------   --------
BALANCE, APRIL 4, 1998..........    (5,887)     (48,411)  $ (1,621)
                                                          ========
Net loss (unaudited)............                (10,089)  $(10,089)
                                   -------    ---------   --------
BALANCE, JANUARY 2, 1999
 (unaudited)....................   $(5,887)   $ (58,500)  $(10,089)
                                   =======    =========   ========

See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEAR ENDED                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                    ----------------------------------------   ----------------------   -------------------------
                                    DECEMBER 30,   DECEMBER 28,   JANUARY 3,    MARCH 29,    APRIL 4,   JANUARY 3,    JANUARY 2,
                                        1995           1996          1998         1997         1998        1998          1999
                                    ------------   ------------   ----------   -----------   --------   -----------   -----------
                                                                               (UNAUDITED)              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss)................    $  6,326      $  27,774     $   3,588     $    (95)    $ (4,316)   $   3,683     $(10,089)
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
   Extraordinary item-early
     extinguishment of debt.......                        500         2,835                                  2,835
   Depreciation and
     amortization.................       7,621          8,031         8,700        2,003        6,377        6,697       17,152
   Loss on sale of subsidiary.....                                    5,418                                  5,418
   Change in equity from exercise
     of stock options.............                                    2,976                                  2,976
   Minority interest..............         862         10,199
   Deferred income taxes..........                    (19,715)       (6,887)          59       (1,552)      (6,946)      (3,055)
   (Gain) loss on disposition of
     assets.......................         654            258           324                       346          324          (92)
   Gain from discontinued
     operations...................                     (1,706)
   Changes in operating assets and
     liabilities:
     Accounts receivable..........      (5,011)         2,379           560       (1,217)      (7,073)       1,777         (128)
     Inventories..................      (5,159)          (704)         (145)        (690)      (2,402)         545       (2,476)
     Accounts payable.............      (2,120)         4,277         1,852       (3,937)      (1,833)       5,789         (196)
     Accrued expenses.............     (25,939)         1,615        (2,288)     (10,643)      (5,099)       8,355      (22,555)
     Other........................      12,696        (11,179)      (18,478)       1,754          (42)     (20,232)         313
   Cash flows provided by (used
     in) discontinued
     operations...................                    (21,604)        3,975       (3,940)                    7,915
                                      --------      ---------     ---------     --------     --------    ---------     --------
     Net cash flows provided by
       (used in) operating
       activities.................     (10,070)           125         2,430      (16,706)     (15,594)      19,136      (21,126)
                                      --------      ---------     ---------     --------     --------    ---------     --------

CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures.............     (11,986)       (12,843)      (13,856)      (4,233)      (2,425)      (9,623)     (17,142)
 Proceeds from sale of fixed
   assets.........................       1,243             87            87            5           28           82          323
 Acquisition of intangibles.......                       (392)          (30)         (30)      (2,821)
 Sale of subsidiary...............                                   (3,407)                                (3,407)
 Purchases of short-term
   investments....................     (47,479)       (29,570)
 Maturities of short-term
   investments....................      23,500         64,224
 Cash paid in Vistar transaction
   (net of cash acquired).........                                  (68,224)                               (68,224)
                                      --------      ---------     ---------     --------     --------    ---------     --------
     Net cash flows provided by
       (used in) investing
       activities.................     (34,722)        21,506       (85,430)      (4,258)      (5,218)     (81,172)     (16,819)
                                      --------      ---------     ---------     --------     --------    ---------     --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Issuance of common and preferred
   stock..........................                    108,217             7            7
 Redemption of preferential common
   stock..........................                   (293,139)
 Purchase of treasury stock.......          (5)        (4,720)          (11)                                   (11)
 Payments on long-term
   borrowings.....................      (7,500)       (47,500)     (166,996)      (1,316)      (2,219)    (165,680)      (4,176)
 Proceeds from long-term
   borrowings.....................                    263,740       350,000                                350,000       50,447
 Notes closed into escrow
   collateralized by restricted
   cash...........................                                                                                      (46,400)
 Borrowings (payments) on
   revolver, net..................      12,700        (21,500)       15,368        7,600       25,881        7,768       37,750
 Capitalized debt issuance
   costs..........................                     (9,323)      (11,206)                               (11,206)      (2,122)
 Exercise of stock options........                                    2,292                                  2,292
 Dividends paid...................                                  (71,988)                               (71,988)
 Redemption of preferred stock....                                  (58,250)                               (58,250)
                                      --------      ---------     ---------     --------     --------    ---------     --------
     Net cash flows provided by
       (used in) financing
       activities.................       5,195         (4,225)       59,216        6,291       23,662       52,925       35,499
                                      --------      ---------     ---------     --------     --------    ---------     --------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.............     (39,597)        17,406       (23,784)     (14,673)       2,850       (9,111)      (2,446)
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD..............      53,379         13,782        31,188       31,188        7,404       16,515       10,254
                                      --------      ---------     ---------     --------     --------    ---------     --------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD........................    $ 13,782      $  31,188     $   7,404     $ 16,515     $ 10,254    $   7,404     $  7,808
                                      ========      =========     =========     ========     ========    =========     ========
SUPPLEMENTAL DISCLOSURES:
 Cash paid for interest...........    $  6,051      $   5,127     $  29,550     $  2,936     $  3,857    $  26,614     $ 38,362
                                      ========      =========     =========     ========     ========    =========     ========
 Cash paid for income taxes.......    $    109      $     350     $     492     $    203     $    123    $     289     $    438
                                      ========      =========     =========     ========     ========    =========     ========
 Contributed capital..............                  $  21,314
                                                    =========
 Common and preferred stock issued
   in merger......................                                $ 204,434                              $ 204,434
                                                                  =========                              =========
 Common stock issued as
   compensation...................                                                           $     84
                                                                                             ========

See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS
        ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998,
THREE MONTHS ENDED MARCH 29, 1997 (UNAUDITED) AND APRIL 4, 1998, AND NINE MONTHS
                     ENDED JANUARY 3, 1998 (UNAUDITED) AND
                          JANUARY 2, 1999 (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS -- Safelite Glass Corp. and subsidiaries (the "Company" or "Safelite") are engaged principally in the manufacture, distribution and installation of replacement automotive glass and related insurance claims processing. Safelite is the largest automotive glass replacement and repair company in the United States. Currently, approximately 94% of Safelite's sales represent installation and related services with the balance representing sales to wholesale customers. On December 19, 1997, Safelite acquired Vistar, Inc. ("Vistar"), the second largest automotive glass replacement and repair company in the United States (see Note 4). At January 2, 1999, Safelite had two manufacturing facilities, 76 warehouses, 51 dispatch command centers/central telephone units and 674 service center locations across the United States.

     BASIS OF ACCOUNTING -- The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America and all amounts are expressed in U.S. dollars. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Safelite Glass Corp. and its wholly-owned subsidiaries which, as discussed herein, include the accounts of Lear Siegler Holdings Corp. ("Lear Siegler") through September 12, 1997 (see Notes 2 and 3). As of January 2, 1999, Safelite had no subsidiaries.

     FISCAL YEAR -- Prior to 1998, Safelite used a 52 or 53 week fiscal year that ended on the Saturday nearest December 31. In May 1998, Safelite changed its fiscal year to a 52 or 53 week fiscal year that ends on the Saturday closest to March 31. The footnote references to year ends are as follows: December 30, 1995 ("1995"), December 28, 1996 ("1996") and January 3, 1998 ("1997").

     INTERIM FINANCIAL STATEMENTS -- In the opinion of management, the unaudited consolidated financial statements presented herein reflect all adjustments, consisting of normal recurring accruals, which are necessary to present fairly the financial position and results of operations for the period then ended.

     CASH AND CASH EQUIVALENTS -- Safelite considers all short-term investments which have a purchased term of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

     CONCENTRATION OF CREDIT RISK -- Approximately 38% at December 28, 1996, 58% at January 3, 1998, 57% at April 4, 1998 and 72% at January 2, 1999, of trade accounts receivable are due from insurance companies in connection with sales to individual

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

customers. The balance of trade accounts receivable is due primarily from wholesale and other commercial customers. The number and relative financial strength of the insurance companies limit Safelite's exposure to credit risk for insurance related receivables. During the three months ended April 4, 1998 and the nine months ended January 2, 1999, $25,779 (12%) and $89,506 (14%), respectively, of total sales for the period were to a single insurance customer. The diversity and wide geographic dispersion limits the credit risk of receivables from wholesale and other commercial customers. Safelite also performs ongoing credit evaluations of the financial condition of its wholesale and other commercial customers which reduces its exposure to loss. Safelite maintains reserves for potential uncollectible accounts.

     INVENTORIES -- Safelite accounts for inventories, which are primarily finished goods, at the lower of standard cost, which approximates actual cost determined utilizing the first in, first out method, or market. Valuation allowances for obsolete and slow moving inventories were $1,621, $1,704, $1,723 and $892 at December 28, 1996, January 3, 1998, April 4, 1998 and January 2, 1999, respectively.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:

Buildings and improvements..................................    25 years
Leasehold improvements......................................  5-10 years
Information technology equipment............................   3-5 years
Other equipment and furniture...............................   3-7 years

     INTANGIBLE ASSETS -- Intangible assets consist principally of trademarks and goodwill which are being amortized using the straight-line method over their estimated useful lives of five to forty years.

     DEBT ISSUANCE COSTS -- Debt issuance costs are amortized over the life of the related debt.

     LONG-LIVED ASSETS -- Long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from undiscounted future cash flows.

     REVENUE RECOGNITION -- Revenue from auto glass installation and related services is recognized when the service is performed. Revenue from the distribution of auto glass to wholesale customers is recognized when the product is shipped.

     COST OF SALES -- Cost of sales includes product and distribution costs as well as installation labor, occupancy and vehicle expenses.

     ADVERTISING COSTS -- Safelite expenses all advertising costs. The costs of yellow pages advertising are expensed at the time the yellow pages phone book is published. Total advertising expense was $5,910, $7,123 and $7,367 in 1995, 1996 and 1997, respectively. Total advertising expense for the three months ended March 29, 1997 and April 4, 1998 was $1,807 and $2,298, respectively. Total advertising expense for the nine months ended January 3, 1998 and January 2, 1999 was $5,560 and $8,947, respectively.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     OTHER OPERATING EXPENSES -- Other operating expenses in 1996 consist of $6,858 in management transaction bonuses related to the THL Transaction and estimated costs (primarily severance) of $700 to exit the activities of Lear Siegler (see Note 2). Other operating expenses in 1997 include $1,000 of management transaction bonuses, $2,976 related to the acceleration of vesting of management stock options, and $470 related to forgiveness of officer loans made in connection with the Vistar Merger (see Note 4). Also included in other operating expenses in 1997 are costs related to obtaining bondholder consent to the Vistar Merger of $1,258 (see Note 10). Other operating expenses of $3,079 in the three months ended April 4, 1998 and $3,613 in the nine months ended January 2, 1999, consist of costs associated with the integration of corporate systems, moving, relocation and other expenses associated with the Vistar Merger.

     INTEREST RATE SWAPS -- Safelite uses settlement accounting to account for its interest rate swap agreements.

     OTHER -- The following Statements of Financial Accounting Standards (SFAS) were issued by the Financial Accounting Standards Board. The impact of adopting these statements has not been determined.

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997. This statement establishes standards for the way that business enterprises report information about operating segments. This SFAS is effective for Safelite's fiscal year ended April 3, 1999.

     SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits," was issued in February 1998 and revises the current disclosure requirements for employers' pensions and other retiree benefits. This SFAS is effective for Safelite's fiscal year ended April 3, 1999.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. The statement requires derivatives to be recorded on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in fair value of the derivatives are recorded depending upon whether the instruments meet the criterion for hedge accounting. This statement is effective for fiscal years beginning after June 15, 1999. The impact of adopting this statement has not been determined.

     RECLASSIFICATIONS -- Some reclassifications have been made to prior year balances to conform them with the fiscal 1999 presentation.

2.  THE THL TRANSACTIONS

     Prior to December 20, 1996, Safelite was an indirect subsidiary of Lear Siegler. The transactions described below, or the "THL Transactions," occurred on December 20, 1996 pursuant to a Recapitalization Agreement and Plan of Merger and Stock Purchase Agreement dated November 8, 1996. As a result of the THL Transactions, Safelite's preferential common shares were converted into the right to receive cash, and Thomas H. Lee Equity Fund III, L.P., together with some of its affiliates and certain other investors (collectively "THL"), obtained 88% of Safelite's common stock. Some existing shareholders, primarily Safelite management, retained the remaining interest. The Agreement also provided for Safelite's acquisition (through a newly formed subsidiary) of

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

substantially all of the outstanding common stock of Lear Siegler, its former parent. Significant components of the transactions were as follows:

          (1) THL acquired 169,000 shares of Safelite Class A Common Stock from certain selling shareholders for aggregate consideration of approximately $2,265. After this transaction, all remaining common stock, except for 626,910 shares of Class A Common Stock and 17,991 shares of Class B Common Stock owned by existing shareholders (primarily management), was owned by LSNWY, a wholly-owned subsidiary of Lear Siegler.

          (2) THL capitalized Lite Acquisition Corp. with $56,410 of common equity and $58,250 of preferred equity. Lite Acquisition Corp. was then merged with and into Safelite with Safelite surviving the merger ("Merger").

          Upon effecting the Merger:

             (i) each share of Safelite Class A Common Stock outstanding prior to the Merger was converted into the right to receive $13.40 or, at the election of the holder, to remain outstanding and unaffected by the Merger (LSNWY and some other shareholders and option holders elected to sell their shares and received in the aggregate $4,154 and $507, respectively);

             (ii) each share of Safelite Class B Common Stock outstanding prior to the Merger was converted into the right to receive cash equal to $0.01;

             (iii) each share of Safelite Preferential Common Stock outstanding prior to the Merger was converted into the right to receive cash, the aggregate amount of which was approximately $293,139;

             (iv) each share of Lite Acquisition Corp.'s common stock outstanding prior to the Merger was converted into one share of Safelite Class A Common Stock; and

             (v) each share of Lite Acquisition Corp.'s preferred stock outstanding prior to the Merger was converted into one share of Safelite 8% Preferred Stock.

          (3) Immediately following the Merger, Safelite borrowed $150,000 under a new senior credit facility, issued $100,000 in senior subordinated notes and retired $41,875 in existing bank facility debt (see Note 10).

          (4) In the final step of the transactions, Safelite, through a new wholly-owned subsidiary, L.S. Acquisition Corp., acquired substantially all of the outstanding capital stock of Lear Siegler (including all shares of Lear Siegler preference stock) for a demand promissory note with a principal amount equal to the consideration received by LSNWY in the Merger, which amount was approximately $297.3 million. Lear Siegler was merged with and into L.S. Acquisition Corp. with L.S. Acquisition Corp. surviving the Merger and changing its name to Lear Siegler Holdings Corp., making Lear Siegler a wholly-owned subsidiary of Safelite. On the closing date of the transactions, all of the consideration received by LSNWY in the Merger was distributed to L.S. Acquisition Corp. which was used to repay the note delivered in connection with the purchase of Lear Siegler's capital stock.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     The THL Transactions were accounted for as a recapitalization of Safelite and in accordance with the provisions of FASB Technical Bulletin No. 85-5. Accordingly, the stock held by the former minority shareholders of Safelite was treated as if it was acquired by Lear Siegler. The carrying value of the minority interest exceeded the fair value of the minority shares acquired by approximately $5,800. Inventory was increased by $1,600 and non-current assets were reduced by $7,400 to allocate this fair value adjustment.

     Prior to the THL Transactions, Lear Siegler operated as a holding company whose principal activity was to oversee its discontinued operations. The Lear Siegler activities did not provide future benefit to Safelite; thus on December 20, 1996, management of Safelite adopted a formal plan to exit the activities of Lear Siegler. Accordingly, severance, lease termination and related costs of $700 to close Lear Siegler's office located in New Jersey were accrued in accordance with Emerging Issues Task Force Statement No. 94-3. This amount was included in other operating expenses for 1996.

     In connection with the THL Transactions, certain selling shareholders agreed to reimburse Safelite should Safelite be required to pay tax liabilities of Lear Siegler arising from disputes with various taxing authorities. Additional paid-in capital of $21,314, the amount of tax liabilities recorded by Lear Siegler, was recorded to reflect the assumption of the tax liabilities by the selling shareholders.

3.  SALE OF LEAR SIEGLER

     On September 12, 1997, Safelite sold all of the issued and outstanding shares of the capital stock of Lear Siegler to BPLSI Investment Company, a Delaware corporation ("BPLSI"), pursuant to a Stock Purchase Agreement by and among Lear Siegler, Safelite, BPLSI, and James F. Matthews (the President of Lear Siegler and the sole stockholder of the Purchaser). The net book value of Lear Siegler on the sale date was $5,500, which was comprised of $3,500 in cash, $13,400 in other assets and $11,400 in liabilities.

     The sale price of the Lear Siegler was $100 in cash and a promissory note delivered by BPLSI to Safelite. The promissory note provides that BPLSI must pay to Safelite an amount equal to 50% of the net proceeds realized, directly or indirectly, by Lear Siegler from the liquidation or other disposition, if any, of the assets belonging to Lear Siegler or its direct or indirect subsidiaries which were seized by the Cuban government when Fidel Castro came to power, or from settlement of any claims relating thereto (the "Cuban Assets") if BPLSI receives dividends or other distributions from Lear Siegler. Due to restrictions in the documents governing the December 20, 1996 recapitalization of Safelite, no payments are anticipated under the promissory note for six years. The promissory note will remain in full force and effect until the earlier of (a) June 21, 2017, or (b) after six years, such time as all of the Cuban Assets have been liquidated or otherwise disposed of, and Lear Siegler is permitted to distribute the net proceeds thereof, and Safelite receives 50% of such net proceeds plus interest from the date of disposition to the date of payment. Due to the wholly-contingent nature of the ability of Lear Siegler or any of its subsidiaries to realize any proceeds from the liquidation or other disposition of any of the Cuban Assets, there can be no assurance that BPLSI will make any payments to Safelite under the promissory note. Accordingly, Safelite has recorded this promissory note at a net book value of zero, and a loss of $5,418 related to the sale.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

4.  THE VISTAR TRANSACTIONS

     On December 19, 1997, Safelite merged with Vistar, with Safelite as the corporation surviving the merger (the "Vistar Merger"). Safelite's merger with Vistar has been accounted for as a purchase transaction, with results of Vistar included in Safelite's financial statements from the acquisition date. Prior to the Vistar Merger, Safelite paid a dividend on its outstanding shares of Class A Common Stock in the aggregate amount of $67,194 and paid a dividend on its outstanding shares of 8% Cumulative Preferred Stock equal to the accrued and unpaid dividends thereon in the aggregate amount of $4,794 (collectively, the "Dividend"). In addition, Safelite redeemed all outstanding shares of its 8% Cumulative Preferred Stock at an aggregate redemption price of $58,250 (the "Redemption" and, together with the Dividend, the "Distribution").

     After the Distribution and immediately prior to the consummation of the Vistar Merger, Safelite effected a 1 for 3 reverse stock split (the "Stock Split") of its Class A Common Stock, which was reclassified as Class A Voting Common Stock. At the same time, Safelite reclassified its Class B Common Stock as Class B Non-Voting Stock. The Company then declared and paid a dividend on each share of Class A Voting Stock outstanding after the Stock Split in the form of two shares of Class B Non-Voting Stock.

     At the time of the Vistar Merger, Safelite also authorized the creation of a new series of preferred stock, designated as Non-Voting 8% Preferred Stock (the "Non-Voting Preferred Stock"). The Non-Voting Preferred Stock is an accumulating perpetual preferred stock. As a result of restrictions contained in the indenture governing its 9 7/8% Senior Subordinated Notes due 2006 and its 9 7/8% Series C Senior Subordinated Notes due 2006 (the "Indentures"), dividends are not payable in respect of the Non-Voting Preferred Stock unless such payment is in compliance with the "Limitation on Restricted Payments" covenant contained in the Indentures. Cumulative undeclared preference dividends were $131, $798 and $3,396 as of January 3, 1998, April 4, 1998 and January 2, 1999, respectively. The Non-Voting Preferred Stock is not mandatorily redeemable. Unlike the 8% Cumulative Preferred Stock, however, the Non-Voting Preferred Stock is redeemable by Safelite, at its option, at any time (provided that Safelite is in compliance with the "Limitation on Restricted Payments" covenant).

     The purchase price paid by Safelite for all of the outstanding capital stock of Vistar consisted of 1,690,101 shares of Class A Voting stock (valued at $19.01 a share), 6,959,771 shares of Class B Non-Voting Stock (valued at $19.01 a share), 40,000 shares of Non-Voting Preferred Stock ($40,000 aggregate liquidation preference) and $65,000 cash (collectively, the "Merger Consideration"). The aggregate purchase price was $269,434. As a result of the Vistar Merger, Safelite shareholders retained ownership of 50.5% of the outstanding Class A Voting Stock and became the owners of approximately 33% of the outstanding Class B Non-Voting stock (including shares subject to exercisable options to acquire Class B Non-Voting Stock). Vistar shareholders became the owners of 49.5% of the outstanding Class A Voting Stock, approximately 67% of the outstanding Class B Non-Voting Stock and 100% of the outstanding Non-Voting Preferred Stock.

     In connection with the Vistar Merger, substantially all of the Safelite shareholders and all of the Vistar shareholders entered into a Shareholders Agreement, which established certain rights and restrictions with respect to the management of Safelite and transfers of the Class A Voting Stock and the Class B Non-Voting Stock. They also entered into a

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

Registration Agreement providing for certain rights to cause Safelite to register the Class A Voting Stock and the Class B Non-Voting Stock under the Securities Act of 1933, as amended.

     Fees and expenses paid in connection with the Vistar Merger totaled approximately $14,550. Of these total fees and expenses, approximately $3,000, $3,010 and $2,737 were paid to THL, Belron International (a former Vistar shareholder) and The Windsor Park Management Group, respectively. The Windsor Park Management Group is affiliated with an individual who became a director of Safelite subsequent to the Vistar Merger. Also in connection with the Vistar Merger, THL amended its existing management agreement with Safelite to remove any future obligations of Safelite to pay transaction fees and to set the annual management fee payable thereunder at $1,000. Belron International entered into an Amended and Restated Management Agreement with Safelite to replace its existing management agreement with Vistar, pursuant to which Belron will continue to receive a management fee of $1,000 per year. Each of these agreements terminates upon consummation of an initial public offering of Safelite's common stock. Safelite also paid THL $1,000 in connection with the debt refinancing.

     Payment of the Distribution, the cash portion of the Merger Consideration, the refinancing of Vistar's senior credit financing and the fees and expenses of the transaction were financed through borrowings made pursuant to a refinancing of Safelite's existing senior credit facility (see Note 10).

     The excess purchase price over the fair value of identifiable net assets acquired has been allocated to goodwill. Goodwill of $272,518 recorded in the transaction is being amortized over 30 years using the straight-line method.

     The following summary was prepared to illustrate the pro forma results of operations as if the Vistar acquisition had occurred at the beginning of the fiscal years presented without the benefit of any synergies. Included in the pro forma presentation is the impact of those purchase adjustments directly attributable to the acquisition which are expected to have a continuing impact.

                                                     1996        1997
                                                   --------    --------
                                                       (UNAUDITED)
Net sales........................................  $818,339    $879,803
Income (loss) from continuing operations before
  extraordinary charge...........................    (1,595)    (24,716)
Net income (loss)................................      (389)    (27,551)

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Vistar acquisition been consummated as of the beginning of the fiscal years presented, nor is it necessarily indicative of future operating results. The pro forma financial information does not reflect any synergies that may be achieved from the combined operations. Included in pro forma net income are adjustments to conform the accounting practices of the companies which decreased net income by $287 in 1996 and increased net income by $46 in 1997.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     As a result of the Merger, Safelite went through a process to consolidate redundant overhead in both field and corporate operations, eliminate redundant service center locations and eliminate redundant sales and marketing force activities. This process was substantially complete as of January 2, 1999. At January 3, 1998, April 4, 1998 and January 2, 1999, Safelite went through a process and recorded the following accrual as part of its purchase accounting for Vistar:

                                                  THREE
                                                 MONTHS
                                                  ENDED         NINE MONTHS
                                                APRIL 4,           ENDED
                                     1997         1998        JANUARY 2, 1999
                                    -------   -------------   ---------------
                                                                (UNAUDITED)
Closing of Vistar service center
  locations.......................  $ 1,734      $1,472           $2,338
Vistar field and corporate
  severance.......................   13,556       1,873              578
Elimination of redundant Vistar
  corporate functions.............    5,559
                                    -------      ------           ------
                                    $20,849      $3,345           $2,916
                                    =======      ======           ======

5.  RESTRUCTURING EXPENSES

     Prior to 1990, Safelite grew through acquisitions and internal service center openings. In 1991, a new management team developed a strategic plan to focus Safelite on its primary insurance customers. The plan called for growth to be achieved by increasing Safelite's share of the auto glass replacement market through enhanced relationships with insurance companies and other large volume clients. Automated solutions to address insurance claims processing costs were and are an integral part of management's marketing strategy. An additional element of Safelite's strategic plan was a market-by-market review of its distribution and service center configuration, and the Safelite's customer service capabilities. The objective was to restructure local markets as required to maximize service quality and capacity at lower costs.

     During 1993 and 1994, the Company refined its overall market based approach with the development and testing of centralized Dispatch Command Center/Central Telephone Units (DCC/CTU). These facilities serve as local market "hubs" which connect service centers, vans, central telephone units, warehouses and distribution centers and provide "real time" data for scheduling, billing, sales and inventory management. The success of the DCC/CTU concept led the Company in 1995 to restructure its field operations by closing approximately 100 service centers and reorganizing field management. The 1995 provision for this restructuring of $6,311 consists principally of planned service center closing costs of $5,605 and field management reorganization costs of $706.

     As described in Note 4, subsequent to the Vistar Merger, the Company undertook a process to review redundant corporate and field operations which resulted from its acquisition of Vistar. Accordingly, restructuring provisions for $2,865, $3,791 and $4,222, were recorded in the 1997, the three months ended April 4, 1998 and the nine months ended January 2, 1999, respectively. The January 3, 1998, provision consisted of $415

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

related to Safelite service center closings and $2,450 related to Safelite employee severance. The April 4, 1998, provision consisted of $2,491 related to Safelite service center closings and $1,300 related to Safelite employee severance. The January 2, 1999 provision consisted of $3,580 related to Safelite Service Center closings and $642 related to Safelite employee severance. Safelite has completed its merger related restructuring review and anticipates that no further restructuring provisions will be taken in its fiscal year ending March 1999.

     The following summarizes the reserve activity:

                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                               YEARS ENDED           ----------------------   -------------------------
                       ---------------------------    MARCH 29,    APRIL 4,   JANUARY 3,    JANUARY 2,
                        1995      1996      1997        1997         1998        1998          1999
                       -------   -------   -------   -----------   --------   -----------   -----------
                                                     (UNAUDITED)              (UNAUDITED)   (UNAUDITED)
Beginning balance....  $         $ 5,098   $ 1,689      $1,689     $26,853      $ 1,425      $ 31,373
Restructuring
  liabilities
acquired -- Vistar...                        2,438                                2,438
Restructuring Merger
  accrual............                       20,849                   3,345       20,849         2,916
Restructuring
  provision..........    6,311               2,865                   3,791        2,865         4,222
Used for intended
  purpose............   (1,213)   (3,409)     (988)       (264)     (2,616)        (724)      (26,477)
                       -------   -------   -------      ------     -------      -------      --------
Ending balance.......  $ 5,098   $ 1,689   $26,853      $1,425     $31,373      $26,853      $ 12,034
                       =======   =======   =======      ======     =======      =======      ========

6.  ACCOUNTS RECEIVABLE

                                        DECEMBER 28,   JANUARY 3,   APRIL 4,   JANUARY 2,
                                            1996          1998        1998        1999
                                        ------------   ----------   --------   -----------
                                                                               (UNAUDITED)
Trade receivables.....................    $31,748       $70,755     $ 74,622     $68,247
Less allowance for uncollectible
  accounts............................     (2,101)      (15,828)     (12,622)     (6,119)
                                          -------       -------     --------     -------
Net...................................    $29,647       $54,927     $ 62,000     $62,128
                                          =======       =======     ========     =======

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                               YEARS ENDED           ----------------------   -------------------------
                       ---------------------------    MARCH 29,    APRIL 4,   JANUARY 3,    JANUARY 2,
                        1995      1996      1997        1997         1998        1998          1999
                       -------   -------   -------   -----------   --------   -----------   -----------
                                                     (UNAUDITED)              (UNAUDITED)   (UNAUDITED)
Allowance for
  uncollectible
  accounts:
Balance, beginning of
  period.............  $ 2,301   $ 2,413   $ 2,101      $2,101     $ 15,828     $ 2,132       $12,622
Provision............    1,354     1,015     1,469         618        1,319         851         1,805
Vistar Merger........                       14,002                               14,002
Charge-offs..........   (1,242)   (1,327)   (1,744)       (587)      (4,525)     (1,157)       (8,308)
                       -------   -------   -------      ------     --------     -------       -------
Balance, end of
  period.............  $ 2,413   $ 2,101   $15,828      $2,132     $ 12,622     $15,828       $ 6,119
                       =======   =======   =======      ======     ========     =======       =======

7.  PROPERTY, PLANT & EQUIPMENT

                                 DECEMBER 28,    JANUARY 3,    APRIL 4,    JANUARY 2,
                                     1996           1998         1998         1999
                                 ------------    ----------    --------    -----------
                                                                           (UNAUDITED)
Land...........................    $  4,672       $  5,569     $  5,569     $  5,459
Buildings and leaseholds.......      33,336         43,148       47,333       43,118
Equipment and furniture........      52,764         71,950       81,186       76,011
                                   --------       --------     --------     --------
          Total................      90,772        120,667      134,088      124,588
Less accumulated
  depreciation.................     (50,653)       (56,847)     (72,094)     (62,580)
                                   --------       --------     --------     --------
Net............................    $ 40,119       $ 63,820     $ 61,994     $ 62,008
                                   ========       ========     ========     ========

     Depreciation expense was $6,851, $7,239 and $7,622 for the years ended 1995, 1996 and 1997, respectively. Depreciation expense for the three months ended 1997 and 1998 was $1,822 and $3,876, respectively. Depreciation expense for the nine months ended January 3, 1998 and January 2, 1999 was $5,800 and $9,541, respectively.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

8.  INTANGIBLE AND OTHER ASSETS

                                 DECEMBER 28,    JANUARY 3,    APRIL 4,    JANUARY 2,
                                     1996           1998         1998         1999
                                 ------------    ----------    --------    -----------
                                                                           (UNAUDITED)
Trademarks.....................    $24,168        $ 24,264     $ 24,264     $ 24,264
Goodwill.......................        853         270,313      273,135      277,563
Non-compete agreements.........         46              76           76           76
                                   -------        --------     --------     --------
          Total................     25,067         294,653      297,475      301,903
Less accumulated
  amortization.................     (7,235)         (8,432)     (10,933)     (18,543)
                                   -------        --------     --------     --------
Net............................    $17,832        $286,221     $286,542     $283,360
                                   =======        ========     ========     ========

     Amortization expense in 1995, 1996 and 1997 was $770, $792 and $1,078, respectively. Amortization expense for the three months ended 1997 and 1998 was $181 and $2,501, respectively. Amortization expense for the nine months ended January 3, 1998 and January 2, 1999 was $897 and $7,611, respectively.

9.  LEASES

     Safelite leases many of its vehicles and service center locations under operating leases. Most of the service center location leases provide renewal options. Future minimum rental commitments under non-cancelable operating leases for facilities (including closed service centers), vehicles and equipment at January 2, 1999 (unaudited), are as follows:

Fiscal Year:
1999 (three months)................................    $ 11,874
2000...............................................      43,201
2001...............................................      31,423
2002...............................................      19,349
2003...............................................      11,202
Thereafter.........................................      13,525
                                                       --------
          Total....................................    $130,574
                                                       ========

     For 1995, 1996 and 1997, rent expense under all operating leases was $24,028, $25,180 and $28,585, respectively. Rent expense for the three months ended 1997 and 1998 was $6,674 and $14,164, respectively. Rent expense for the nine months ended January 3, 1998 and January 2, 1999 was $21,911 and $39,473, respectively.

10.  LONG-TERM DEBT

     At December 28, 1996, Safelite had a credit facility consisting of (a) a term loan facility of $150,000, (a $75,000 "Tranche A Term Loan" and a $75,000 "Tranche B Term Loan") and (b) a revolving credit facility, including letters of credit, which provided up to a maximum of $30,000. The rate of interest on these borrowings was based on the prime rate or Eurodollar rate, at Safelite's option. A commitment fee of 1/2% per annum was required on the unused portion of the credit facility.

     In connection with the Vistar Merger, a new credit facility was entered into consisting of (a) a term loan facility in an aggregate principal amount of $350,000 (the "Term Loan

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

Facility"), consisting of three tranches in principal amounts of $150,000 (the "Tranche A Term Loan"), $100,000 (the "Tranche B Term Loan"), and $100,000 (the "Tranche C Term Loan"), respectively, and (b) a revolving credit facility, including letters of credit, which provides up to $100,000 (the "Revolving Credit Facility"). The Tranche A Term Loan and the Revolving Credit Facility mature on September 30, 2003, the Tranche B Term Loan and the Tranche C Term Loan mature on September 30, 2004 and September 30, 2005, respectively.

     The credit facility is subject to mandatory principal prepayment and commitment reductions (to be applied to the Term Loan Facility) in an amount equal to, subject to certain exceptions, (a) 100% of the net cash proceeds of
(i) certain debt and equity offerings by Safelite, and (ii) certain asset sales or other dispositions, and (iii) 50% of Safelite's excess cash flow (as defined). Borrowings under the facility are collateralized by substantially all assets of Safelite. The rate of interest on these borrowings is based on the prime rate, or LIBOR, at Safelite's option. At January 2, 1999, the interest rates in effect were 7.756%, 7.740%, 7.990% and 8.240% on the Revolver, Tranche A, Tranche B and Tranche C Term Loans, respectively.

     The Bank Credit Agreement for this credit facility contains a number of covenants that, among other things, restrict the ability of Safelite to dispose of assets, borrow money, make guarantees, prepay other debt or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, create subsidiaries, engage in mergers or consolidations, change the business conducted by Safelite, make capital expenditures, or engage in certain transactions with affiliates and otherwise restricts certain corporate activities. In addition, Safelite must comply with specified financial ratios and minimum tests, including minimum interest coverage ratios and maximum leverage ratios.

     In connection with the THL Transactions described in Note 2, on December 20, 1996, Safelite issued $100,000 in 9 7/8% Senior Subordinated Notes (the "Notes") due December 15, 2006. The Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. Upon a change in control triggering event, as defined, Safelite is required to make an offer to repurchase the Notes at 101%. The Notes are redeemable at the option of Safelite on or after December 15, 2001, at prices decreasing from 104 15/16% on December 15, 2001 to par at December 15, 2004. In addition, prior to December 15, 1999, Safelite, at its option, may redeem (at 109 7/8%) up to $35,000 of principal with the proceeds of one or more equity offerings. During 1997, the noteholders were paid $5,000 in exchange for their consent for Safelite to modify the terms of the Notes and to allow Safelite to enter into the Vistar Merger. This payment is being amortized over the remaining life of the Notes. Costs of the consent solicitation of $1,258 were expensed in 1997.

     On December 18, 1998, Safelite completed an offering of $55 million aggregate principal amount of 9 7/8% Series C Senior Subordinated Notes due 2006 (the "Series C Notes"). The Series C Notes were issued at an offering price of 91.649% plus accrued interest from the date of original issuance. One of the terms of the Series C Notes was that the net proceeds from the Notes would be held in escrow until the Company received $50 million in net cash proceeds from the sale of Qualified Capital Stock (as defined in the Note Indenture), which was to be completed by January 29, 1999. Accordingly, the net Note proceeds were deposited into escrow on December 18, 1998, pending completion

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

of the sale of the Qualified Capital Stock. These funds are reflected in restricted cash on the accompanying balance sheet as of January 2, 1999.

     On December 18, 1998, Safelite also completed an amendment to its Bank Credit Agreement. The amendment changed certain of the covenants within the Bank Credit Agreement to make them less restrictive and provided for the use of proceeds from the sale of the Qualified Capital Stock and the Series C Notes to pay down approximately $61.4 million in term loans and $35.0 million in revolving credit borrowings with no reduction to the revolving credit facility. One of the terms of the amendment was that it would cease to be effective after February 3, 1999, if the sale of $50 million of Qualified Capital Stock was not completed by January 29, 1999.

     On January 29, 1999, Safelite completed the sale of $50 million in Series A Convertible Participating Preferred Stock (the "Series A Convertible Preferred Stock"). The Series A Convertible Preferred Stock met the definition of Qualified Capital Stock under the Note Indenture. Accordingly, on January 29, 1999, the proceeds of the Series C Notes were released from escrow and these proceeds along with the proceeds from the sale of the Series A Convertible Preferred Stock were used to repay the revolving credit borrowing and term loans as described above. Safelite recorded an extraordinary charge of approximately $4.0 million, net of tax benefit of $2.8 million in the year ended April 3, 1999 from the write off of unamortized debt issue costs related to this amendment to its Bank Credit Agreement and related debt repayments.

     Safelite uses interest rate exchange agreements to manage the exposure associated with interest rate fluctuations. At January 2, 1999, Safelite had outstanding interest rate swaps in the notional amount of $149,625 to hedge the impact of changing interest rates on its variable rate debt. Swap agreements totalling $99,625 mature March 31, 2000; the counterparty, however, has the option to extend maturity until March 28, 2002. Swap agreements totaling $50,000 mature December 29, 2000; the counterparty, however, has the option to extend maturity until June 30, 2003. The swap agreements provide for interest to be received on notional amounts at variable rates and provides for interest to be paid on the same notional amounts at fixed rates. The fixed interest rates do not change over the life of the swap agreements. The variable interest rates are reset every three months and are based on LIBOR. The credit risk associated with the interest rate swap agreements revolve around the ability of the counterparty to perform its obligation under the agreement. Safelite does not anticipate nonperformance by the counterparty. Terms of the swap agreements are as follows:

                                       JANUARY 3,    APRIL 4,    JANUARY 2,
                                          1998         1998         1999
                                       ----------    --------    -----------
                                                                 (UNAUDITED)
Notional amount......................   $100,000     $150,000     $149,625
Fair value (unrealized losses).......     (1,568)      (2,250)      (4,688)
Average received rate (variable).....       5.91%        5.69%        5.28%
Average pay rate (fixed).............       6.19%        6.19%        5.96%
Average life (years).................       2.25         2.00         1.33

     Net interest received or paid on these contracts is reflected in interest expense. The difference between the interest paid and received on the interest rate swap contracts resulted in $328 and $70 of additional interest expense in 1997 and the three months

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

ended April 4, 1998, respectively, and $477 of additional interest expense in the nine months ended January 2, 1999.

     Safelite has various unsecured notes payable with interest rates ranging from 6.4% to 8.5% and prime plus 1%.

     Maturities of Safelite's long-term debt are as follows:

                                      JANUARY 2, 1999 (UNAUDITED)
                       ---------------------------------------------------------
DUE DATE                                         SENIOR
FOR FISCAL             REVOLVING     TERM     SUBORDINATED    NOTES      OTHER
YEAR ENDING              NOTES      LOANS        NOTES       PAYABLE   (NOTE 12)    TOTAL
-----------            ---------   --------   ------------   -------   ---------   --------
1999 (three
  months)............                                        $  575     $1,190     $  1,765
2000.................              $ 16,500                     210      2,585       19,295
2001.................                24,500                   1,200                  25,700
2002.................                34,500                   1,200                  35,700
2003.................                56,313                   1,200                  57,513
Thereafter...........   $79,000     218,187     $155,000                            452,187
                        -------    --------     --------     ------     ------     --------
       Subotal.......    79,000     350,000      155,000      4,385      3,775      592,160
Less: unamortized
  debt discount......                             (4,553)                            (4,553)
                        -------    --------     --------     ------     ------     --------
          Total......   $79,000    $350,000     $150,447     $4,385     $3,775     $587,607
                        =======    ========     ========     ======     ======     ========

     The carrying amount of debt approximates its fair value.

     Safelite had letters of credit outstanding totaling $16,395 at January 2, 1999.

11.  CAPITAL STOCK

     In conjunction with the Vistar Merger described in Note 4, Safelite also effected a 1 for 3 reverse stock split of its Class A Common Stock and reclassified these shares as Class A Voting Common Stock. The Class B Common Stock was reclassified as Class B Non-Voting Common Stock, and a stock dividend was paid, in which two shares of Class B Non-Voting Common Stock were issued for each share of Class A Voting Common Stock. Safelite also paid $4,794 in accrued dividends on the 8% Cumulative Preferred Stock and redeemed the preferred stock for $58,250. A new series of preferred stock was issued and designated as Non-Voting 8% Preferred Stock. Treasury shares were converted into Class A Voting Common Stock and Class B Non-Voting Common Stock via the 1 for 3 reverse stock split and the Class B Common Stock reclassification, respectively. The 2 for 1 stock dividend was not paid for shares held in treasury.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     The following represents the number of shares outstanding and held in treasury for each class of stock at respective dates. Share amounts for December 28, 1996, have not been restated for the reverse stock split or stock dividend.

                             DECEMBER 28,    JANUARY 3,     APRIL 4,     JANUARY 2,
                                 1996           1998          1998          1999
                             ------------    ----------    ----------    -----------
                                                                         (UNAUDITED)
8% Cumulative Preferred
  Stock....................     582,498
8% Non-Voting Preferred
  Stock....................                      40,000        40,000        40,000
Class A Common Stock
  Issued...................   5,326,935
Class A Common Stock Held
  in Treasury..............     358,813
Class A Voting Common
  Stock....................                   3,534,283     3,534,283     3,534,283
Class A Voting Common Stock
  Held in Treasury.........                     119,938       119,938       119,938
Class B Common Stock
  Issued...................      50,000
Class B Common Stock Held
  in Treasury..............      50,000
Class B Non-Voting Common
  Stock....................                  10,458,260    10,462,638    10,462,638
Class B Non-Voting Common
  Stock Held in Treasury...                      50,000        50,000        50,000

     Safelite has several stock option plans and agreements which provide for the sale of Class A and Class B Common Stock to certain key associates, consultants and members of the Board of Directors. Options vest in periods ranging from zero to five years and are generally exercisable for a period of ten years from the date of grant. All options granted have exercise prices which were not less than fair market value at the date of grant.

     In conjunction with the Vistar Merger, all options for Class A shares were converted to options to purchase the same number of Class B shares. At January 2, 1999, all options outstanding are to key associates and are for Class B Non-Voting shares.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     The following table summarizes the stock options outstanding:

                                                                                                               JANUARY 2, 1999
                       DECEMBER 30, 1995    DECEMBER 28, 1996      JANUARY 3, 1998         APRIL 4, 1998      ------------------
                       ------------------   ------------------   --------------------   -------------------      (UNAUDITED)
                                 WEIGHTED             WEIGHTED               WEIGHTED              WEIGHTED             WEIGHTED
                                 AVERAGE              AVERAGE                AVERAGE               AVERAGE              AVERAGE
                                 EXERCISE             EXERCISE               EXERCISE              EXERCISE             EXERCISE
                       SHARES     PRICE     SHARES     PRICE      SHARES      PRICE      SHARES     PRICE     SHARES     PRICE
                       -------   --------   -------   --------   ---------   --------   --------   --------   -------   --------
Outstanding at
  beginning of
  period.............    5,025   $241.78     45,532   $ 29.35       54,780   $ 24.90      17,190    $12.08    424,690   $ 18.72
Granted..............   42,133      3.00     15,328      3.00      175,000     13.40     407,500     19.00
Exercised............                        (6,080)     3.00     (203,611)    11.17
Forfeited............   (1,626)     3.00                            (8,979)   136.63                          (42,500)   (19.00)
                       -------   -------    -------   -------    ---------   -------    --------    ------    -------   -------
Outstanding at end of
  period.............   45,532   $ 29.35     54,780   $ 24.90       17,190   $ 12.08     424,690    $18.72    382,190   $ 18.69
                       =======   =======    =======   =======    =========   =======    ========    ======    =======   =======
Exercisable at period
  end................    4,149   $292.00     11,209   $110.05          876   $  3.00       1,314    $ 3.00      7,214   $ 11.51
                       =======   =======    =======   =======    =========   =======    ========    ======    =======   =======
Weighted-average fair
  value of options
  granted during the
  period using the
  Black-Scholes
  pricing model......  $  1.56              $  1.43              $    3.64              $   4.64
Assumptions used:
  Expected dividend
    yield............        0%                   0%                     0%                    0%
  Expected
    volatility.......        0%                   0%                     0%                    0%
  Risk-free interest
    rate.............      7.5%                 6.6%                   6.2%                  5.7%
  Expected life of
    option (in
    years)...........     10.0                 10.0                    5.2                   5.0

     The following table shows various information about stock options outstanding at January 2, 1999 (unaudited):

                        OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
               -------------------------------------   -------------------------
                   NUMBER       WEIGHTED    WEIGHTED       NUMBER       WEIGHTED
               OUTSTANDING AT    AVERAGE    AVERAGE    EXERCISABLE AT   AVERAGE
  EXERCISE       JANUARY 2,     REMAINING   EXERCISE     JANUARY 2,     EXERCISE
   PRICES           1999          LIFE       PRICE          1999         PRICE
  --------     --------------   ---------   --------   --------------   --------
$       3.00        2,190          6.4       $ 3.00        1,314         $ 3.00
       13.40       15,000          8.8        13.40        5,900          13.40
       19.00      365,000          9.2        19.00
                  -------          ---       ------        -----         ------
$3.00-$19.00      382,190          9.1       $18.72        7,214         $11.51
                  =======          ===       ======        =====         ======

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     During 1997, Safelite recorded $2,976 of expenses associated with the acceleration of the vesting of 160,000 management stock options. Safelite accounts for employee stock options using the intrinsic value method allowed by Accounting Principles Board Opinion No. 25. Had compensation costs been determined based on the fair value method of Statement of Financial Accounting Standard No. 123 for all plans, Safelite's net earnings would have been reduced to the pro forma amounts as follows:

                                                     THREE MONTHS ENDED          NINE MONTHS ENDED
                              YEAR ENDED           -----------------------   -------------------------
                       -------------------------    MARCH 29,     APRIL 4,   JANUARY 3,    JANUARY 2,
                        1995     1996      1997        1997         1998        1998          1999
                       ------   -------   ------   ------------   --------   -----------   -----------
                                                   (UNAUDITED)               (UNAUDITED)   (UNAUDITED)
Net earnings
(in thousands):
As reported..........  $6,326   $27,774   $3,588       $(95)      $(4,316)     $3,683       $(10,089)
Pro forma............  $6,317   $27,764   $3,577       $(95)      $(4,319)     $3,678       $(10,122)

     At January 2, 1999 there were 45,000 options available for grant.

12.  COMMITMENTS AND CONTINGENCIES

     For certain of its workers' compensation, automobile, product and associate health care liabilities, Safelite is self-insured, subject to certain stop-loss coverage. The estimated costs of reported claims and of incurred-but-not-reported claims are accrued, generally using actuarial estimates based on claims history. The amount Safelite will ultimately incur for these liabilities could differ from these estimates.

     During 1996, Safelite purchased insurance to cover Safelite's remaining workers' compensation, automobile and product liabilities for the period July 1, 1989 through December 31, 1994. Safelite no longer has any liability for these contingencies; therefore, the self-insured accrual for this period has been removed from the financial statements. This transaction had no significant impact on results of operations for 1996. During 1996, Safelite also purchased workers' compensation, automobile and product liability coverage for the period December 20, 1996 through December 31, 1999. The cost of this insurance was partially financed by $13,740 in premium financing, payable in monthly installments, including interest of 6.67% to 6.99%, of $514 in 1997 and $416 in 1998 and 1999. Under the terms of the financing, if Safelite cancels its insurance policies for any reason, corresponding unearned premium refunds would be applied directly against the outstanding principal balance. At January 2, 1999, the outstanding principal balance of this premium financing was $4,385.

     On June 25, 1998, a customer advised Safelite, following a review of contract terms, that the customer was disputing certain billings made to it by Vistar prior to the Vistar Merger. On September 22, 1998, this preacquisition contingency was resolved without a material adverse impact on Safelite's financial statements.

     Safelite is involved in various litigation and disputes arising in the normal course of its business, primarily related to vehicle accidents and human resource related issues. Safelite is also involved in certain environmental actions brought by the U.S. Environmental Protection Agency and certain state agencies. The ultimate resolution of these matters is

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

not presently determinable but, in the opinion of management, such resolution is not expected to have a significant impact on Safelite's financial statements.

13.  SAVINGS AND RETIREMENT PLANS

     Safelite maintains a 401(k) savings plan, covering substantially all associates, that provides basic employer matching contributions of up to 40% (depending upon the participant's years of service) of the first 4% of each participant's compensation. Bonus employer contributions up to 50% of the basic employer contribution are also made depending upon the level of associate participation in the plan. Safelite contributions to its 401(k) savings plans were $636, $762 and $998 for the years 1995, 1996 and 1997, respectively. Contributions for the three months ended 1997 and 1998 were $386 and $491, respectively. Contributions for the nine months ended January 3, 1998 and January 2, 1999 were $612 and $1,246, respectively.

     Safelite also has a defined benefit plan whose benefits were frozen and fully vested to participants effective June 30, 1993. The funded status of the Safelite defined benefit plan is as follows:

                                     DECEMBER 28,    JANUARY 3,    APRIL 4,
                                         1996           1998         1998
                                     ------------    ----------    --------
Accumulated and projected benefit
  obligation (all vested) for
  services provided to date........    $(14,964)      $(17,192)    $(18,548)
Less market value of plan assets...      14,319         16,932       18,738
                                       --------       --------     --------
Plan assets in excess of (less
  than) projected benefit
  obligation.......................        (645)          (260)         190
Unrecognized net loss resulting
  from past experience different
  from that assumed................       1,227          1,284          895
Adjustment to recognize minimum
  pension liability................      (1,227)        (1,284)
                                       --------       --------     --------
Prepaid (accrued) pension cost.....    $   (645)      $   (260)    $  1,085
                                       ========       ========     ========
Discount rate......................         7.5%           7.0%         7.0%

     Plan assets are invested in common and preferred stocks, corporate and U.S. government bonds and money market funds. The expected long-term rate of return on plan assets was 8.5% for all periods.

     As part of the sale of Lear Siegler (Note 3), Safelite retained the liability for pension obligations of former Lear Siegler employees and related pension assets. Plan benefits are based on various formulae, the principal factors of which are years of service and compensation during the years immediately preceding retirement. Safelite's funding policy for these plans is to make the minimum annual contributions required by applicable regulations. No further accruals for service costs will be made.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     The funded status of the Lear Siegler defined benefit plan is as follows:

                                             DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                 1996           1998         1998
                                             ------------    ----------    --------
Accumulated and projected benefit
  obligation (all vested) for services
  provided to date.........................    $(33,805)      $(35,475)    $(35,576)
Less market value of plan assets...........      26,717         31,637       34,905
                                               --------       --------     --------
Plan assets in excess of (less than)
  projected benefit obligation.............      (7,088)        (3,838)        (671)
Unrecognized net loss......................      10,133         13,020        9,814
Adjustment to recognize minimum pension
  liability................................     (10,133)       (13,020)      (9,814)
                                               --------       --------     --------
Accrued pension cost.......................    $ (7,088)      $ (3,838)    $   (671)
                                               ========       ========     ========
Discount rate..............................         7.5%           7.0%         7.0%

     Plan assets consist primarily of a bond mutual fund, U.S. government obligations and cash equivalents. The expected long-term rate of return on plan assets was 8.75% in 1995 and 8.5% in 1996, 1997 and the three months ended 1998.

     Net periodic pension expense (income) for all of the Company's defined benefit plans for the respective periods includes the following components:

                                                              THREE MONTHS
                                     YEAR ENDED              ENDED APRIL 4,
                            -----------------------------    --------------
                             1995       1996       1997           1998
                            -------    -------    -------    --------------
Service cost-benefit
  earned during the
  period..................  $    15
Interest cost on the
  projected benefit
  obligation..............    3,219    $ 3,225    $ 3,560       $   911
Actual return on plan
  assets..................   (4,273)    (2,736)    (3,861)       (5,771)
Net amortization and
  deferral................      939       (494)       558         4,840
                            -------    -------    -------       -------
Net periodic pension
  expense (income)........  $  (100)   $    (5)   $   257       $   (20)
                            =======    =======    =======       =======

     Net periodic pension expense for the three months ended March 29, 1997 was $64. Net periodic pension expense (income) for the nine months ended January 3, 1998 and January 2, 1999 was $193 and $(62), respectively.

     At December 28, 1996, January 3, 1998 and April 4, 1998, Safelite recorded, as required by SFAS No. 87, an additional minimum pension liability of $11,360, $14,304, and $9,814, respectively, related to certain unfunded pension obligations. The corresponding cumulative charge to stockholders' equity (deficit) for these amounts at

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

December 28, 1996, January 3, 1998, April 4, 1998 and January 2, 1999, net of applicable taxes, was $6,816, $8,582, $5,887 and $5,887, respectively.

14.  INCOME TAXES

     Income taxes are provided for the amounts estimated to be payable on tax returns for the current year. Deferred income taxes are provided for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. If necessary, based upon available evidence, a valuation allowance is provided for the amount of deferred tax assets that are not expected to be realized.

     The components of the income tax provision (benefit) before extraordinary items are as follows:

                              YEAR ENDED             THREE MONTHS ENDED         NINE MONTHS ENDED
                       -------------------------   ----------------------   -------------------------
                                                    MARCH 29,    APRIL 4,   JANUARY 3,    JANUARY 2,
                       1995     1996      1997        1997         1998        1998          1999
                       ----   --------   -------   -----------   --------   -----------   -----------
                                                   (UNAUDITED)              (UNAUDITED)   (UNAUDITED)
Current..............  $157   $  2,110   $    45                 $   (71)     $    45       $
Deferred.............          (19,715)   (6,887)      $59        (1,552)      (6,946)       (1,852)
                       ----   --------   -------       ---       -------      -------       -------
Total................  $157   $(17,605)  $(6,842)      $59       $(1,623)     $(6,901)      $(1,852)
                       ====   ========   =======       ===       =======      =======       =======

     The income tax provision (benefit) differs from the amounts determined by applying the statutory income tax rate as a result of the following:

                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                               YEAR ENDED            ----------------------   -------------------------
                       ---------------------------    MARCH 29,    APRIL 4,   JANUARY 3,    JANUARY 2,
                        1995      1996      1997        1997         1998        1998          1999
                       ------   --------   -------   -----------   --------   -----------   -----------
                                                     (UNAUDITED)              (UNAUDITED)   (UNAUDITED)
Income taxes at
  statutory rate.....  $2,640   $  6,706   $  (147)     $(13)      $(2,079)     $  (134)      $(4,179)
Reduction in
  valuation
  allowance..........  (2,000)   (25,894)   (2,996)                              (2,996)
State income taxes...     312        958       (21)       (1)         (197)         (20)         (597)
Lear Siegler net
  operating losses...                       (5,674)                              (5,674)
Other, principally
  permanent
  differences........    (795)       625     1,996        73           653        1,923         2,924
                       ------   --------   -------      ----       -------      -------       -------
Provision (benefit)
  for income taxes...  $  157   $(17,605)  $(6,842)     $ 59       $(1,623)     $(6,901)      $(1,852)
                       ======   ========   =======      ====       =======      =======       =======

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

     Items comprising Safelite's net deferred tax assets and liabilities are as follows:

                                        DECEMBER 28,   JANUARY 3,   APRIL 4,   JANUARY 2,
                                            1996          1998        1998        1999
                                        ------------   ----------   --------   -----------
                                                                               (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards....    $ 32,035      $ 52,471    $ 51,608    $ 68,095
  Differences between book and tax
     basis of inventories.............       2,530         3,993       3,770       3,919
  Reserves not currently deductible...      17,406        10,533      14,321       9,826
  Restructuring reserves..............                     9,862      12,549       4,835
  Deductible intangibles..............                     4,502          29          29
  Pension.............................       4,547         5,722       3,925       3,973
  Other...............................       2,738         2,340
  Difference between book and tax
     basis of property, plant and
     equipment........................                                 4,373       4,793
  Valuation allowance.................     (36,182)      (21,800)    (21,800)    (21,800)
                                          --------      --------    --------    --------
          Total.......................      23,074        67,623      68,775      73,670
                                          --------      --------    --------    --------
Deferred tax liabilities:
  Difference between book and tax
     basis of property, plant and
     equipment........................      (1,322)         (400)
                                          --------      --------    --------    --------
Net deferred tax asset................    $ 21,752      $ 67,223    $ 68,775    $ 73,670
                                          ========      ========    ========    ========

     A valuation allowance reduces the amount of deferred tax assets that management believes more likely than not will not be recognized. The valuation allowance is based on available information at the balance sheet date including historical earnings, net operating loss limitations and other factors which may impact Safelite's ability to realize the tax benefits.

     As part of the sale of Lear Siegler, Safelite obtained the right to use approximately $16,210 of previously unrecognized federal net operating loss carryforwards. In addition, deferred tax assets totaling $11,386 related to Lear Siegler, which had been fully reserved, were assigned to Lear Siegler in the sale transaction.

     At April 4, 1998, Safelite has net operating loss carryforwards for federal income tax purposes totaling approximately $112,000 which expire through 2017.

15.  EXTRAORDINARY ITEM

     During 1997 Safelite recorded an extraordinary loss of $2,835, net of income tax benefit of $1,890, as a result of expensing unamortized loan origination costs related to its 1996 credit facility and fees paid to the lenders of its new credit facility. In 1996, Safelite recorded an extraordinary loss of $500, net of income tax benefit of $344, for the unamortized loan origination fees related to the early repayment of another debt obligation.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS -- (CONTINUED)

16.  DISCONTINUED OPERATIONS

     In 1996, Safelite recorded income from discontinued operations of $1,706. This income was primarily the result of resolving, in 1996, various liability and tax issues associated with operating units of Lear Siegler which were discontinued in prior years. The following summarizes the significant items:

Settlement of liability issues.......................  $(25,500)
Adjustment of state tax contingencies................    19,606
Tax refund...........................................     7,600
                                                       --------
                                                       $  1,706
                                                       ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Vistar, Inc.:

     We have audited the accompanying consolidated balance sheets of VISTAR, INC. (formerly Globe Glass & Mirror Co. and successor of Windshields America, Inc.) (an Illinois corporation) AND SUBSIDIARIES as of March 31, 1996 and 1997, and the related consolidated statements of earnings (loss), stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vistar, Inc. and Subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

     The financial statements of Vistar, Inc. and Subsidiaries as of December 19, 1997, and for the nine-month periods ended December 21, 1996, and December 19, 1997, were not audited by us and, accordingly, we do not express an opinion on them.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
April 7, 1997 (except with respect to
the matter described in Note 15, as to
which the date is September 22, 1998)

                         VISTAR, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   MARCH 31,
                                                              -------------------    DEC. 19,
                                                                1996       1997        1997
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 13,438   $  3,016    $  4,942
  Marketable securities.....................................       700        750          --
  Trade accounts receivable, less allowance for doubtful
    accounts of $2,656, $3,733 and $14,002, respectively....    30,065     36,035      30,452
  Inventories...............................................    21,347     13,804       7,010
  Income tax refunds receivable and prepayments.............    11,682      3,958       3,808
  Prepaid expenses and other current assets.................     6,388      8,511       5,675
  Current maturities of notes receivable....................       972        677         452
  Deferred income taxes.....................................    14,802     10,969       4,684
                                                              --------   --------    --------
         Total current assets...............................    99,394     77,720      57,023
                                                              --------   --------    --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land......................................................       962        962         962
  Buildings and building improvements.......................     1,023      1,023       1,481
  Machinery and equipment...................................    13,657     20,077      20,143
  Leasehold improvements....................................    10,082     11,175      11,328
  Furniture and fixtures....................................     2,993      3,356       3,540
                                                              --------   --------    --------
                                                                28,717     36,593      37,454
  Less-Accumulated depreciation and amortization............     8,653     15,801      19,576
                                                              --------   --------    --------
  Property, plant and equipment, net........................    20,064     20,792      17,878
                                                              --------   --------    --------
OTHER ASSETS:
  Notes receivable, excluding current maturities............       800        800         125
  Deferred income taxes.....................................    11,739     11,722      16,787
  Intangible assets.........................................   157,791    148,417     144,119
  Other noncurrent assets...................................     6,645      2,374       6,605
                                                              --------   --------    --------
         Total other assets.................................   176,975    163,313     167,636
                                                              --------   --------    --------
                                                              $296,433   $261,825    $242,537
                                                              ========   ========    ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $  4,772   $  2,906    $  1,721
  Trade accounts payable....................................    23,584     18,639      19,581
  Other current liabilities.................................    34,436     35,125      26,108
                                                              --------   --------    --------
         Total current liabilities..........................    62,792     56,670      47,410
                                                              --------   --------    --------
LONG-TERM DEBT, excluding current maturities................    45,088     17,624      16,695
                                                              --------   --------    --------
PREFERENCE STOCK ($10 par value, 44,167 shares issued and
  outstanding)..............................................   176,250    176,250     132,023
                                                              --------   --------    --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value, 100,000 shares authorized;
    45,970 shares issued and outstanding (excluding
    preference shares)......................................       460        460         460
  Additional paid-in capital................................    78,857     78,857      78,857
  Accumulated deficit.......................................   (67,014)   (68,036)    (32,908)
                                                              --------   --------    --------
         Total stockholders' equity.........................    12,303     11,281      46,409
                                                              --------   --------    --------
                                                              $296,433   $261,825    $242,537
                                                              ========   ========    ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                         VISTAR, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
                                 (IN THOUSANDS)

                                      FOR THE YEARS ENDED MARCH 31      FOR THE NINE MONTHS ENDED
                                     ------------------------------   -----------------------------
                                       1995       1996       1997     DEC. 21, 1996   DEC. 19, 1997
                                     --------   --------   --------   -------------   -------------
                                                                               (UNAUDITED)
NET SALES..........................  $114,319   $172,821   $413,504     $318,762        $339,502
                                     --------   --------   --------     --------        --------
COST OF SALES:
  Materials........................    41,896     67,219    186,263      140,076         164,289
  Labor............................    17,604     27,104     75,242       56,970          71,151
  Vehicle..........................     5,074      6,058     12,209        9,861          11,740
  Occupancy........................     6,371      9,229     16,165       10,759          13,439
  Other............................    16,711     21,075     22,402       17,873          26,185
                                     --------   --------   --------     --------        --------
                                       87,656    130,685    312,281      235,539         286,804
                                     --------   --------   --------     --------        --------
     Gross profit..................    26,663     42,136    101,223       83,223          52,698
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES.........................    21,543     38,001     72,090       55,458          49,968
AMORTIZATION OF INTANGIBLE
  ASSETS...........................     3,285      5,001     13,371        9,558          10,162
NONRECURRING CHARGES...............        --         --      6,939        5,323             793
RESTRUCTURING CHARGES..............        --      9,532         --           --              --
                                     --------   --------   --------     --------        --------
  Operating income (loss)..........     1,835    (10,398)     8,823       12,884          (8,225)
                                     --------   --------   --------     --------        --------
INTEREST EXPENSE...................       (49)      (731)    (2,046)      (1,698)         (1,206)
INTEREST INCOME....................        --         98        437          327             600
                                     --------   --------   --------     --------        --------
  Income (loss) before income
     taxes.........................     1,786    (11,031)     7,214       11,513          (8,831)
(PROVISION) BENEFIT FOR INCOME
  TAXES............................      (175)     1,807     (8,236)      (8,416)           (268)
                                     --------   --------   --------     --------        --------
NET INCOME (LOSS)..................  $  1,611   $ (9,224)  $ (1,022)    $  3,097        $ (9,099)
                                     ========   ========   ========     ========        ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         VISTAR, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                             ADDITIONAL
                                   COMMON     PAID-IN      ACCUMULATED
                                   STOCK      CAPITAL        DEFICIT       TOTAL
                                   ------    ----------    -----------    --------
BALANCE, March 31, 1994..........   $ --      $42,229       $(59,401)     $(17,172)
  Conversion of amounts due to
     Belron into capital.........     --       20,000             --        20,000
  Net income.....................     --           --          1,611         1,611
                                    ----      -------       --------      --------
BALANCE, March 31, 1995..........     --       62,229        (57,790)        4,439
  Conversion of amounts due to
     Belron into capital.........     --       17,088             --        17,088
  Merger with Globe..............    460         (460)            --            --
  Net loss.......................     --           --         (9,224)       (9,224)
                                    ----      -------       --------      --------
BALANCE, March 31, 1996..........    460       78,857        (67,014)       12,303
  Net loss.......................     --           --         (1,022)       (1,022)
                                    ----      -------       --------      --------
BALANCE, March 31, 1997..........    460       78,857        (68,036)       11,281
  Preference stock dilution
     (unaudited).................     --           --         44,227        44,227
  Net loss (unaudited)...........     --           --         (9,099)       (9,099)
                                    ----      -------       --------      --------
BALANCE, December 19, 1997
  (unaudited)....................   $460      $78,857       $(32,908)     $ 46,409
                                    ====      =======       ========      ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         VISTAR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FOR THE YEARS ENDED MARCH 31      FOR THE NINE MONTHS ENDED
                                                     -----------------------------   -----------------------------
                                                      1995       1996       1997     DEC. 21, 1996   DEC. 19, 1997
                                                     -------   --------   --------   -------------   -------------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................  $ 1,611   $ (9,224)  $ (1,022)    $  3,097         $(9,099)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities --
    Depreciation...................................    2,160      3,183      6,198        4,009           5,260
    Amortization...................................    3,285      5,001     13,371        9,558          10,162
    Deferred income tax (benefit) provision........       --     (1,992)     5,543        1,741           1,220
    (Gain) loss on disposal of property, plant and
       equipment...................................      (97)       508         74          (27)              6
    Restructuring and other charges................       --      9,532         --           --              --
    Change in assets and liabilities, net of
       effects of business acquisitions --
       Trade accounts receivable...................     (105)    (4,676)    (5,468)      (1,983)          5,603
       Inventories.................................   (2,669)    (2,400)     7,910        3,886           6,851
       Prepaid expenses and other current assets...     (832)      (471)     6,931       13,168           3,215
       Trade accounts payable......................   (1,355)     3,802     (4,945)      14,776             851
       Other current liabilities...................   (2,268)    (5,039)     3,938       10,625          (6,747)
       Other.......................................      (40)    (4,387)     4,571        2,544          (3,557)
                                                     -------   --------   --------     --------         -------
         Net cash provided by (used in) operating
           activities..............................     (310)    (6,163)    37,101       61,394          13,765
                                                     -------   --------   --------     --------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale (purchase) of marketable securities.........       --       (700)       (50)          --             750
  Cash paid for businesses, net of cash acquired...   (3,181)   (10,728)    (7,156)      (7,153)         (1,622)
  Cash obtained in Merger..........................       --     15,014         --           --              --
  Purchases of property, plant and equipment.......   (3,248)    (4,583)    (8,042)      (6,061)         (3,553)
  Proceeds from sale of property, plant and
    equipment......................................      150        447         --           24              --
  Collections on notes receivable..................       --         28        381          123             219
                                                     -------   --------   --------     --------         -------
         Net cash used in investing activities.....   (6,279)      (522)   (14,867)     (13,067)         (4,206)
                                                     -------   --------   --------     --------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in revolving line of credit...........       --     19,869    (25,869)     (28,269)         (7,633)
  Payments on long-term debt.......................     (114)    (1,409)    (4,462)          --              --
  Net increase (decrease) in payable to Belron.....    6,907       (381)    (2,325)          --              --
                                                     -------   --------   --------     --------         -------
         Net cash provided by (used in) financing
           activities..............................    6,793     18,079    (32,656)     (28,269)         (7,633)
                                                     -------   --------   --------     --------         -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................      204     11,394    (10,422)      20,058           1,926
CASH AND CASH EQUIVALENTS, beginning of period.....    1,840      2,044     13,438       13,438           3,016
                                                     -------   --------   --------     --------         -------
CASH AND CASH EQUIVALENTS, end of period...........  $ 2,044   $ 13,438   $  3,016     $ 33,496         $ 4,942
                                                     =======   ========   ========     ========         =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for --
    Interest.......................................  $    11   $    613   $  2,092     $    237         $ 1,129
    Income taxes...................................      122        895     10,319        3,498             475

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         VISTAR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

1.  ORGANIZATION AND PRESENTATION

     Windshields America, Inc., together with its subsidiaries ("Windshields"), was a wholly owned subsidiary of Belron (USA) BV ("Belron") through February 29, 1996. On that date, Windshields merged with and into Globe Glass & Mirror Co. ("Globe") with Belron retaining a 51% ownership interest in the merged entity (the "Merger"). The previous stockholders of Globe obtained a 49% ownership interest in the merged entity. The common stock of Globe survived the Merger; Windshields' common stock was canceled and retired. The Merger was accounted for as a reverse acquisition in accordance with the purchase method of accounting with Windshields as the deemed acquirer. Pursuant to such accounting, each of the 50,000 shares of Windshields common stock ($.001 par value) outstanding as of the Merger date were exchanged for approximately .9194 shares of newly issued Globe common stock ($10 par value) resulting in Belron owning 51% of the merged entity. The merged entity originally retained the name of Globe Glass & Mirror Co. but later changed its name to Vistar, Inc. The accompanying consolidated financial statements include the accounts of Windshields through the Merger date and of the merged entity thereafter. All significant intercompany accounts and transactions have been eliminated in consolidation. As used herein, the "Company" refers to Windshields through February 29, 1996, and the merged entity and its subsidiaries thereafter.

     The Company's business consists primarily of the replacement and repair of automotive glass throughout the United States. A significant portion of the Company's sales are to customers in the insurance industry.

     In the opinion of management, the financial statements as of December 19, 1997, and for the nine months ended December 21, 1996, and December 19, 1997, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the financial position and results of operations for the periods then ended. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year. All interim numbers presented herein are unaudited.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of short-term liquid investments. Outstanding balances of the Company's controlled disbursement accounts are included in trade accounts payable ($9,324, $7,155 and $8,051 at March 31, 1996, March 31, 1997,
and December 19, 1997, respectively). Restricted cash, held in escrow accounts for insurance purposes and in support of certain indebtedness, amounted to $5,717, $1,655 and $1,393 as of March 31, 1996, March 31, 1997, and December 19,
1997, respectively, and is classified as other noncurrent assets.

MARKETABLE SECURITIES

     Marketable securities consisted of fixed income securities with original maturities of less than one year and were carried at amortized cost, which approximated fair market value, as the Company had the ability and intent to hold them to maturity.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

INVENTORIES

     All inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value) and consist primarily of replacement glass. In 1997, the Company entered into an agreement to purchase a substantial portion of its glass inventory from one supplier. The provisions of this agreement allow the Company to maintain lower inventory levels.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost which, for such assets acquired in a business combination, represents the estimated fair value of such assets at their acquisition date. Major renewals and betterments which extend the useful life of an asset are capitalized; routine maintenance and repairs are expensed as incurred. Upon the sale or retirement of these assets, the related gross cost and accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings.

     Depreciation and amortization of property, plant and equipment are computed using the straight-line method for financial reporting purposes based on the following estimated useful lives:

CLASSIFICATION                                        PERIOD
--------------                                    --------------
Building and building improvements............    10 to 40 years
Machinery and equipment.......................     2 to 10 years
Leasehold improvements........................     Over the life
                                                    of the lease
Furniture and fixtures........................     5 to 10 years

INTANGIBLE ASSETS

     The excess cost over the fair value of net assets acquired in the Merger is being amortized on a straight-line basis over 20 years. Other such excess costs, resulting from various acquisitions of smaller glass replacement and repair businesses, are being amortized on a straight-line basis over five or ten years. After an acquisition, the Company continually reviews whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of such excess costs may warrant revision or that the remaining balance may not be recoverable. If events and circumstances indicate that excess costs related to a particular business should be reviewed for possible impairment, the Company uses projections to assess whether future operating income of the business on a nondiscounted basis is likely to exceed the amortization of such excess costs over its remaining life, to determine whether a write-down to recoverable value is appropriate. Should an impairment be identified, a loss would be reported to the extent that the carrying value exceeds the fair value of that goodwill as determined by valuation techniques available in the circumstances.

     Other intangible assets (with a net recorded value of $3,917, $3,763 and $4,957 as of March 31, 1996, March 31, 1997, and December 19, 1997,
respectively) include the costs of noncompete agreements with certain previous owners of businesses acquired by Globe

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

prior to the Merger, costs associated with the acquisition of customer lists and costs incurred in obtaining trade names. Such costs are being amortized on a straight-line basis over five years, except for costs of noncompete agreements which are amortized over the term, not to exceed seven years, of the agreements. Accumulated amortization of all intangible assets as of March 31, 1996, March 31, 1997, and December 19, 1997, amounted to $18,480, $31,851 and $42,013, respectively.

ADVERTISING COSTS

     The Company's yellow pages advertising qualifies as direct response advertising and therefore the Company capitalizes such advertising costs and amortizes the expense over the period in which the benefits are expected (the life of the publication), which is generally one year or less. Advertising costs of $2,399, $2,287 and $2,572 were reported as prepaid expenses as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. Total advertising expense was $2,007, $2,894, $5,156, $3,548 and $4,873 in fiscal 1995, fiscal
1996, fiscal 1997 and the nine months ended December 21, 1996, and December 19, 1997, respectively.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION

     Revenue is recognized when the replacement or repair service is performed.

NEW ACCOUNTING PRONOUNCEMENTS

     In July, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Management is currently evaluating the provisions of this statement to determine its impact upon current reporting. Both SFAS No. 130 and SFAS No. 131 will be adopted by the Company by fiscal year 1999.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

     In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Cost of Start-up Activity" ("SOP 98-5"). SOP 98-5 establishes the standard on the financial reporting of start-costs and organization cost. SOP 98-5 requires costs of start-up activities and organization cost to be expensed as incurred. Management is currently evaluating the provisions of this statement to determine its impact upon current reporting. SOP 98-5 will be adopted by the Company by fiscal year 1999.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In addition, certain prior-year amounts have been reclassified to conform with current-year presentation.

3.  ACQUISITIONS

     Based on independent appraisals of Globe, the purchase price paid in the Merger by Windshields was determined to be $176,250. In connection with the Merger, the Company and its stockholders entered into various agreements which stipulate a dividend policy and certain stockholder rights, including put and call provisions on the shares retained by the Globe shareholders. Such put options provide that the Globe shareholders, solely at their option, could put their entire common stock holdings to the Company, or in certain circumstances, to Belron for the greater of the Company's Market Value, as defined, and a preestablished minimum after the one year anniversary of the Merger. Accordingly, such shares have been classified as Preference Stock outside of stockholders' equity. Any changes in the minimum value of the putable shares are reflected as an adjustment to Preference Stock on the Company's balance sheet with an offsetting adjustment in Accumulated Deficit. Market value, as of March 31, 1997, based on a determination by the shareholders, had not changed since the Merger. However, based on the Market Value of the Company implied in the December 19, 1997, merger of the Company with and into Safelite Glass Corp. ("Safelite"), as described in Note 14, the value of the putable shares was reduced by $44,227 as of December 19, 1997.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The Merger purchase price was allocated to Globe's net assets as follows:

Cash...............................................    $ 15,014
Trade accounts receivable..........................      14,865
Inventories........................................       8,627
Income tax refunds receivable......................      11,682
Other current assets...............................       7,955
Property, plant and equipment......................      10,982
Intangible assets..................................     137,217
Other assets.......................................      23,931
Trade accounts payable.............................     (12,865)
Other current liabilities..........................     (22,158)
Long-term debt.....................................     (19,000)
                                                       ========

     Included in the above allocation are $22,403 of deferred tax assets related to Windshields which had been fully reserved before the Merger and are further described in Note 8. Additionally, as a condition of the Merger, Belron converted $17,088 of advances loaned to the Company into permanent capital during fiscal 1996. Advances due to Belron are non-interest bearing.

     Also, during fiscal 1995, fiscal 1996 and fiscal 1997, the Company acquired the net assets and businesses of several companies in purchase transactions for aggregate purchase prices of approximately $5,056, $20,461 and $8,492, respectively. During the nine months ended December 21, 1996, and December 19, 1997, the Company acquired the net assets and businesses of several companies in purchase transactions for aggregate purchase prices of approximately $8,492 and $2,298, respectively. These acquisitions were not material to the Company.

     All of the above acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the related assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Certain allocations have been, or may be, adjusted based on more current available information. Future adjustments, if any, will be made prior to the one year anniversary of the related acquisition and are not expected to be material. Operating results of acquired businesses have been included in the consolidated financial statements from the date of acquisition.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The following table summarizes the composition of the acquisitions described above and consideration paid therefore:

                             YEARS ENDED MARCH 31            NINE MONTHS ENDED
                          --------------------------   -----------------------------
                           1995      1996      1997    DEC. 19, 1997   DEC. 21, 1996
                          ------   --------   ------   -------------   -------------
                                                                (UNAUDITED)
Merger value............  $   --   $176,250   $   --      $   --          $   --
Cash paid or withheld
  pending collection of
  acquired accounts
  receivable............   2,886     11,292    7,491       7,491           1,823
Notes issued to
  sellers...............   2,170      9,169    1,001       1,001             475
                          ------   --------   ------      ------          ------
     Total
       consideration....   5,056    196,711    8,492       8,492           2,298
Assets acquired.........   4,182    252,361    9,204       9,204           2,389
                          ------   --------   ------      ------          ------
Liabilities assumed.....  $  874   $ 55,650   $  712      $  712          $   91
                          ======   ========   ======      ======          ======

4.  RESTRUCTURING AND NONRECURRING CHARGES

     In conjunction with the Merger, the Company recorded a restructuring charge of $9,532 and an additional $3,966 reserve in purchase accounting primarily for the closure of duplicative Windshields and Globe stores, warehouses and offices and for the estimated costs related to the concurrent decisions to change the Company's name (ultimately to Vistar, Inc.) and to change from a procurement practice of warehousing inventory to a vendor-managed inventory program. Estimated closure costs included (a) $2,371 for the severance of approximately 220 store, warehouse and corporate office employees, (b) $3,010 for future noncancelable rental payments for facilities subsequent to the date of their respective closure, (c) $1,199 for the write-off of abandoned assets and (d) $3,570 for various other related costs necessary for or resulting from the closure of the facilities, such as legal and brokerage fees to terminate and/or sublet leases and building restoration costs.

     Costs to tear down facility signs with the Windshields and Globe names ($500) and the estimated undepreciated carrying value of such signs ($645) were also reserved. Based on the larger size of the merged company, management elected to discontinue the warehousing of inventory prior to its shipment to Company-owned stores. A program was established whereby certain vendors were awarded a substantial portion of the Company's procurement requirements in exchange for delivery directly to the stores. These vendors would acquire the inventory at the Company's warehouses as the first step in implementing this program. A $1,135 reserve was established for the estimated difference between the aggregate carrying value and the bulk (versus retail) price that these vendors would pay for this inventory. Additionally, the carrying value ($1,068) of certain computer software systems under development by Windshields at the time of the Merger was reserved as management elected to convert the Windshields operations onto the Globe systems.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

     Total noncash charges, representing asset write-offs, were $4,047. By December 19, 1997, all affected facilities were closed and all affected employees were terminated. Actual severance, rental payments and other costs were not materially different than those estimated when the reserves were established.

     In addition to the costs described above, the Company incurred $6,939, $5,323 and $793 of nonrecurring costs in fiscal 1997 and the nine-month periods ended December 21, 1996, and December 19, 1997, respectively, related to the integration of the Windshields and Globe businesses, the identification of the new name and the implementation of the vendor-managed inventory program. Such costs included various consulting fees, temporary services fees, moving, relocation and other costs. No such future nonrecurring costs are anticipated.

5.  NOTES RECEIVABLE

     A summary of notes receivable is as follows:

                                             MARCH 31
                                         ----------------
                                          1996      1997     DEC. 19, 1997
                                         ------    ------    -------------
                                                              (UNAUDITED)
Note receivable related to sale of a
  Globe subsidiary, due on demand, plus
  interest at 10% to 14.4%.............  $  833    $  563        $455
Notes receivable from officers and
  employees with interest at various
  amounts..............................      14        33          --
Other notes receivable, primarily with
  interest at 5% to 10%................     925       881         122
                                         ------    ------        ----
Total notes receivable.................   1,772     1,477         577
Less -- Current maturities.............     972       677         452
                                         ------    ------        ----
  Due by 1999..........................  $  800    $  800        $125
                                         ======    ======        ====

     The carrying value of these notes receivable approximate their estimated fair market value based on their interest rates and near-term maturities.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

6.  OTHER CURRENT LIABILITIES

     A summary of other current liabilities is as follows:

                                            MARCH 31
                                       -------------------
                                         1996       1997      DEC. 19, 1997
                                       --------    -------    -------------
                                                               (UNAUDITED)
Salaries and wages...................  $ 8,483     $ 4,711       $ 4,266
Vacation.............................    3,501         964            50
Restructuring........................   13,100       5,695         1,075
Customer rebates.....................    3,350       9,796         5,275
Other................................    6,002      13,959        15,442
                                       -------     -------       -------
          Total other current
             liabilities.............  $34,436     $35,125       $26,108
                                       =======     =======       =======

7.  FINANCING ARRANGEMENTS

     On March 31, 1996, the Company had two lines of credit, a temporary unsecured demand loan providing for borrowings of $50,000 and a $10,000 credit line secured by receivables and inventory that had been superseded and limited to zero borrowings by the demand loan but not canceled. Outstanding borrowings on the demand loan bore interest of LIBOR plus 0.5% or, at the Company's discretion, the bank's prime rate (averaging 8.25% at March 31, 1996). The demand loan had no significant covenants. Aggregate borrowings on the demand loan as of March 31, 1996, were $38,869.

     Subsequent to March 31, 1996, the $10,000 credit line was canceled. On May 9, 1996, the demand loan was replaced by a credit facility allowing aggregate borrowings of $50,000 until March 31, 1998, after which maximum borrowings were required to be reduced by $5,000 each April 1 down to $35,000 and paid in full by May 9, 2001. Pursuant to this refinancing, the outstanding borrowings on the demand note as of March 31, 1996, were classified as long term. Borrowings on the credit facility bore interest at LIBOR plus applicable margin or, at the Company's discretion, the bank's prime rate (averaging 6.4% at December 18, 1997). The covenants under the agreement required the Company to maintain, among other things, minimum profitability, liquidity and net worth levels. Aggregate borrowings under this credit line were $13,000 as of March 31, 1997. In connection with the December 19, 1997, merger of the Company with and into Safelite, as described in Note 14, the Company's borrowings under this line of credit were paid off by Safelite on December 18, 1997. The amount paid on behalf of the Company, including accrued interest, was $11,597.

     The Company also has various unsecured notes payable related to acquisitions, with interest rates ranging from 6.4% to 8.33%, and prime plus 1.0% which totaled $10,991 (current maturity $4,772), $7,530 (current maturity $2,906) and $6,216 (current maturity $1,371) as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. Principal payments on this debt are due in various increments through September, 2003. As of December 19, 1997, the Company was in compliance with all the covenants governing its indebtedness.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

     Based upon borrowing rates currently available to the Company for borrowings with similar terms and maturities, the fair value of the Company's debt was approximately equal to its carrying value as of March 31, 1996, March 31, 1997, and December 19, 1997.

     The aggregate maturities of long-term debt as of March 31, 1997, are as follows:

Year ending March 31 --
1998................................    $ 2,906
1999................................      1,010
2000................................         --
2001................................      1,200
2002................................     14,200
Thereafter..........................      1,214
                                        -------
                                        $20,530
                                        =======

     The Company had letters of credit outstanding totaling $10,312, $8,621 and $0 as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. These letters of credit were issued primarily to guarantee various promissory notes and insurance activities.

8. INCOME TAXES

     Components of the (provision) benefit for income taxes are as follows:

                               YEAR ENDED MARCH 31            NINE MONTHS ENDED
                             ------------------------   -----------------------------
                             1995     1996     1997     DEC. 21, 1996   DEC. 19, 1997
                             -----   ------   -------   -------------   -------------
                                                                 (UNAUDITED)
Currently payable --
  Federal..................  $(132)  $ (168)  $(1,870)     $(5,465)        $    --
  State....................    (43)     (17)     (823)      (1,210)            952
  Deferred.................     --    1,992    (5,543)      (1,741)         (1,220)
                             -----   ------   -------      -------         -------
                             $(175)  $1,807   $(8,236)     $(8,416)        $  (268)
                             =====   ======   =======      =======         =======

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

     The principal items comprising the difference between income taxes on the income (loss) before income taxes computed at the federal statutory rate and the actual (provision) benefit for income taxes are as follows:

                               YEAR ENDED MARCH 31            NINE MONTHS ENDED
                            -------------------------   -----------------------------
                            1995     1996      1997     DEC. 21, 1996   DEC. 19, 1997
                            -----   -------   -------   -------------   -------------
                                                         (UNAUDITED)
Tax benefit (expense)
  computed at the
  statutory rate..........  $(607)  $ 3,751   $(2,453)     $(3,914)        $ 3,003
Nondeductible amortization
  of excess costs.........   (779)     (530)   (2,503)      (1,890)         (1,858)
State income taxes, net of
  federal benefit.........    (45)      416      (964)        (875)            (37)
Change in valuation
  allowance...............  1,316    (1,298)       --           --              --
Other.....................    (60)     (532)   (2,316)      (1,737)         (1,376)
                            -----   -------   -------      -------         -------
                            $(175)  $ 1,807   $(8,236)     $(8,416)        $  (268)
                            =====   =======   =======      =======         =======

     The tax effects of temporary differences that give rise to significant portions of deferred income tax benefits (obligations) are as follows:

                                           MARCH 31,
                                       ------------------
                                        1996       1997      DEC. 19, 1997
                                       -------    -------    -------------
                                                              (UNAUDITED)
Allowance for doubtful accounts......  $ 1,154    $ 1,027       $ 5,500
Inventory bases differences..........    1,863        848           540
Property, plant and equipment bases
  differences........................      552        948          (191)
Intangible assets bases
  differences........................    2,034      3,548         4,502
Accrued vacation.....................    1,322         64            20
Accrued rent.........................      742        944           572
Accrued insurance....................    1,064        940         2,460
Restructuring reserve................    5,568      2,278           430
Alternative minimum tax credit
  carryforwards......................      247        274           483
Net operating loss carryforwards.....   14,417     10,353        10,244
Valuation allowances.................   (1,693)        --            --
Other, net...........................     (729)     1,467        (3,089)
                                       -------    -------       -------
          Total net deferred income
             tax benefits............  $26,541    $22,691       $21,471
                                       =======    =======       =======

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

     In the accompanying consolidated balance sheet, these net deferred income tax benefits are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting. A deferred income tax obligation or benefit that is not related to an asset or liability for financial reporting, including deferred income tax assets related to carryforwards, are classified according to the expected reversal date of the temporary difference.

     As of the date of the Merger, Windshields had net deferred income tax assets of $22,403, primarily due to net operating loss carryforwards. All such assets were fully offset by a valuation allowance. Based on Windshields' historical operating results, management concluded that realization of any benefit from these income tax assets was not reasonably assured. However, due to the merger with Globe and based on its historical operating results and the Company's forecast of future operating results, management has concluded that the Company will likely realize the benefit of these deferred income tax assets. Accordingly, the valuation allowance of $22,403 was eliminated and, pursuant to purchase accounting, the resulting net deferred income tax assets were considered as additional assets acquired in the Merger.

     In addition to these carryforwards, the Company has recorded net operating loss carryforwards attributable to Globe which relate to taxable losses in the period just prior to the Merger. These taxable losses also created $11,682 of federal and state income tax refunds from net operating loss carrybacks which were recorded as receivables by the Company as of March 31, 1996, and substantially collected in fiscal 1997. The net operating losses which could not be carried back are subject to various state limitations and accordingly, the Company had established a valuation allowance against such carryforwards. However, during fiscal 1997, it was determined that such limitations would not impair the realizability of these carryforwards and accordingly, the related valuation allowance was reversed.

     The remaining net federal operating losses of the Company as of December 19, 1997, aggregate to $25,780 and expire, if unutilized, in various increments from 2004 to 2007. Utilization of such carryforwards in any particular year may be limited under current income tax regulations regarding changes in ownership.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible subject to the limitations noted above. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the benefit of its deferred tax assets, the Company will need to generate substantial future taxable income. Taxable income for the fiscal years ended March 31, 1996 and 1997, was $7,873 and $11,461, respectively (before the effect of net operating loss carryforwards). Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these unreserved deductible differences.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

9.  PROFIT-SHARING/401(k) PLAN

     Through December 31, 1996, the Company had two defined contribution 401(k) profit-sharing plans covering substantially all Windshield employees who had completed 90 days of service and all Globe nonunion employees. Employees were allowed to make contributions to the 401(k) plans up to certain specified limits. The Company matched the employee contributions at specified rates up to certain percentages of the employee's compensation. These plans were merged into a single plan, with similar provisions, effective January 1, 1997. The Company contributed approximately $254, $255, $596, $418 and $468 to these 401(k) plans during fiscal 1995, fiscal 1996, fiscal 1997 and the nine months ended December 21, 1996, and December 19, 1997, respectively.

10.  OTHER RELATED-PARTY TRANSACTIONS

     Prior to the Merger, Belron's parent charged the Company a fee equal to 0.5% of net sales for management services. Such charges amounted to $574 and $744 during the years ended March 31, 1995 and 1996. Concurrent with the Merger, the management fee for such services was changed to $1,000 annually, plus expenses incurred by Belron's parent in providing such services. Under this arrangement, $80 was charged to the Company during the month ended March 31, 1996, $1,000 was charged during the year ended March 31, 1997 ($750 through December 21, 1996), and $780 for the nine months ended December 19, 1997. The arrangement was scheduled to be terminated on the fifth anniversary of the Merger unless otherwise extended by agreement of the stockholders.

     The amount due to Belron at March 31, 1996, was $2,574 (included in other current liabilities). Such amounts were not material at March 31, 1997, or December 19, 1997. In addition, since the Merger, the Company had a receivable in the amount of $3,050 from a significant shareholder of the Company. This receivable is due in accordance with the terms of the original Merger agreement. Interest accrued and unpaid on this receivable amounted to $400 as of December 19, 1997.

11.  LEASE COMMITMENTS

     The Company leases certain of its operating facilities, offices and equipment under long-term operating leases. Certain leases require the payment of property taxes, insurance and maintenance and contain certain escalation provisions and renewal options. The Company also leases vehicles under master leases which typically contain three-year lease terms and expects to renew or replace vehicle leases as they mature. At March 31, 1997,

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

the Company's commitments under leases with noncancelable terms of more than one year are as follows:

Year ending March 31 --
  1998..............................    $13,405
  1999..............................     10,583
  2000..............................      7,925
  2001..............................      5,187
  2002..............................      2,967
  Thereafter........................      4,134
                                        -------
                                        $44,201
                                        =======

     Total rent expense was approximately $8,436, $9,519 and $15,864 for the years ended March 31, 1995, 1996 and 1997, respectively, and $10,084 and $10,783 for the nine months ended December 21, 1996, and December 19, 1997, respectively.

12.  SIGNIFICANT CUSTOMER

     Revenues from a significant customer of the Company were approximately $9,000 and $124,000 for the years ended March 31, 1996 and 1997, respectively, and $111,000 and $117,000 for the nine months ended December 21, 1996, and December 19, 1997, respectively. Trade accounts receivable related to this significant customer were $6,580, $7,788 and $6,615 as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. As this customer was a significant customer of Globe, the revenue amount listed above for fiscal 1996 primarily reflects one month's activity. Approximately 47% in fiscal 1995, 69% in fiscal 1996, 70% in fiscal 1997 (61% through December 21, 1996) and 67% for the nine months ended December 19, 1997, of total sales were derived from customers in the insurance industry. The Company's exposure to credit risk is mitigated by the financial strength of its insurance company customers and the number of such customers.

13.  CONTINGENCIES

     The Company is involved in various legal actions arising in the ordinary course of business. The liabilities, if any, associated with these matters are not determinable as of December 19, 1997. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

14.  SUBSEQUENT EVENT (UNAUDITED)

     Effective December 19, 1997, the Company consummated a merger with Safelite in a transaction which was accounted for under the purchase method of accounting as an acquisition of the Company by Safelite. Stockholders of the Company received cash, common and preferred shares of Safelite (aggregating to approximately $269,434) in exchange for 100% of the outstanding common and preference shares of the Company.

                         VISTAR, INC. AND SUBSIDIARIES

                         (DOLLAR AMOUNTS IN THOUSANDS)

Certain provisions related to the preference shares were amended to facilitate the merger, and such shares are no longer putable to or callable by the combined company. The Company had incurred $1,899 of transaction costs as of December 19, 1997. As Safelite will reimburse the Company for such costs, the Company recorded this amount as an intangible asset.

15.  SUBSEQUENT EVENT

     On September 22, 1998, Safelite resolved a dispute with a customer regarding certain billings made to the customer by the Company prior to the Vistar Merger. On June 25, 1998, following a review of contract terms, the customer had advised Safelite of its dispute and had provided Safelite with a preliminary estimate of the disputed amount. The ultimate resolution included a refund from Safelite to the customer of $4.6 million. This refund is not reflected in the accompanying financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SAFELITE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  $55,000,000

                              SAFELITE GLASS CORP.

                      9 7/8% SERIES D SENIOR SUBORDINATED
                                 NOTES DUE 2006

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                 April 21, 1999

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